Form 10KSB40, Exhibit 13
period 1998-09-30
QUITMAN BANCORP INC
filed 1998-12-28
CIK 1051850

EXHIBIT 13

                              QUITMAN BANCORP, INC.

                                  ANNUAL REPORT
                               For the Year Ended
                               September 30, 1998

                              QUITMAN BANCORP, INC.
                                  ANNUAL REPORT



                                TABLE OF CONTENTS



Letter to Stockholders......................................................   1


Company Information.........................................................   2


Common Stock Information....................................................   2


Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................................   4


Independent Auditors' Report................................................  16


Consolidated Financial Statements...........................................  17


Notes to Consolidated Financial Statements..................................  21


Office Locations and Other Corporate Information............................  40

                             QUITMAN BANCORP, INC.
                            100 West Screven Street
                                  P.O. Box 592
                             Quitman, Georgia 31643

                            Telephone (912) 263-7538



December 15, 1998

Dear Fellow Stockholders:

This is the first annual stockholders' report for Quitman Bancorp, Inc., the holding company for Quitman Federal Savings Bank. The bank completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in April 1998.

The conversion generated $6.2 million of new capital, of which $3.1 million was contributed to the bank, whose capital ratios already significantly exceeded all minimum federal regulatory requirements. The remainder of the new capital was retained by the company. The bank's financial safety and soundness is the result of many years of conservative management.

We believe the company is well positioned to meet tomorrow's challenges and demands as a community savings bank, and we look forward to the future with enthusiasm and optimism. Our new main office is under construction and should be completed in April 1999. With this new office we will provide even more service to the communities we serve. We have a loyal customer base, a dedicated board of directors and an excellent staff who recognize the importance of quality service. We will continue to focus on what we do best. These have been the key ingredients to our profitability and growth for 60 years and will continue to shape our future.

While we are pleased with the response to our stock offering, the resulting consolidated equity in the Company is approximately 20.2% of total assets at September 30, 1998. Consequently, in the years ahead capital management will be one of our greatest challenges. We are also aware of the recent declines in the stock market and how it has affected the price of company stock. As fellow stockholders, we, like you, are not pleased with the current stock price. While we can't control the stock market, we can continue to run the bank and trust that our stock price will increase in the future because of the actions we take now. Our construction of a new office and our increased construction lending are some examples of this.

Your board of directors and management are committed to protecting and enhancing the value of your investment in the company. To do so, we are challenged to continue delivering high quality services to our customers and community. We appreciate the confidence, support, and loyalty of our customers, employees, and stockholders.

Sincerely,

/s/Melvin E. Plair                                         /s/Claude R. Butler
Melvin E. Plair                                            Claude R. Butler
President and CEO                                          Chairman of the Board

                              QUITMAN BANCORP, INC.

Company Information

Quitman Bancorp, Inc. (the "Company") is a Georgia-chartered corporation organized at the direction of Quitman Federal Savings Bank (the "Bank") in connection with the Bank's conversion from a mutual to stock form of organization (the "Conversion"). On April 2, 1998, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided the Bank retains a specified amount of its assets in housing-related investments.

Because the Company owns the Bank and most of the income and operations that are being reported are those of the Bank, in this report references to "we," "us," and "our" refer to the Company and the Bank.

The Bank is a federally chartered stock savings bank that commenced business in 1936. The Bank examined and regulated by the Office of Thrift Supervision ("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of the 12 regional banks in the FHLB System.

We are located in Quitman, which is in the center of the southern part of Georgia, approximately 15 miles west of Valdosta and Interstate 75 and 10 miles north of the Florida border. Our market area is Brooks county (in which Quitman is located) as well as parts of Lowndes county, both of which are in Georgia. Our market area is based primarily on agricultural goods such as cotton, peanuts, corn and tobacco and dairy products.

We attract deposits from the general public and use these deposits primarily to originate residential loans. Our principal sources of funds for lending activities are deposits, Federal Home Loan Bank borrowings and the amortization, repayment, and maturity of loans and investment securities. We do not rely on brokered deposits. Principal sources of income are interest on loans and investment securities. Our principal expense is interest paid on deposits.

Common Stock Information

Since its issuance in April 1998, our common stock ("Common Stock") has been traded in the over-the-counter market with quotations available through the OTC Bulletin Board (symbol: QTMB). The following table reflects high and low bid quotations as published by Charles Schwab & Co. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

     Date                                          High                Low
     ----                                         -------            -------



     April 2, 1998 to June 30, 1998               $15.125            $12.000

     July 1, 1998 to September 30, 1998            13.250              9.000



The number of shareholders of record of Common Stock as of September 30, 1998, was approximately 185, exclusive of the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 30, 1998, there were 661,250 shares issued and outstanding. Our ability to pay dividends to stockholders is primarily dependent upon the dividends we receive from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if that dividend would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS. We have not paid any dividends on the Common Stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         We may from time to time make written or oral "forward-looking statements", including statements contained in our filings with the Securities and Exchange Commission, in our reports to stockholders and in our other communications, which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements involve risks and uncertainties, such as statements of our plans, expectations, and estimates that are subject to change based on several factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from the plans, expectations, and estimates expressed in our forward-looking statements: the strength of the United States economy and the strength of the local economies in which we operate; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by customers, including the features and pricing compared to competitors' products and services; the willingness of customers to substitute our products and services for those of our competitors; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, and securities); technological changes, acquisitions; changes in consumer spending and saving habits; and our success in dealing with these factors.

         This list of factors is not exclusive. We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing cost. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Market Risk Analysis

         Asset/Liability Management. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value. We also use this information to analyze the risk that changes in market interest rates will have on our operations. Part of this analysis of market risk is made by estimating how our operations would be affected by instantaneous changes in market interest rates.
We discuss these estimates under "Net Portfolio Value."

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As described in the following paragraph, our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining liquid assets in excess of regulatory minimums for material and prolonged changes in interest rates. At September 30, 1998, our liquid asset ratio was 13.98%.

         We originate fixed rate real estate loans which approximated 90.2% of our loan portfolio at September 30, 1998. To manage the interest rate risk of this type of loan portfolio, generally we limit maturities of fixed rate loans to no more than 5 years and maintain a portfolio of liquid assets. Our liquid assets include cash and cash equivalents and investment securities available-for-sale. At September 30, 1998, these liquid assets totalled $6.0 million, which was more than 16.9% of our total liabilities of $35.5 million. We maintain these liquid assets to protect us in the event market interest rates rise and we experience losses because we are paying more for our liabilities than we are earning on our assets. If this happens, we may need liquid assets to continue paying our liabilities and to continue operating with required capital levels. However, maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. In the past several years we have increased the size of our construction lending portfolio through, in part, the use of short term borrowings from the FHLB. Construction loans have a shorter duration than most of our other loans and this type of lending and borrowing has somewhat reduced our interest rate risk. At September 30, 1998, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 3 years and the average weighted term of our deposits was slightly less than 15 months. In the future, we may begin funding parts of loans originated by other financial institutions as a way of increasing our interest rate spread. However, these loan participations and the method we use to fund them may result in additional interest rate risk as well, as possibly, credit risk.

         Net Portfolio Value. In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, we now receive computations of amounts by which our net interest income over the next 12 months ("NII") would change in the event of assumed changes in market interest rates. We use this information to analyze the risk we face from changes in market interest rates. We also analyze market risk in managing our assets and liabilities. See "Asset/Liability Management." These computations indicate to us how the net present value of our cash flow from assets, liabilities and off balance sheet items (our net portfolio value or "NPV") would change in the event of assumed changes in market interest rates. These computations estimate the effect on our NII from instantaneous and permanent increases and decreases in market interest rates. In our interest rate risk management policy we have set maximum decreases in NII and NPV that we would be willing to tolerate under these assumed conditions. In addition, we have also received computations of how these assumed conditions would impact our NPV.



                             Board Limit of a
                           Percentage Change In                     Change in NPV
                           --------------------           --------------------------------
                                                             Dollars
                              NII         NPV             (in thousands)       Percentages
         Changes           --------     -------           --------------       -----------
        in Market
    Interest Rates(1)
    -----------------
     (basis points)

            +400              -60%       -65%               -$1,569             -25.77%

            +300              -60%       -60%               -$1,200             -19.71%

            +200              -40%       -40%               -$  816             -13.40%

            +100              -20%       -25%               -$  416              -6.83%

            -100              -25%       -25%                $  428               7.03%

            -200              -40%       -40%                $  952              15.63%

            -300              -50%       -50%                $1,564              25.69%

            -400              -60%       -60%                $2,204              36.20%


--------------------
(1)      100 basis points equals 1%.

         Because most of our loans have a longer term than most of our deposits, the computation of the impact on our net income indicated we would earn more income if interest rates were to fall and we would earn less income if interest rates were to rise. Specifically, the computation of an instantaneous and permanent 200 basis point decrease in market interest rates indicated an approximately 20% increase in estimated pre-tax income. The computation of an instantaneous and permanent 200 basis point increase in market interest rates indicated an approximately 10% decrease in estimated pre-tax income. Both of these computations (1) were based on financial information at September 30, 1998, (2) assumed net income over the 12 months following September 30, 1998 and
(3) resulted in financial results within the guidelines shown in the table above. These computations assumed that certain types of our loans, securities, and deposit accounts would have certain interest rates during the 12 month period. For example, our savings and NOW accounts were assumed to yield no more than 5.25% and our consumer loans and fixed rate mortgage loans were assumed to yield 9.25% and 8.75%, respectively. The use of different assumptions would also result in different results.

         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates, assuming rates remain stable, to have a material adverse effect on our NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates resulting in specific interest rates for our various investment securities, loan portfolios and liabilities. These assumptions also include estimates of other components of our income and the duration of certain of our investment securities as well as prepayments, deposit run-offs and growth rates and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations discussed above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors reviews our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

         Total consolidated assets increased $5.3 million, or 13.5% to $44.5 million at September 30, 1998, from $39.2 million at September 30, 1997. The increase in total assets reflects a $3.1 million increase in loans receivable, a $1,990,000 increase in investment securities, and a $120,000 increase in the cash value of life insurance. Our increase in loans receivable is mainly due to increased demand for loans in our market area.

         Deposits increased $.5 million or 1.5% to $35.0 million at September 30, 1998 from $34.5 million at September 30, 1997. The increase in fiscal 1998 was a result of competitive pricing to fund loan demand. Advances from the Federal Home Loan Bank ("FHLB") of Atlanta decreased $1.3 million to $-0-. Other liabilities increased by $69,000 primarily due to the accrual of contributions to our employee stock ownership plan of $60,000. As a result of the conversion, our equity increased $5.7 million. This has resulted in greater liquid assets and in reduced interest rate risk.

Average Balance Sheet

         The following table sets forth certain information relating to the Savings Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                                                               Year Ended September 30,
                                                   --------------------------------------------------------------------------------
                                                                   1998                                       1997
                                                   ---------------------------------------    -------------------------------------
                                                   Average                       Average      Average                     Average
                                                   Balance        Interest      Yield/Cost    Balance       Interest     Yield/Cost
                                                   -------        --------      ----------    -------       --------     ----------
                                                                               (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)..........................    $34,577         $3,156         9.13%       $32,065        $2,942         9.18%
  Mortgage-backed securities...................        524             30          5.73           140             8          5.71
  Investment securities........................      3,490            230          6.59         3,617           226          6.25
  Other interest-earning assets................      1,563             99          6.33           345            22          6.38
                                                   -------         ------                      ------        ------
    Total interest-earning assets..............     40,154          3,515          8.75        36,167         3,198          8.84
Non-interest-earning assets....................      1,767             --                       1,515            --
                                                   -------         ------                      ------        ------
    Total assets...............................    $41,921         $3,515                     $37,682        $3,198
                                                    ======          =====                      ======         =====

Interest-bearing liabilities:
  NOW Accounts.................................    $ 1,464         $   52          3.55       $ 1,488        $   49          3.29
  Savings accounts.............................      2,240             87          3.88         2,185            82          3.75
  Money market accounts........................         --             --            --            --            --            --
  Certificates of deposit......................     31,783          1,929          6.07        29,427         1,782          6.06
  Other liabilities............................        615             36          5.85         1,175            65          5.53
                                                   -------         ------                      ------        ------
    Total interest-bearing liabilities.........     36,102          2,104          5.83        34,275         1,978          5.77
Non-interest bearing liabilities...............      1,537             --                         519            --
                                                   -------         ------                      ------        ------
    Total liabilities..........................     37,639         $2,104                      34,794        $1,978
                                                                    =====                                     =====
Equity.........................................      4,282                                      2,888
                                                    ------                                     ------
    Total liabilities and retained earnings....    $41,921                                    $37,682
                                                    ======                                     ======
Net interest income............................                    $1,411                                    $1,220
Interest rate spread(2)........................                                   2.92%                                     3.07%
Net yield on interest-earning assets(3)........                                   3.51%                                     3.37%
Ratio of average interest-earning assets
 to average interest-bearing liabilities.......                                 111.22%                                   105.52%


---------------------------------

(1)  Average balances include non-accrual loans.
(2) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4) Annualized (where appropriate) for purposes of comparability with year-end data.

         The table below sets forth certain information regarding changes in interest income and interest expense of the Savings Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                                       Year Ended September 30,
                                        --------------------------------------------------------------------------------------
                                                 1998     vs.     1997                        1997     vs.     1996
                                        ----------------------------------------     -----------------------------------------
                                                  Increase (Decrease)                          Increase (Decrease)
                                                       Due to                                        Due to
                                        ----------------------------------------     -----------------------------------------
                                                              Rate/                                          Rate/
                                        Volume      Rate      Volume        Net       Volume     Rate        Volume        Net
                                        ------      ----      ------        ---       ------     ----        ------        ---
                                                                        (Dollars in thousands)
Interest income:
  Loans receivable...................   $231       $(15)       $ (1)       $ 215      $ 250      $  35       $   3       $ 288
  Investment securities..............     16          9           1           26         (6)        17           7          18
  Other interest-earning assets......     78         --          (1)          77        (18)         6          (3)        (15)
                                         ---        ---         ---         ----       ----       ----        ----        ----
    Total interest-earning assets....   $325       $ (6)       $ (1)       $ 318      $ 226      $  58       $   7       $ 291
                                         ===        ===         ===         ====       ====       ====        ====        ====

Interest expense:
  NOW accounts.......................   $ (1)      $  4        $ --        $   3      $   1      $   1       $  --        $  2
  Savings accounts...................      2          3          --            5          3          1          --           4
  Money market accounts..............     --         --          --           --         --         --          --          --
  Certificate of deposit                 143          3           1          147        139        (55)         (5)         79
  Other liabilities..................    (31)         4          (2)         (29)        43          2           5          50
                                         ---        ---         ---         ----       ----       ----        ----        ----
    Total interest-bearing
      liabilities....................   $113       $ 14        $ (1)        $126      $ 186      $ (51)      $  --       $ 135
                                         ===       ====         ===          ===       ====       ====        ====        ====

Net change in interest income........   $212       $(20)       $ --         $192      $  40      $ 109       $   7       $ 156
                                         ===        ===         ===          ===       ====       ====        ====        ====

Results of Operations for the Years Ended September 30, 1998 and 1997

         Net Income. Net income increased $40,738 or 15.5% from $262,799 for fiscal 1997 to $303,537 for fiscal 1998. The increase was primarily the result of an increase in interest on loans receivable due to an increase in the average balance of $2.5 million and an increase in other interest income on other interest earning assets due to an increase in the average balance of $1.5 million partially offset by an increase interest expense due to an increase in the average balance of interest-bearing liabilities of $1.8 million and increase in non-interest expenses of $257,000.

         Net Interest Income. Our net interest income increased $234,717 or 19.3% to $1,454,198 in fiscal 1998 compared to $1,219,481 in fiscal 1997. The increase was due primarily to the growth of average interest-earning assets from $36.2 million in fiscal 1997 to $40.2 million in fiscal 1998.

         The increase in our average interest-earning assets of $4.0 million reflects an increase of $2.5 million in average loans. Our increase in average loans receivable is mainly due to increased demand for loans in our market area.

         Our interest rate spread decreased and net interest margin increased in fiscal 1998 compared to fiscal 1997. This was due to the decrease in the yield on interest-earning assets from 8.84% in fiscal 1997 to 8.75% in fiscal 1998 and the increase in the interest cost of average interest-bearing liabilities from 5.77% in fiscal 1997 to 5.83% in fiscal 1998.

         The yield on our average interest-earning assets decreased in fiscal 1998 primarily due to a decrease in the yield on loans receivable. This decrease in yield on our loans receivable primarily reflected a decrease in the average interest rates and, to a lesser degree, the payoff of higher yielding loans.

         The increase in the cost of our average interest-bearing liabilities was due primarily to an increase in the average balance of our certificates of deposit from $29.4 million in fiscal 1997 to $31.8 million in fiscal 1998. The $2.4 million increase in the average balance of certificates of deposits was attributable primarily to our increased efforts to market our certificates of deposit by offering competitive rates to fund our loan demand.

         As a result of the conversion, the interest we earned on the proceeds has contributed to the increase in our net interest income. Initially, the proceeds were invested in shorter term investments that generally have lower yields than residential mortgage loans. To the extent we are able through time to find higher yielding uses for these funds, our net interest income may further increase.

         Provision for Loan Losses. Our provision for loan losses decreased $112,000 from $136,000 for fiscal 1997 to $24,000 for fiscal 1998. The decrease in the provision for fiscal 1998 was the result of management's review of our loan portfolio, the potential losses in our loan portfolio and our history of experiencing no losses on loans in recent years.

         Noninterest Income. Our non-interest income decreased approximately $10,000 in fiscal 1998 as compared to fiscal 1997. This was attributable to a gain on the sale of foreclosed real estate and an increase in other income.

         Noninterest Expense. Our non-interest expense increased by $257,161 or 34.4% from $746,874 for fiscal 1997 to $1,004,035 for fiscal 1998. The increase was primarily attributable to increases in compensation expense, other personnel expense and depreciation expense on equipment additions.

         As a result of the conversion, our expenses have increased because of the costs associated with our employee stock ownership plan, and the costs of being a public company. We also expect to offer checking accounts and may offer the use of an automated teller machine (an "ATM") to our customers during 1998. Our preparation costs for these products and the costs of soliciting checking account funds has also increased our expenses. We have not yet received sufficient checking account funds or other income to offset these additional costs.

         Although no definite plans have been made, we are exploring whether to purchase land and construct a branch. We would likely hire experts or spend money before we commit to purchasing land or constructing a new branch. If we decided not to build a new branch, the money that we had spent up to that time would be a noninterest expense and would negatively affect our income.

         We expect noninterest expense will increase as a result of the opening, staffing and equipping of the new bank building under construction that is expected to open in April 1999. Our current lack of space limits our ability to process loan applications and provide other services in our market area. We expect a reduction in net income (and possibly losses) compared to prior periods as a result of these expenses until the new building results in higher overall levels of loan and deposit activity to offset the additional expenses. We believe that this expansion should enhance shareholder value and hope that the decrease in earnings will not be as great following the end of year 2000. Our statement of beliefs concerning our expansion is a forward looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to us in making certain forward looking statements that are accompanied by the factors that could cause actual results to differ materially from the forward looking statement. As with any expansion, if a new office or additional personnel do not ultimately result in increased loan and deposit activity and increased net income, these expenses would continue to have an adverse affect on net income past the end of year 2000. Our noninterest expense would further increase if we build the new branch discussed in the prior paragraph.

         Income Tax Expense. Our income tax expense increased $40,739 from $119,211 in fiscal 1997 to $177,815 in fiscal 1998 due to the increase in income before taxes.

         Return on Equity and Assets:

                                      YEAR ENDED SEPTEMBER 30,
                                    ----------------------------
                                    1998                    1997
                                    ----                    ----
  Return on Assets                   .70%                    .70%
  Return on Equity                  5.08%                   9.11%
  Dividend Payout Ratio              --                      --
  Equity to Assets Ratio           13.80%                   7.66%

Liquidity and Capital Resources

  We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio is 4.0% and our liquidity ratio average was 14% and 12% at September 30, 1998 and 1997, respectively. The proceeds we received from the conversion has increased our liquidity and capital resources.

  Our  primary   sources  of  funds  are   deposits,   repayment  of  loans  and
mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Atlanta. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. We expect that these liquidity needs will continue to exist in future years.

  Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended September 30, 1998 was $402,899 as compared to $328,902 for the year ended September 30, 1997.

  Net cash used in our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended September 30, 1998 totalled $6.1 million, an increase of $2.8 million from September 30, 1997. The increase was primarily attributable to our use of $3.6 million in cash to fund the purchase of available-for-sale investment securities and the use of $3.3 million in cash to fund the net increase in loan originations, partially offset by the proceeds from the maturity and sale of investment securities.

  Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for fiscal 1998 totalled $5.4 million compared to $2.8 million for fiscal 1997. This is a result of a net increase in deposits of $.5 million in fiscal 1998 as compared to an increase of $2.7 million in fiscal 1997 and proceeds of $6.2 million from the commission and repayment of $1.3 million in FHLB advances.

  We are taking necessary steps to be certain our data processing equipment and software will properly function on January 1, 2000, the date that computer problems are expected to develop worldwide on computer systems that incorrectly identify the year 2000 and incorrectly compute interest, payment or delinquency. Accurate data processing is essential to our operations.

  We have examined our computers to determine whether they will properly function on January 1, 2000 and do not believe that we will experience material costs to upgrade our computers. We have ordered and installed an upgrade to our computer system that is intended to solve the Year 2000 Computer software issue. We installed this upgrade during the first calendar quarter of 1998 with testing of this software in progress. We anticipate completion of the testing phase by year end.

  If there is a malfunction of the software during testing, we plan to implement "manual processing" until our software becomes Y2K compliant. We have ordered packages of all forms required to handle loans, deposits and operations. Detailed plans for the manual operation of Quitman Federal Savings Bank are in progress.

  Non-information technology such as; heating, air conditioning and door locks have been tested. These areas will not be impacted.

  We have made contact with our Commercial Borrowers regarding the Year 2000 issue, advising them of the potential problem. As the majority of our loan portfolio is 1 to 4 family dwellings, we do not feel our commercial borrowers will be an issue.

  During the fiscal year ended September 30, 1998, approximately $27.5 million of certificates of deposit (approximately 79% of our total deposits) will mature. We expect that most of these certificates of deposit will be renewed. Even if many of these certificates of deposit are not renewed, we believe that we have sufficient liquidity and other sources of funds to successfully manage the outflow of funds.

  A new bank building is currently under construction, the estimated cost of the new facility and land is $960,000. We are exploring whether to purchase land and construct a branch. Although no definite plans have been made, if a new branch is built, the land and construction costs could total approximately $600,000. We have sufficient liquid assets to pay for these costs. These costs will be partially offset by the sale of our existing office. We also have sufficient capital resources to install an ATM machine, if we decide to offer that service in the future.

Recent Accounting Pronouncements

  FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS) No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, Earnings per Share ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes Opinion 15 and AICPA Accounting Interpretation 1-102 of Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 has been adopted by us for the year ended September 30, 1998. We do not believe the impact of adopting SFAS No. 128 was material to our financial statements.

  FASB Statement on Disclosure of Information about Capital Structure. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, Earnings per Share, and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10, Omnibus Opinion- 1966, and No. 15, Earnings per Share, and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by FASB Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information by Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinions 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. The Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 has been adopted by us for the year ended September 30, 1998. We do not believe the impact of adopting SFAS No. 129 was material to our financial statements.

  FASB Statement of Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. We expect to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, we do not believe the impact of adopting SFAS No. 123 will be material to our financial statements. Currently, we do not have an approved employee stock option plan.

  FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement requires that we (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The statement is effective for our financial statements as of September 30, 1999. We do not anticipate that the implementation of this Statement will have a material impact on our consolidated financial statements.

  FASB Statement on Disclosures about Segments of an Enterprise and Related Information. In June 1997, the FASB issued SFAS No. 131. The statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The statement is effective for our financial statements as of September 30, 1999. We do not anticipate that the implementation of this statement will have a material impact on our consolidated financial statements.

  SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. If the common stock appreciates over time, SOP 93-6 will increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------




To the Board of Directors and Stockholders
Quitman Bancorp, Inc. and Subsidiary
Quitman, Georgia

We have audited the accompanying consolidated statements of financial condition of Quitman Bancorp, Inc. and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quitman Bancorp, Inc. and Subsidiary as of September 30, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/Stewart, Fowler & Stalvey, P.C.
----------------------------------
STEWART, FOWLER & STALVEY, P.C.


Valdosta, Georgia
October 15, 1998

                      QUITMAN BANCORP, INC. AND SUBSIDIARY
                      ------------------------------------

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                     ASSETS
                                     ------

                                                                         SEPTEMBER 30,
                                                             --------------------------------
                                                                 1998                1997
                                                             ------------        ------------
Cash and Cash Equivalents, Notes 1 and 2:
   Cash and amounts due from depository
      institutions                                           $    168,404             108,650
   Interest-bearing deposits in other banks                       203,462             548,158
                                                             ------------        ------------
         Total Cash and Cash Equivalents                          371,866             656,808
Investment securities:
   Available-for-sale (fair value $5,640,709 in 1998
      and $3,046,109 in 1997), Notes 1 and 3                    5,640,709           3,046,109
   Held-to-maturity (fair value $199,936 in 1998 and
      $801,061 in 1997), Notes 1 and 3                            200,000             804,706
Loans receivable, Notes 1 and 4                                36,397,067          33,325,719
Office properties and equipment, at cost, net of
   accumulated depreciation, Notes 1 and 5                        681,453             322,527
Real estate and other property acquired in
   settlement of loans, Note 1                                        -0-              63,915
Accrued interest receivable, Note 6                               447,854             381,218
Investment required by law-stock in Federal
   Home Loan Bank, at cost, Note 13                               239,800             227,700
Cash value of life insurance, Note 11                             337,813             218,106
Other assets, Notes 1 and 9                                        45,182              87,446
                                                             ------------        ------------

         Total Assets                                        $ 44,361,744          39,134,254
                                                             ============        ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Liabilities:
   Deposits, Note 7                                          $ 34,954,584          34,470,803
   Advances from Federal Home Loan Bank, Note 13                      -0-           1,300,000
   Accrued interest payable                                       275,028             272,346
   Income taxes payable, Note 9                                    24,660              56,856
   Other liabilities                                              143,719              75,696
                                                             ------------        ------------

      Total Liabilities                                        35,397,991          36,175,701
                                                             ------------        ------------

Stockholders' Equity:
   Common stock, $.10 par value, 4,000,000 shares
      authorized, 661,250 shares issued and
      outstanding                                                  66,125                 -0-
   Additional paid in capital                                   6,135,412                 -0-
   Retained Earnings, Note 8                                    3,256,097           2,952,560
   Unrealized gains (losses) on available-
      for-sale securities, net of applicable deferred
      income taxes                                                 35,119               5,993
   Receivable from ESOP, Note 11                                 (529,000)                -0-
                                                             ------------        ------------

      Total Stockholders' Equity                                8,963,753           2,958,553
                                                             ------------        ------------

         Total Liabilities and Stockholders' Equity          $ 44,361,744          39,134,254
                                                             ============        ============

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                        1998           1997
                                                    -----------    -----------
Interest Income:
   Loans receivable:
      First mortgage loans                          $ 3,029,927      2,833,489
      Consumer and other loans                          148,753        108,748
   Interest on FHLMC Pool                                   259            219
   Investment securities                                280,948        233,416
   Interest-bearing deposits                             98,115         21,552
   Federal funds sold                                       524            520
                                                    -----------    -----------

         Total Interest Income                        3,558,526      3,197,944
                                                    -----------    -----------

Interest Expense:
   Deposits, Note 7                                   2,067,707      1,913,045
   Interest on Federal Home Loan
      Bank advances                                      36,621         65,418
                                                    -----------    -----------

         Total Interest Expense                       2,104,328      1,978,463
                                                    -----------    -----------

Net Interest Income                                   1,454,198      1,219,481

Provision for loan losses, Notes 1 and 4                 24,000        136,000
                                                    -----------    -----------

Net Interest Income After Provision for Losses        1,430,198      1,083,481
                                                    -----------    -----------

Non-Interest Income:
   Gain (loss) on sale of securities                         18           (133)
   Gain (loss) on sale of other real estate               7,102            -0-
   Late charges on loans                                 32,811         34,247
   Insurance commissions                                  1,584          1,701
   Other income                                          13,674          9,588
                                                    -----------    -----------

         Total Non-Interest Income                       55,189         45,403
                                                    -----------    -----------

Non-Interest Expense:
   Compensation                                         317,778        255,966
   Other personnel expenses, Note 11                    231,509        150,382
   Occupancy expenses of premises                        22,048         22,900
   Furniture and equipment expenses                     121,847         69,892
   Advertising                                           41,529         31,279
   Federal deposit insurance                             22,419         29,553
   Other operating expenses                             246,905        186,902
                                                    -----------    -----------

         Total Non-Interest Expense                   1,004,035        746,874
                                                    -----------    -----------

Income Before Income Taxes                              481,352        382,010
Provision for Income Taxes, Note 9                      177,815        119,211
                                                    -----------    -----------
Net Income                                          $   303,537        262,799
                                                    ===========    ===========
Earnings Per Share (Basic and Diluted), Note 1      $       .46           N/A
                                                    ===========    ===========

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              UNREALIZED
                                                                                                GAINS
                                                                                             (LOSSES) ON
                                                                                              AVAILABLE-
                                                                                               FOR-SALE
                                                                                              SECURITIES,
                                                                                                NET OF
                                                 ADDITIONAL                   RECEIVABLE      APPLICABLE
                                     COMMON       PAID IN         RETAINED       FROM          DEFERRED
                                     STOCK        CAPITAL         EARNINGS       ESOP        INCOME TAXES        TOTAL
                                   ----------- -------------    -----------     ------       ------------      ---------
Balances, September 30, 1996       $      -0-         -0-         2,689,761      -0-           (22,921)        2,666,840

Net Income                                -0-         -0-           262,799      -0-               -0-           262,799

Change in unrealized gains
   (losses) on available-
   for-sale securities, net
   of applicable deferred
   income taxes                           -0-         -0-               -0-      -0-            28,914            28,914
                                   ----------  ----------        ----------   ------        ----------        ----------

Balances, September 30, 1997              -0-         -0-         2,952,560      -0-             5,993         2,958,553

Net Income                                -0-         -0-           303,537      -0-               -0-           303,537

Issuance of 661,250 shares of
   common stock                        66,125   6,135,412               -0-      -0-               -0-         6,201,537

Change in loan receivable
   from employee stock
   ownership plan                         -0-         -0-               -0- (529,000)              -0-          (529,000)

Change in unrealized gains
   (losses) on available-
   for-sale securities, net
   of applicable deferred
   income taxes                           -0-         -0-               -0-      -0-            29,126            29,126
                                   ----------  ----------        ---------- --------        ----------        ----------

Balances, September 30, 1998       $   66,125   6,135,412         3,256,097 (529,000)           35,119         8,963,753
                                   ==========   ==========        ========= ========        ==========        ==========

Note:The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                 -------------------------
                                                                     1998           1997
                                                                 ----------    -----------
Cash Flows From Operating Activities:
-------------------------------------
   Net income                                                  $   303,537        262,799
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                                  79,081         41,067
      Provision for loan losses                                     24,000        136,000
      Increase (Decrease) in deferred income tax benefit             4,532        (51,972)
      Amortization (Accretion) of securities and loans               7,338         11,022
      Gain on sale of other real estate                             (7,102)           -0-
   Change in Assets and Liabilities:
      (Increase) Decrease in accrued interest receivable           (66,636)       (11,171)
      Increase (Decrease) in accrued interest payable                2,682         19,074
      Increase (Decrease) in other liabilities                      68,023       (188,262)
      Increase (Decrease) in income taxes payable                  (32,196)        60,483
      (Increase) Decrease in other assets                           19,640         49,862
                                                               -----------    -----------
         Net cash provided by operating activities                 402,899        328,902
                                                               -----------    -----------

Cash Flows From Investing Activities:
-------------------------------------
   Capital expenditures                                           (438,007)       (52,673)
   Purchase of available-for-sale securities                    (3,634,680)    (1,740,910)
   Loan to employee stock ownership plan                          (529,000)           -0-
   Proceeds from sale of foreclosed property                       296,710            -0-
   Proceeds from maturity of held-to-maturity securities           600,000        300,000
   Net (increase) decrease in loans                             (3,321,041)    (2,720,447)
   Purchase of stock in Federal Home Loan Bank                     (12,100)        (8,600)
   Principal collected on mortgage-backed securities                36,666          2,289
   Proceeds from sale of available-for-sale securities             498,000        400,063
   Proceeds from call of held-to-maturity securities                   -0-        549,781
   Proceeds from maturity of available-for-sale securities         550,000        100,000
   Increase in cash value of life insurance                       (119,707)      (108,687)
                                                               -----------    -----------
         Net cash provided (used) by investing activities       (6,073,159)    (3,279,184)
                                                               -----------    -----------

Cash Flows From Financing Activities:
-------------------------------------
   Net increase (decrease) in deposits                             483,781      2,741,840
   Proceeds from Federal Home Loan Bank advances                       -0-        100,000
   Payments on Federal Home Loan Bank advances                  (1,300,000)           -0-
   Issuance of 661,250 shares of common stock                    6,201,537            -0-
         Net cash provided (used) by financing activities        5,385,318      2,841,840
                                                               -----------    -----------

Net Increase (Decrease) in cash and cash equivalents              (284,942)      (108,442)

Cash and Cash Equivalents at Beginning of Period                   656,808        765,250
                                                               -----------    -----------

Cash and Cash Equivalents at End of Period                     $   371,866        656,808
                                                               ===========    ===========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
Cash paid during the year for:
      Income taxes net of refunds                              $   205,479         60,000
                                                               ===========    ===========
      Interest                                                 $ 2,101,646      1,959,389
                                                               ===========    ===========

Schedule of Non-Cash Investing and Financing Activities
-------------------------------------------------------
   Total increase (decrease) in unrealized gains
      on securities available-for-sale                         $    47,218         28,914
                                                               ===========    ===========
   Loans transferred to foreclosed real estate                 $   225,693         63,915
                                                               ===========    ===========

Note:The accompanying notes to financial statements are an integral part of this statement.

                  QUITMAN FEDERAL SAVINGS AND LOAN ASSOCIATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Business Activities: Quitman Bancorp, Inc. (the "Company") is a Georgia - chartered corporation organized at the direction of Quitman Federal Savings Bank (the "Bank") (formerly Quitman Federal Savings & Loan Association) in connection with the Bank's conversion from a mutual to stock form of organization (the "Conversion"). On April 2, 1998, the Bank completed the conversion and became a wholly owned subsidiary of the Company.

The Company is engaged in the activity of providing traditional banking services through its banking subsidiary, Quitman Federal Savings Bank. The Bank is a federally chartered stock savings bank that commenced business in 1936. Business activities are predominately with customers in the Brooks and Lowndes County, Georgia area.

Consolidated financial statements: The accompanying consolidated financial statements include the accounts of Quitman Bancorp, Inc. and its wholly owned subsidiary, Quitman Federal Savings Bank. All inter-company transactions and accounts have been eliminated in consolidation.

Investment Securities: Investment securities for which the management has the ability and intent to hold to maturity are classified as held-to-maturity and carried at amortized cost using methods approximating the interest method. Other securities are classified as available-for-sale and are carried at fair value. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of any securities sold is recognized by the specific identification method.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan-origination fees and discounts. Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Office  properties  and equipment  and related  depreciation  and  amortization:
Office properties and equipment, consisting of land, buildings, furniture and fixtures and automobile are carried at cost, less accumulated depreciation. The building is being depreciated on the straight-line method and the furniture, fixtures and equipment, with minor exceptions, by accelerated methods.

Loan origination fees: Commencing with loans originated during the year ended September 30, 1988, mortgage loan origination fees and related direct loan origination costs are deferred and the net amount so deferred is amortized over the life of the loan by a method that approximates the level yield method and reflected as an adjustment of interest income. Fees for originating consumer loans which do not materially exceed the direct loan origination cost, are recorded as income when received and the direct loan origination costs are expensed as incurred.

---------------------------------------------------------------

Real estate and other property acquired in settlement of loans: At the time of foreclosure, real estate and other property acquired in settlement of loans is recorded at fair value, less estimated costs to sell. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Subsequent to acquisition, such assets are carried at the lower of cost or market value less estimated costs to sell. Cost incurred in maintaining such assets and any subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed assets.

Allowance for losses: An allowance for loan losses is charged to operations based upon management's evaluation of the potential losses in its loan portfolio. This evaluation includes a review of all loans on which full collectibility may not be reasonably assured, considers the estimated value of the underlying collateral and such other factors as, in management's judgement, deserve recognition under existing economic conditions.

Income taxes: Income taxes have been computed under Statement of Financial Accounting Standards No. 109. Implementation of Statement No. 109 with regard to income taxes did not have a material effect on the tax provisions of the Company. Deferral of income taxes results primarily from differences in the provision for loan losses, depreciation and unrealized gains and losses on available-for-sale securities for tax purposes and financial reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The financial statements reflect a net deferred asset of $26,906 and $49,530 at September 30, 1998 and 1997, respectively.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents and includes cash on hand and amounts due from banks (excluding certificates of deposit).

Off balance sheet financial instruments: In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain significant estimates: Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of allowances for losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

---------------------------------------------------------------

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. It is at least reasonably possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

Advertising costs: The Bank expenses advertising costs as they are incurred. Advertising costs charged to expenses were $41,529 and $31,279 for the years ended September 30, 1998 and 1997, respectively.

Fair values of financial instruments: Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments.
Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

   Cash and cash equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

   Time deposits: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

   Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgements regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

---------------------------------------------------------------

   Deposits: The fair values disclosed for demand deposits (for example, checking accounts, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

   Advances from Federal Home Loan Bank: The carrying amounts of advances from the Federal Home Loan Bank approximate their fair value.

   Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the terms for similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

   Earnings per share: Earnings per share are computed on the weighted average number of shares outstanding. Weighted average shares used in the computation of earnings per share at September 30, 1998 were 661,250 shares.


Note 2 - Cash
-------------

As of September 30, 1998, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:
                                                             FEDERAL
                           BOOK             BANK           DEPOSITORY
                          BALANCE          BALANCE          INSURANCE
                        ----------       ----------        -----------
         Total          $  254,580          389,271            214,982
                        ==========       ==========         ==========

As of September 30, 1997, the Association had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:
                                                              FEDERAL
                            BOOK             BANK           DEPOSITORY
                           BALANCE          BALANCE          INSURANCE
                        ----------       ----------        -----------
         Total          $  635,611          762,746            187,453
                        ==========       ==========         ==========

Note 3 - Investment Securities
------------------------------

Investment securities are carried in the accompanying balance sheets as follows:

Securities available-for-sale consist of the following:
-------------------------------------------------------

As of September 30, 1998:

                                                  GROSS             GROSS
                               AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                 COST             GAINS             LOSSES            VALUE
U.S. Treasury Obligations     $   697,263           16,284            -0-            713,547
Obligations of other U.S.
   Government agencies          4,383,021           25,728            145          4,408,604
Mortgage-backed securities        507,214           11,344            -0-            518,558
                              -----------      -----------       --------        -----------
                              $ 5,587,498           53,356            145          5,640,709
                              ===========      ===========       ========        ===========

As of September 30, 1997:

                                                  GROSS             GROSS
                               AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                  COST             GAINS            LOSSES            VALUE
                                  ----             -----            ------            -----
U.S. Treasury Obligations     $   897,299            6,763            -0-            904,062
Obligations of other U.S.
   Government agencies          1,601,903            3,120          5,108          1,599,915
Mortgage-backed securities        540,914            2,168            950            542,132
                              -----------      -----------       --------        -----------

                              $ 3,040,116           12,051          6,058          3,046,109
                              ===========      ===========       ========        ===========

Securities held-to-maturity consist of the following:
-----------------------------------------------------

As of September 30, 1998:

                                                   GROSS             GROSS
                               AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                 COST              GAINS             LOSSES            VALUE
                              -----------      -----------       -----------     -----------
Obligations of other U.S.
   Government agencies            200,000              -0-            64             199,936
                              ===========      ===========       ========        ===========

As of September 30, 1997:

                                                   GROSS             GROSS
                               AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                 COST              GAINS             LOSSES            VALUE
                                 ----              -----             ------            -----

U.S. Treasury Obligations     $   100,077              -0-            31             100,046
Obligations of other U.S.
   Government agencies            704,629              -0-         3,614             701,015
                              -----------      -----------     ---------         -----------

                              $   804,706              -0-         3,645             801,061
                              ===========      ===========     =========         ===========

The amortized cost and estimated market value of debt securities at September 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        SECURITIES             SECURITIES
                                    AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                               --------------------------  ---------------------
                                 AMORTIZED     MARKET    AMORTIZED     MARKET
                                   COST        VALUE         COST       VALUE
                               -----------  -----------  ---------- ------------
Due in one year or less         $1,054,478    1,055,444    200,000     199,936
Due after one year through
   five years                    4,028,806    4,066,708        -0-         -0-
Due after five years through
   ten years                       507,214      518,557        -0-         -0-
                               -----------  -----------  ---------   ---------
                               $ 5,587,498    5,640,709    200,000     199,936
                               ===========  ===========  =========   =========

Proceeds from sales of available-for-sale securities during the years ended September 30, 1998 and 1997 were $498,000 and $400,063 with gross gains of $18 and gross losses of $2 being realized, respectively. Proceeds from maturities of available-for-sale securities during the years ended September 30, 1998 and 1997 were $550,000 and $100,000, respectively. Proceeds from maturities of held-to-maturity securities during the years ended September 30, 1998 and 1997 were $600,000 and $300,000, respectively.

Securities with a book value of $375,000 (market value $382,148) and $1,104,767 (market value $1,104,249) at September 30, 1998 and 1997, respectively, were pledged to secure public monies as required by law.


Note 4 - Loans Receivable
-------------------------

A summary of loans receivable is presented below:

                                          SEPTEMBER 30,
                                 -----------------------------
                                      1998               1997
                                 -----------       -----------
First mortgage loans             $33,221,746        29,748,471
Construction loans                 3,433,262         3,654,458
FHLMC pool                             2,850             4,203
Share loans                          556,740           470,366
Consumer loans                     1,089,165           867,450
                                 -----------       -----------

                                  38,303,763        34,744,948

Loans in process                  (1,488,548)       (1,022,930)
Allowance for loan losses           (370,000)         (346,000)
Deferred loan origination fees       (48,148)          (50,299)
                                 -----------       -----------

                                 $36,397,067        33,325,719
                                 ===========       ===========

-------------------------------------

An analysis of changes in the allowance for loan losses is as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                               ---------------------------
                                                   1998              1997
                                               -----------     -----------
        Balance at beginning of period         $   346,000         210,000
        Provision charged to income                 24,000         136,000
        Recoveries                                     -0-             -0-
        Losses charged to allowance                    -0-             -0-
                                               -----------     -----------

        Balance at end of period               $   370,000         346,000
                                               ===========     ===========

First mortgage loans on residential (one-to-four units) real estate are pledged to secure advances from the Federal Home Loan Bank (See Note 13). The advances must be fully secured after discounting the qualifying loans at 75% of the principal balances outstanding.

The Bank predominately grants mortgage and consumer loans to customers in the immediate Quitman and South Georgia area. The Bank has a diversified loan portfolio consisting predominately of mortgage loans collateralized by residential properties. The following schedule provides an additional summary of the Bank's loans:

                                           SEPTEMBER 30,
                                    ----------------------------
                                          1998           1997
                                    ------------    ------------
First Mortgage Loans:
      Secured by 1 to 4 family
         residences                 $ 27,072,746      23,655,471
      Secured by over 4 family
         residences                      810,000         699,000
      Other real estate                5,339,000       5,394,000
Construction loans                     3,433,262       3,654,458
FHLMC pools                                2,850           4,203
Share loans                              556,740         470,366
Consumer loans                         1,089,165         867,450
                                    ------------    ------------

                                      38,303,763      34,744,948

Loans in Process                      (1,488,548)     (1,022,930)
Allowance for loan losses               (370,000)       (346,000)
Deferred loan origination fees           (48,148)        (50,299)
                                    ------------    ------------

         Total                      $ 36,397,067      33,325,719
                                    ============    ============

Loans on which the accrual of interest has been discontinued amounted to $103,213 and $124,002 at September 30, 1998 and 1997, respectively. If interest on those loans had been accrued, such income would have approximated $7,146 and $11,072 for the years ended September 30, 1998 and 1997, respectively. Interest income on those loans, which is recorded only when received, amounted to $3,372 and $5,156 for the years ended September 30, 1998 and 1997, respectively. No contractual modifications have been made to these loans that would affect the interest ultimately due.

There were no loans at September 30, 1998 or 1997, which the Bank's management considered to be impaired.

-------------------------------------

Loans receivable includes loans to officers and directors of the Bank totalling approximately $720,735 and $674,614 at September 30, 1998 and 1997, respectively. Since November 1996, loans to officers and directors are made at an interest rate equal to two percent (2.00%) above the Bank's cost of funds rate. All related party loans were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.


Note 5 - Office Properties and Equipment
----------------------------------------

Office properties and equipment, at cost, are summarized as follows:

                                           SEPTEMBER 30,
                                    --------------------------      ESTIMATED
                                       1998              1997      USEFUL LIVES
                                    ----------        --------     ------------
   Land                             $  252,061          39,561
   Buildings                           234,087         234,087      20-31 years
   Construction in progress             35,724             -0-
   Furniture and fixtures              458,897         293,912      5-10 years
   Automobile                           31,337          15,513      5 years
                                    ----------      ----------
                                     1,012,106         583,073
   Less accumulated depreciation       330,653         260,546
                                    ----------      ----------

                                    $  681,453         322,527
                                    ==========      ==========

Depreciation expense for the years ended September 30, 1998 and 1997 was $79,081 and $41,067 respectively.

At September 30, 1998, the Bank had construction of a new office building in progress. The estimated cost to complete is approximately $715,000.


Note 6 - Accrued Interest Receivable
------------------------------------

Accrued interest receivable is summarized as follows:

                                          SEPTEMBER 30,
                                    ------------------------
                                        1998         1997
                                    ----------    ----------
   Investment securities            $   97,290        54,267
   Loans receivable                    350,564       326,951
                                    ----------    ----------

                                    $  447,854       381,218
                                    ==========    ==========

Note 7 - Deposit Account Analysis
---------------------------------

An analysis of deposit accounts and the weighted average interest rates as of the dates indicated is presented below:
                                                 SEPTEMBER 30,
                              ------------------------------------------------
                                         1998                     1997
                              -------------------------  ---------------------
                                BOOK VALUE         %      BOOK VALUE       %
                              ------------    ---------  ------------  -------
Type of Account:
   Checking Accounts          $    220,800       4.63            -0-     .00
   N.O.W. Accounts - 3.42%
      (1997 - 3.39%)             1,523,871       4.36      1,439,374     4.18
   Passbook - 3.15%
      (1997 - 4.11%)             1,507,207       4.31      1,944,865     5.64
   Certificates - 6.07%
      (1997 - 6.00%)            31,702,706      90.70     31,086,564    90.18
                              ------------   --------    -----------  -------

                              $ 34,954,584     100.00%    34,470,803   100.00%
                              ============   ========   ============ ========

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $6,749,622 and $6,333,000 at September 30, 1998 and 1997, respectively.

At September 30, 1998, scheduled maturities of certificates of deposit were as follows:

       YEAR ENDING
      SEPTEMBER 30,
     --------------
          1999                $27,575,771
          2000                  2,733,210
          2001                    802,172
          2002                    591,553
                              -----------

                              $31,702,706
                              ===========

The Bank held deposits of $381,331 and $556,252 for related parties at September 30, 1998 and 1997, respectively.

Interest expense on deposits is summarized as follows:
                                           YEAR ENDED SEPTEMBER 30,
                                           -----------------------
                                               1998         1997
                                           ----------  ----------
   Passbook savings                        $   86,717      88,675
   NOW                                         51,765      50,072
   Certificates of deposit                  1,929,225   1,774,298
                                           ----------  ----------
                                           $2,067,707   1,913,045
                                           ==========  ==========

Note 8 - Stockholders' Equity and Regulatory Matters
----------------------------------------------------

On October 14, 1997, the Bank's Board of Directors formally approved a plan ("Plan") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. The Plan, which included formation of a holding company, was approved by the Office of Thrift Supervision (OTS) and included the filing of a registration statement with the Securities and Exchange Commission. The conversion was completed on April 2, 1998.

The Plan called for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. The proceeds received under the conversion were as follows:

   661,250 shares of  common stock issued
      @ $10 per share                               $6,612,500
   Cost of conversion                                  410,963
                                                    ----------
   Net Proceeds                                     $6,201,537
                                                    ==========

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to the directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted. These plans have not been approved as of September 30, 1998.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

At the time of conversion, the Bank established a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

----------------------------------------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), tangible capital (as defined) to adjusted total assets (as defined) and core capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total tangible, core and risk-based ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution's category.

The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands).

                                         TANGIBLE     CORE       RISK-BASED
                                          CAPITAL    CAPITAL       CAPITAL
                                       ----------   ----------   ----------
 At September 30, 1998:
    Total equity                        $    5,839      5,839         5,839
    Unrealized gains on securities             (29)       (29)          (29)
    General valuation allowance                -0-        -0-           370
                                        ----------   --------    ----------

    Regulatory Capital                  $    5,810      5,810         6,180
                                        ==========  =========    ==========

At September 30, 1997:
    Total equity                        $    2,959      2,959         2,959
    Unrealized gains on securities              (6)        (6)           (6)
    General valuation allowance                -0-        -0-           346
                                        ---------- ----------    ----------

    Regulatory Capital                  $    2,953      2,953         3,299
                                        ========== ==========    ==========

The Bank's actual capital amounts and ratios are presented (dollars in thousands) as follows:

                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                          FOR CAPITAL           PROMPT CORRECTIVE
                                                   ACTUAL              ADEQUACY PURPOSES:      ACTION PROVISIONS:
                                              ----------------       ---------------------     ------------------
                                              AMOUNT     RATIO       AMOUNT         RATIO       AMOUNT     RATIO
                                              ------     -----       ------         -----       ------     -----
As of September 30, 1998:
   Tangible Capital
      (to adjusted total assets)              $5,810      13.4%          650         1.5%       2,168       5.0%
   Core Capital
      (to adjusted total assets)               5,810      13.4%        1,301         3.0%       2,168       5.0%
   Risk-Based Capital
      (to risk-weighted assets)                6,180      21.3%        2,321         8.0%       2,901      10.0%

As of September 30, 1997:
   Tangible Capital
      (to adjusted total assets)              $2,953       7.5%          588         1.5%       1,959       5.0%
   Core Capital
      (to adjusted total assets)               2,953       7.5%        1,176         3.0%       1,959       5.0%
   Risk-Based Capital
      (to risk-weighted assets)                3,299      14.3%        1,852         8.0%       2,316      10.0%

Note 9 - Provision For Income Taxes
-----------------------------------

The income tax provision is as follows:
                                            YEAR ENDED SEPTEMBER 30,
                                          ----------------------------
                                             1998               1997
                                          ----------        ----------
   Taxes payable currently                $  173,283           171,183
   Deferred taxes (benefit)                    4,532           (51,972)
                                          ----------        ----------
   Total tax provision                    $  177,815           119,211
                                          ==========        ==========

The provision for income taxes represents the portion of estimated income taxes relating to the years ended September 30, 1998 and 1997.

Through 1995, the Bank qualified under provisions of the Internal Revenue Code which permitted annual bad debt deductions based on a percentage of taxable income before such deductions. The maximum annual bad debt deduction was 8% under the Tax Reform Act of 1986. New tax legislation effective for 1996 eliminates the percentage of taxable income method for computing the provision for bad debts of thrift institutions and requires the recapture of the provision for bad debts since 1987 to the extent that the provision computed under the percentage of taxable income method exceeds that which would have been computed under the experience method. Such recapture totals $142,587 for the Bank and results in an additional income tax liability of $48,480. This additional tax may be repaid over a six year period beginning in 1996 or, if certain conditions are met, over a six year period beginning in 1998. The full amount of the recapture was accrued as of September 30, 1996.

Retained earnings at September 30, 1998 include accumulated bad debt deductions prior to 1988 amounting to approximately $6,000 for which no provision for income taxes has been made. If, in the future, these amounts are used for any purpose other than to absorb losses on bad debts, federal income taxes will be imposed at the then applicable rates. The amount of unrecognized deferred tax liability is approximately $2,040.

Deferred taxes on income result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets have been recorded. No valuation allowance was required. The amount and sources of these assets were as follows:

                                                            SEPTEMBER 30,
                                                        ---------------------
                                                            1998        1997
                                                        ----------  ---------
Deferred Tax Assets:
   Allowance for loan losses                            $  115,600    107,440
                                                        ----------  ---------
         Total                                             115,600    107,440
                                                        ----------  ---------

Deferred Tax Liabilities:
   Bad debt deduction recapture                             42,419     48,480
   Unrealized gains on available-for-sale securities        18,092        -0-
   Depreciation                                             28,183      9,430
                                                        ----------  ---------
      Total                                                 88,694     57,910
                                                        ----------  ---------

   Net Deferred Tax Assets (Liabilities)                $   26,906     49,530
                                                        ==========  =========

-----------------------------------------------

The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the Federal statutory tax rate of 34% to earnings before taxes on income:

                                                   YEAR ENDED SEPTEMBER 30,
                                                  ------------------------
                                                      1998        1997
                                                   ----------  ----------
   Expected income tax                             $  163,660     129,883
   Increase (decrease) in tax resulting from:
      State and local taxes                            12,459      (2,440)
      Other, net                                        1,696      (8,232)
                                                   ----------  ----------
   Actual income tax expense                       $  177,815     119,211
                                                   ==========  ==========


Note 10 - Commitments and Contingencies
---------------------------------------

The Bank had outstanding mortgage loan commitments at September 30, 1998 and 1997 of $1,488,548 and $1,022,930, respectively. These commitments represent financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of the Bank's customers. These commitments involve elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. Outstanding loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained varies but includes primarily real estate.


Note 11 - Retirement Plans
--------------------------

401(k) Plan - The Bank has a 401(k) plan, covering all full-time employees who meet the plan's eligibility requirements. The plan is a defined contribution plan. The Bank made contributions to the plan in the amount of $12,000 and $10,000 for the years ended September 30, 1998 and 1997, respectively.

Deferred Compensation Plan - Effective December 15, 1996, the Bank adopted a deferred compensation plan for the benefit of its officers and directors.
Although the plan is to be funded from the general assets of the Bank, life insurance policies were acquired for the purpose of serving as the primary funding source. As of September 30, 1998 and 1997, the cash values of those policies were $337,813 and $218,106 and the liability accrued for benefits payable under the plan was $-0- and $-0-, respectively.

Employee  Stock  Ownership  Plan - Effective  April 2, 1998, the Bank adopted an
employee  stock   ownership  plan  (ESOP)  for  those  employees  who  meet  the eligibility requirements of the plan.

The ESOP trust borrowed $529,000 on April 2, 1998 from the Company and purchased 52,900 shares of the Company's common stock at a price of $10 per share. The loan is a ten-year loan with principal payments of $52,900 annually plus interest at 8.5% and is guaranteed by the Bank.

--------------------------------------

ESOP shares are maintained in a suspense account until released to participants' accounts. The release of shares from the suspense account is based on the debt service paid in the year in proportion to the total of current year and remaining debt service. Allocation of released shares to participants' accounts is done as of December 31 based on the then fair market value of the shares. Since the first valuation date for the purpose of allocating the shares has not yet occurred, cost is estimated to approximate fair value.

As of September 30, 1998, the ESOP held 52,900 shares of the Company's common stock as follows:

                                                    SEPTEMBER 30,
                                                        1998
                                                    ------------
Number of Shares:
   Released and allocated                           $       -0-
   Suspense                                              52,900

Fair Value:
   Released and allocated                           $       -0-
   Suspense                                             529,000

The expense recorded by the Company is based on contributions to the ESOP accrued during the year in amounts determined by the Board of Directors and represents compensation and interest as follows:

                                                     YEAR ENDED
                                                    SEPTEMBER 30,
                                                        1998
                                                   -------------

Compensation                                         $   37,698
Interest                                                 22,302
                                                     ----------

                                                     $   60,000
                                                     ==========

Note 12 - Reconciliation of Regulatory Reports
----------------------------------------------

Net income and net worth of the Bank reported in these audited financial statements differs from amounts in reports filed with the Office of Thrift Supervision (OTS) as follows (In Thousands):

Net Income:
-----------
                                               YEAR ENDED SEPTEMBER 30,
                                                   1998        1997
                                                  ------      ------

Net Income reported to OTS                       $   334         193

Reconciling Items                                    (48)         68
                                                  ------      ------

Net Income for the twelve months ended
   September 30 per audited financial statement  $   286         263
                                                  ======      ======

----------------------------------------------------------

Net Worth:
----------
                                                          SEPTEMBER 30,
                                                   -------------------------
                                                       1998             1997
                                                   -----------    ----------

Net Worth reported to OTS                          $     5,839         2,910

Reconciling Items                                          -0-            48

Total Net Worth on September 30, per audited
   financial statement                             $     5,839         2,958
                                                   ===========    ==========


Note 13 - Advances From Federal Home Loan Bank

Advances consist of the following:

                                                          SEPTEMBER 30,
                                                   -------------------------
                                                        1998         1997
                                                   -----------    ----------
Advances  payable -  Federal  Home Loan Bank of
 Atlanta,  bearing  interest  at variable rate,
 due July 16, 1998,  collateralized  by all
 stock in the Federal Home Loan Bank and
 qualifying first mortgage loans.                  $       -0-     1,300,000
                                                    ===========   ==========


Note 14 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                             SEPTEMBER 30, 1998             SEPTEMBER 30, 1997
                                       ---------------------------      -------------------------
                                         CARRYING           FAIR          CARRYING         FAIR
                                          AMOUNT           VALUE           AMOUNT          VALUE
                                       -----------      ----------      ----------     ----------
Financial assets:
   Cash and cash equivalents           $   371,866         371,866         656,808        656,808
   Investment securities                 5,840,709       5,840,645       3,850,815      3,847,170
   Loans, net of allowance
      for loan losses                   36,397,067      36,447,000      33,325,719     33,322,000
   Accrued interest receivable             447,854         447,854         381,218        381,218
   Investment in Federal Home
      Loan Bank stock                      239,800         239,800         227,700        227,700

Financial liabilities:
   Deposits                             34,954,584      35,084,000      34,470,803     34,598,000
   Advances from Federal Home
      Loan Bank                                -0-             -0-       1,300,000      1,300,000
   Accrued interest payable                275,028         275,028         272,346        272,346

Note 14 - Fair Values of Financial Instruments (Continued
---------------------------------------------------------

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.


                            SEPTEMBER 30, 1998          SEPTEMBER 30, 1997
                         -------------------------    -----------------------
                         NOTIONAL           FAIR        NOTIONAL       FAIR
                         AMOUNT            VALUE        AMOUNT        VALUE
                         -----------     ---------    ---------     ---------

Other:
   Loan commitments      $ 1,488,548     1,488,548    1,022,930     1,022,930


Note 15 - Related Party Transactions
------------------------------------

Related parties to the Company are identified as its officers and directors. During the years ended September 30, 1998 and 1997, the Company had the following related party transactions:

                                                          SEPTEMBER 30,
                                                    ----------------------
                                                      1998          1997
                                                    ---------     --------
Loans to officers and directors (balance at
   September 30), Note 4                            $ 720,735      674,614
Deposits held for officers and directors (balance
   at September 30),Note 7                            381,331      556,252
Insurance premiums paid - director                     17,353       22,314
Legal fees paid - director                              8,146        3,000
Supplies purchased - officers and directors               321        8,218


Note 16 - Year 2000 Issue
-------------------------

The Bank is aware of the issues associated with the programming code in existing computer systems as the Millennium (Year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

The Bank is utilizing external resources to identify, correct or reprogram and test the systems for the year 2000 compliance. It is believed that all reprogramming efforts have been completed, allowing adequate time for testing. Management estimates the cost of the year 2000 compliance will be $10,000.

Note 17 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
----------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION

                               SEPTEMBER 30, 1998
                               ------------------


                                     Assets
                                     ------

Cash on deposit                                   $1,553,906
Investment in Quitman Federal Savings Bank         5,839,420
Investment securities available-for-sale           1,010,200
Loans receivable - subsidiary ESOP                   529,000
Accrued interest receivable                           43,702
                                                  ----------

         Total Assets                             $8,976,228
                                                  ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
   Income taxes payable                                            $    9,417
   Deferred income taxes payable                                        3,058
                                                                   ----------
                                                                       12,475
                                                                   ----------
Stockholders' Equity:
   Capital stock                                                       66,125
   Additional paid in capital                                       6,135,412
   Retained earnings                                                3,256,097
   Unrealized gains (losses) on available-for-sale securities          35,119
   Esop loan guaranty of subsidiary                                  (529,000)
                                                                   ----------
                                                                    8,963,753
                                                                   ----------

         Total Liabilities and Stockholders' Equity                $8,976,228
                                                                   ==========

--------------------------------------------------------------------------------

                               STATEMENT OF INCOME

                          YEAR ENDED SEPTEMBER 30, 1998
                          -----------------------------


Income:
   Equity in income of subsidiary             $  238,388
   Interest income                                43,424
                                              ----------
                                                 281,812

Expenses                                          16,378
                                              ----------

Income before taxes                              265,434
Income taxes                                       9,417
                                              ----------

Net Income                                    $  256,017
                                              ==========

Note 17 - Financial Information of Quitman Bancorp, Inc.(Parent Only) Continued)
--------------------------------------------------------------------------------

                             STATEMENT OF CASH FLOWS

                          YEAR ENDED SEPTEMBER 30, 1998
                          -----------------------------


Cash Flows From Operating Activities:
   Net income                                                  $  256,017
   Adjustments:
      Equity in income of subsidiary                             (238,388)
      Amortization of premium on securities                           278
      (Increase) decrease in accrued interest receivable          (43,702)
      Increase (decrease) in income taxes payable                   9,417
                                                               ----------

Net Cash Provided (Used) By Operating Activities                  (16,378)
                                                               ----------

Cash Flows From Investing Activities:
   Purchase of available-for-sale securities                   (1,001,484)
   Loan to subsidiary ESOP                                       (529,000)
   Investment in subsidiary                                    (3,100,769)
                                                               ----------

Net Cash Provided (Used) By Investing Activities               (4,631,253)
                                                               ----------

Cash Flows From Financing Activities:
   Issuance of 661,250 shares of common stock                   6,201,537
                                                               ----------

Net Cash Provided By Financing Activities                       6,201,537
                                                               ----------

Net Increase In Cash                                            1,553,906

Cash And Cash Equivalents At Beginning Of Period                      -0-

Cash And Cash Equivalents At End Of Period                     $1,553,906
                                                               ==========

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
   Cash Paid During The Period For:
      Interest                                                 $      -0-
                                                               ==========
      Income taxes                                             $      -0-
                                                               ==========

Schedule Of Non-Cash Investing And Financing Activities:
--------------------------------------------------------
   Total increase in unrealized gains on securities
      available-for-sale                                       $    8,994
                                                               ==========

                              QUITMAN BANCORP, INC.
                             100 West Screven Street
                             Quitman, Georgia 31643
                                 (912) 263-7538


Board of Directors and Executive Officers of Quitman Bancorp, Inc.


Claude R. Butler                           John W. Romine
Chairman of the Board                      President and owner
Pork Producer                              Romine Furniture Co., Inc.

Robert L. Cunningham, III                  Melvin E. Plair
Vice Chairman of the Board                 President and Chief Executive Officer
Secretary & Treasurer of                   Quitman Bancorp, Inc. and Quitman
R.L. Cunningham & Sons, Inc.               Federal Savings Bank
Peanut warehouse and peanut
  seed business
                                           Peggy L. Forgione
Walter B. Holwell                          Vice President and Controller
President and owner                        Quitman Bancorp, Inc. and Quitman
Holwell & Holwell, Inc.                    Federal Savings Bank
Insurance agents

Daniel M. Mitchell, Jr.
Attorney at Law




Corporate Counsel                          Independent Auditors
Daniel M. Mitchell, Jr. Esquire            Stewart, Fowler & Stalvey, P.C.
110 S. Washington Street                   3208 Wildwood Plantation Drive
Quitman, Georgia  31643                    Valdosta, Georgia  31605


Special Counsel                            Transfer Agent and Registrar
Malizia, Spidi, Sloane & Fisch, P.C.       Registrar & Transfer Company
One Franklin Square                        10 Commerce Drive
1301 K Street, N.W., Suite 700 East        Cranford, New Jersey  07016
Washington, D.C. 20005                     (908) 497-2300



Our Annual Report for the year ended September 30, 1998 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write Mr. Melvin E. Plair, President and Chief Executive Officer. The Annual Meeting of Stockholders will be held on January 27, 1999 at 11:00 a.m. at the Brooks County Library, Quitman, Georgia.