Form 10KSB, Exhibit 13
period 1999-09-30
QUITMAN BANCORP INC
filed 1999-12-23
CIK 1051850

EXHIBIT 13

                                                 QUITMAN BANCORP, INC.

                                                 ANNUAL REPORT
                                                 For the Year Ended
                                                 September 30, 1999

                              QUITMAN BANCORP, INC.
                                  ANNUAL REPORT



                                TABLE OF CONTENTS



Letter to Stockholders.......................................................1


Company Information..........................................................2


Common Stock Information.....................................................3


Management's Discussion and Analysis of Financial Condition
and Results of Operations....................................................4


Independent Auditors' Report................................................14


Consolidated Financial Statements...........................................15


Notes to Consolidated Financial Statements..................................20


Office Locations and Other Corporate Information............................43

December 10, 1999

Dear Fellow Stockholders:

This is the second annual stockholders' report for Quitman Bancorp, Inc., the holding company for Quitman Federal Savings Bank. The bank completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in April 1998. The conversion generated $6.2 million of new capital, although the bank's current financial safety and soundness is the result of many years of conservative management. Our successful management of capital remains a key challenge.

As we wrote last year, we believe the company is well positioned to meet tomorrow's challenges and demands as a community savings bank, and we look forward to the future with enthusiasm and optimism. Here are some of the reasons why.

We operate from our new office that opened in April 1999. This new office is substantially larger than our old office and allows us to focus on our customers instead of trying to find space for our employees to work. Through time, our goal is to more than offset the dramatically increased expenses of our new office with additional income. We correctly presumed that we would not accomplish this goal before the end of our fiscal year. However, we exceeded our projections for the fiscal year. We are pleased to report that this year we earned more than last year in both the aggregate and on a per share basis.

We still have a loyal customer base, a dedicated board of directors and an excellent staff who recognize the importance of quality service. We will continue to focus on what we do best. These have been the key ingredients to our profitability and growth for more than 60 years and will continue to shape our future.

The market for savings bank stocks has not significantly improved from the decline that occurred in 1998. This market has definitely affected the price of your company stock. While we, as fellow stockholders, can't control the market, we can continue to run the bank and trust that our stock price will eventually increase because of the actions we are taking now. However, we are not sitting still. During the fiscal year we repurchased common stock at a total cost of $1.4 million. We hope that the future proves this to be an investment from which we all benefit.

Your board of directors and management are committed to protecting and enhancing the value of your investment in the company. To do so, we are challenged to continue delivering high quality services to our customers and community. We appreciate the confidence, support, and loyalty of our customers, employees, and stockholders. If you know people who or businesses that want a better banking relationship, then send them to us. You and they will be glad you did.

Sincerely,


/s/Melvin E. Plair                                        /s/Claude R. Butler
-------------------                                       ---------------------
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

The Bank is a federally chartered stock savings bank that commenced business in 1936. The Bank is examined and regulated by the Office of Thrift Supervision
("OTS") and its deposits are federally insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of and owns capital stock in the Federal Home Loan Bank ("FHLB") of Atlanta, which is one of the 12 regional banks in the FHLB System.

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

Date                                                High             Low
----                                              --------         --------

April 2, 1998 to June 30, 1998                     $15.125          12.000
July 1, 1998 to September 30, 1998                  13.125           9.000
October 1, 1998 to December 31, 1998                11.125           9.250
January 1, 1999 to March 31, 1999                   11.750          10.000
April 1, 1999 to June 30, 1999                      11.500          10.000
July 1, 1999 to September 30, 1999                  11.500          10.625


The number of shareholders of record of Common Stock as of September 30, 1999, was approximately 195, exclusive of the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At September 30, 1999, there were 533,960 shares issued and outstanding. Our ability to pay dividends to stockholders is primarily dependent upon the dividends we receive from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if that dividend would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS. We paid dividends on the Common Stock in the amount of $112,413 on May 24, 1999. This dividend was declared on April 20, 1999 in the amount of $0.20 per share.

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

         These forward-looking statements involve risks and uncertainties, such as statements of our plans, expectations, and estimates that are subject to change based on several factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from the plans, expectations, and estimates expressed in our forward-looking statements: the strength of the United States economy and the strength of the local economies in which we operate; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by customers, including the features and pricing compared to competitors' products and services; the willingness of customers to substitute our products and services for those of our competitors; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, and securities); technological changes; disruption in data processing caused by computer malfunctions associated with the year 2000 problem; acquisitions; changes in consumer spending and saving habits; and our success in dealing with these factors.

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

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As described in the following paragraph, our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining liquid assets in excess of regulatory minimums for material and prolonged changes in interest rates. At September 30, 1999, our liquid asset ratio was 14.91%.

         We originate fixed rate real estate loans which approximated 92.0% of our loan portfolio at September 30, 1999. To manage the interest rate risk of this type of loan portfolio, generally we limit maturities of fixed rate loans to no more than 5 years and maintain a portfolio of liquid assets. Our liquid assets include cash and cash equivalents and investment securities available-for-sale. At September 30, 1999, these liquid assets totaled $8.5 million, which was 18.9% of our total liabilities of $45.1 million. We maintain these liquid assets to protect us in the event market interest rates rise and we experience losses because we are paying more for our liabilities than we are earning on our assets. If this happens, we may need liquid assets to continue paying our liabilities and to continue operating with required capital levels. However, maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. In the past several years we have increased the size of our construction lending portfolio through, in part, the use of short term borrowings from the FHLB. Construction loans have a shorter duration than most of our other loans and this type of lending and borrowing has somewhat reduced our interest rate risk. At September 30, 1999, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 3 years and the average weighted term of our deposits was slightly less than 15 months. In the future, we may begin funding parts of loans originated by other financial institutions as a way of increasing our interest rate spread. However, these loan participations and the method we use to fund them may result in additional interest rate risk as well, as possibly, credit risk.

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

                       Board Limit of a
                     Percentage Change In         Change in NPV
                   -----------------------  ----------------------------
        Changes                                Dollars
       in Market        NII        NPV      (in thousands)   Percentages
                   ----------   ----------  --------------- ------------
   Interest Rates(1)
   -----------------
    (basis points)
        +400           -60%        -65%       -$1,079        -17.13%
        +300           -60%        -60%       -$  764        -12.13%
        +200           -40%        -40%       -$  476         -7.56%
        +100           -20%        -25%       -$  203         -3.22%
        -100           -25%        -25%         $ 203          3.22%
        -200           -40%        -40%         $ 420          6.67%
        -300           -50%        -50%         $ 728         11.56%
        -400           -60%        -60%        $1,096         17.40%

--------------
(1)      100 basis points equals 1%.

         Because most of our loans have a longer term than most of our deposits, the computation of the impact on our net income indicated we would earn more income if interest rates were to fall and we would earn less income if interest rates were to rise. Specifically, the computation of an instantaneous and permanent 200 basis point decrease in market interest rates indicated an approximately 5% increase in estimated pre-tax income. The computation of an instantaneous and permanent 200 basis point increase in market interest rates indicated an approximately 9% decrease in estimated pre-tax income. Both of these computations (1) were based on financial information at September 30, 1999, (2) assumed net income over the 12 months following September 30, 1998 and
(3) resulted in financial results within the guidelines shown in the table above. These computations assumed that certain types of our loans, securities, and deposit accounts would have certain interest rates during the 12 month period. For example, our savings and NOW accounts were assumed to yield no more than 4.20% and our consumer loans and fixed rate mortgage loans were assumed to yield 9.00% and 8.50%, respectively. The use of different assumptions would also result in different results.

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

Financial Condition

         Total consolidated assets increased $8.4 million, or 18.9% to $52.8 million at September 30, 1999, from $44.4 million at September 30, 1998. The increase in total assets reflects a $4.7 million increase in loans receivable, a $717,992 increase in investment securities, and a $144,541 increase in the cash value of life insurance. Our increase in loans receivable is mainly due to increased demand for loans in our market area.

         Deposits increased $7.0 million or 1.5% to $42.0 million at September 30, 1999 from $35.0 million at September 30, 1998. The increase in fiscal 1999 was a result of competitive pricing to fund loan demand. Advances from the Federal Home Loan Bank ("FHLB") of Atlanta increased $2.5 million to $2.5 million. Other liabilities increased by $225,000 primarily due to the purchase of investment securities in September 1999, which did not close until October 1999 of $221,000. As a result of the acquisition of treasury stock, our equity decreased $1.3 million.

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


                                                                              Year Ended September 30,
                                             --------------------------------------------------------------------------------------
                                                                1999                                         1998
                                             ----------------------------------------    ------------------------------------------
                                                Average                       Average         Average                      Average
                                                Balance        Interest     Yield/Cost        Balance       Interest     Yield/Cost
                                                -------        --------     ----------        -------       --------     ----------
                                                                             (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)........................  $38,759          $3,505          9.04%         $34,577       $3,156           9.13%
  Mortgage-backed securities.................      701              40           5.71             524           30            5.73
  Investment securities......................    5,499             325           5.91           3,490          230            6.59
  Other interest-earning assets..............      488              31           6.35           1,563           99            6.33
                                                ------           -----                          -----        -----
    Total interest-earning assets............   45,447           3,901           8.58          40,154        3,515            8.75
Non-interest-earning assets..................    3,155              --                          1,767           --
                                                ------           -----                         ------        -----
    Total assets.............................  $48,602          $3,901                        $41,921       $3,515
                                                ======           =====                         ======        =====

Interest-bearing liabilities:
  NOW Accounts...............................  $ 1,795            $ 62           3.45         $ 1,464         $ 52            3.55
  Savings accounts...........................    1,847              77           4.17           2,240           87            3.88
  Money market accounts......................       --              --             --              --           --              --
  Certificates of deposit....................   34,671           2,030           5.86          31,783        1,929            6.07
  Other liabilities..........................      634              35           5.52             615           36            5.85
                                                ------           -----           ----          ------        -----
    Total interest-bearing liabilities.......   38,947           2,204           5.66          36,102        2,104            5.83
Non-interest bearing liabilities.............    1,336              --                          1,537           --
                                                ------           -----                         ------        -----
    Total liabilities........................   40,283          $2,204                         37,639       $2,104
                                                                 =====                                       =====
Equity.......................................    8,319                                          4,282
                                                ------                                         ------
    Total liabilities and retained earnings..  $48,602                                        $41,921
                                                ======                                         ======
Net interest income..........................                   $1,697                                      $1,411
Interest rate spread(2)......................                                   2.92%                                        2.92%
Net yield on interest-earning assets(3)......                                   3.73%                                        3.51%
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....                                 116.69%                                      111.22%
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

                                                                     Year Ended September 30,
                                -----------------------------------------------------------------------------------------------
                                       1999     vs.     1998                                   1998     vs.     1997
                                ----------------------------------------------   ----------------------------------------------
                                        Increase (Decrease)                                     Increase (Decrease)
                                              Due to                                                  Due to
                                ----------------------------------------------   ----------------------------------------------
                                                           Rate/                                                Rate/
                                  Volume       Rate       Volume         Net          Volume       Rate        Volume      Net
                                ----------   -------    ---------    ---------   -------------   --------   -----------  ------
                                                                   (Dollars in thousands)
Interest income:
  Loans receivable..............   $382        $(30)       $ (3)          $349          $231       $(15)       $ (1)       $215
  Investment securities.........    142         (24)        (13)           105            16          9           1          26
  Other interest-earning assets.    (68)          3          (3)           (68)           78         --          (1)         77
                                    ---         ---         ---            ---           ---        ---          --         ---
                                   $456        $(51)       $(19)          $386          $325       $ (6)       $ (1)       $318
                                    ===         ===         ===            ===           ===        ===          ==         ===

Interest expense:
  NOW accounts..................   $ 12        $ (1)       $ (1)          $ 10          $ (1)      $  4        $ --        $  3
  Savings accounts..............    (15)          6          (1)           (10)            2          3          --           5
  Money market accounts.........    ---          --          --             --            --        ---          --         ---
  Certificate of deposit            175         (68)         (6)           101           143          3           1         147
  Other liabilities.............      1          (2)         --             (1)          (31)         4          (2)        (29)
                                    ---         ---         ---            ---           ---        ---          --         ---
    Total interest-bearing
      Liabilities...............   $173        $(65)       $ (8)          $100          $113       $ 14        $ (1)       $126
                                    ===         ===         ===            ===           ===        ===          ==         ===

Net change in interest income...   $283        $ 14        $(11)          $286          $212       $(20)       $ --        $192
                                    ===         ===         ===            ===           ===        ===         ===         ===

                                       9

Results of Operations for the Years Ended September 30, 1999 and 1998

         Net Income. Net income increased $44,762 or 14.8% from $303,537 for fiscal 1998 to $348,299 for fiscal 1999. The increase was primarily the result of an increase in interest on loans receivable due to an increase in the average balance of $4.2 million, an increase in other interest income on other interest earning assets due to an increase in the average balance of $1.1 million and an increase of $141,000 in non-interest income partially offset by an increase in interest expense due to an increase in the average balance of interest-bearing liabilities of $2.8 million and increase in non-interest expenses of $329,000.

         Net Interest Income. Our net interest income increased $241,918 or 16.6% to $1,696,116 in fiscal 1999 compared to $1,454,198 in fiscal 1998. The increase was due primarily to the growth of average interest-earning assets from $40.2 million in fiscal 1998 to $45.4 million in fiscal 1999.

         The increase in our average interest-earning assets of $5.2 million reflects an increase of $4.2 million in average loans. Our increase in average loans receivable is mainly due to increased demand for loans in our market area.

         Our interest rate spread did not change and net interest margin increased in fiscal 1999 compared to fiscal 1998. This was due to the decrease in the yield on interest-earning assets from 8.75% in fiscal 1998 to 8.58% in fiscal 1999 and the decrease in the interest cost of average interest-bearing liabilities from 5.83% in fiscal 1998 to 5.66% in fiscal 1999.

         The yield on our average interest-earning assets decreased in fiscal 1998 primarily due to a decrease in the yield on loans receivable. This decrease in yield on our loans receivable primarily reflected a decrease in the average interest rates and, to a lesser degree, the payoff of higher yielding loans.

         The decrease in the cost of our average interest-bearing liabilities was due primarily to an increase in the average balance of our certificates of deposit from $29.4 million in fiscal 1997 to $31.8 million in fiscal 1998 offset by a decrease in the average rates.

         Provision for Loan Losses. Our provision for loan losses decreased $4,100 from $24,000 for fiscal 1998 to $19,900 for fiscal 1999. The decrease in the provision for fiscal 1999 was the result of management's review of our loan portfolio, the potential losses in our loan portfolio and our history of experiencing no losses on loans in recent years.

         Noninterest Income. Our non-interest income increased approximately $141,000 in fiscal 1999 as compared to fiscal 1998. This was attributable to a gain on the sale of fixed assets and an increase in other income.

         Noninterest Expense. Our non-interest expense increased by $329,154 or 32.89% from $1,004,035 for fiscal 1998 to $1,333,189 for fiscal 1999. The increase was primarily attributable to increases in compensation expense, depreciation expense on equipment additions, and other operating expenses.

         As a result of the conversion, our expenses have increased because of the costs associated with our employee stock ownership plan, and the costs of being a public company. We also offered checking accounts and the use of an automated teller machine (an "ATM") to our customers during fiscal 1999. Our preparation costs for these products and the costs of soliciting checking account funds has also increased our expenses. We have not yet received sufficient checking account funds or other income to offset these additional costs.

         Although no definite plans have been made, we are exploring whether to purchase land and construct a branch. We would likely hire experts or spend money before we commit to purchasing land or constructing a new branch. If we decided not to build a new branch, the money that we had spent up to that time would be a noninterest expense and would negatively affect our income.

We expect noninterest expense will increase as a result of the staffing and equipping of the new bank building opened in April 1999. We expect a reduction in net income (and possibly losses) compared to prior periods as a result of these expenses until the new building results in higher overall levels of loan and deposit activity to offset the additional expenses. We believe that this expansion should enhance shareholder value and hope that the decrease in earnings will not be as great following the end of year 2000. Our statement of beliefs concerning our expansion is a forward looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to us in making certain forward looking statements that are accompanied by the factors that could cause actual results to differ materially from the forward looking statement. As with any expansion, if a new office or additional personnel do not ultimately result in increased loan and deposit activity and increased net income, these expenses would continue to have an adverse affect on net income past the end of year 2000. Our noninterest expense would further increase if we build the new branch discussed in the prior paragraph.

     Income Tax Expense.Our income tax expense increased $12,970 from $177,815 in fiscal 1998 to $190,785 in fiscal 1999 due to the increase in income before taxes.

         Return on Equity and Assets:

                                                     YEAR ENDED SEPTEMBER 30,
                                                    -------------------------
                                                       1999           1998
                                                    ---------       ---------
  Return on Assets (Net income divided
    by average assets)                                   .72%         .70%
  Return on Equity (Net income divided by
    average equity)                                     4.19%        5.08%
  Dividend Payout Ratio (Dividends paid
    divided by net income)                             32.27%          --
  Equity to Assets Ratio (Equity divided by total
    assets)                                            14.52%       20.21%

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio is 4.0% and our liquidity ratio average was 15% and 14% at September 30, 1999 and 1998, respectively.

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

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended September 30, 1999 was $275,429 as compared to $402,899 for the year ended September 30, 1998.

         Net cash used in our investing activities (i.e., cash receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended September 30, 1999 totaled $6.7 million, an increase of $1.2 million from September 30, 1998. The increase was primarily attributable to our use of $3.8 million in cash to fund the purchase of available-for-sale investment securities and the use of $5.0 million in cash to fund the net increase in loan originations, partially offset by the proceeds from the maturity and sale of investment securities and sale of fixed assets.

         Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for fiscal 1999 totaled $8.0 million compared to $4.8 million for fiscal 1998. This is a result of a net increase in deposits of $7.0 million in fiscal 1999 as compared to an increase of $.5 million in fiscal 1998 and proceeds of $2.5 million in FHLB advances.

         We are taking necessary steps to be certain our data processing equipment and software will properly function on January 1, 2000, the date that computer problems are expected to develop worldwide on computer systems that incorrectly identify the year 2000 and incorrectly compute interest, payment or delinquency. Accurate data processing is essential to our operations.

         We have examined our computers to determine whether they will properly function on January 1, 2000 and do not believe that we will experience material costs to upgrade our computers. We have ordered and installed an upgrade to our computer system that is intended to solve the Year 2000 Computer software issue. We installed this upgrade during the first calendar quarter of 1998. Testing of this software is complete. We believe that all reprogramming efforts have been completed and tested.

         If there is a malfunction of the software, we plan to implement "manual processing" until our software becomes Y2K compliant. We have ordered packages of all forms required to handle loans, deposits and operations. Detailed plans for the manual operation of Quitman Federal Savings Bank are in progress.

         Non-information technology such as; heating, air conditioning and door locks have been tested. These areas will not be impacted.

         We have made contact with our Commercial Borrowers regarding the Year 2000 issue, advising them of the potential problem. As the majority of our loan portfolio is 1 to 4 family dwellings, we do not feel our commercial borrowers will be an issue.

         During the fiscal year ending September 30, 2000, approximately $27.4 million of certificates of deposit (approximately 74% of our total deposits) will mature. We expect that most of these certificates of deposit will be renewed. Even if many of these certificates of deposit are not renewed, we believe that we have sufficient liquidity and other sources of funds to successfully manage the outflow of funds.

         A new bank building was constructed during the year ended September 30, 1999, the cost of the new facility and land was $1,059,931. We are exploring whether to purchase land and construct a branch. Although no definite plans have been made, if a new branch is built, the land and construction costs could total approximately $600,000. We have sufficient liquid assets to pay for these costs.

         Pursuant to FASB No. 130 the Bank is required to record changes in the value of its investment portfolio as regards unrealized gains or losses that may result from movements in interest rates. As of September 30, 1999, the Savings Bank shows unrealized losses, net of tax effect, totaling $78,000 due to the recent upward surge in interest rates as the national money markets reacted to actions by the Federal Open Market Committee. Management does not anticipate the realization of the above loss. The unrealized loss does however negatively impact the Bank's capital. The unrealized losses combined with net operating income of $348,000 yields a net increase in the Bank's capital of $270,000, net of applicable taxes, and a corresponding increase in the book value of common stock from $13.56 on September 30, 1998 to $14.37 as of September 30, 1999. The Bank's capital continues to exceed regulatory requirements and continues to be adequate to support future asset growth.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To the Board of Directors and Stockholders
Quitman Bancorp, Inc. and Subsidiary
Quitman, Georgia

We have audited the accompanying consolidated statements of financial condition of Quitman Bancorp, Inc. and Subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quitman Bancorp, Inc. and Subsidiary as of September 30, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        /s/Stewart, Fowler & Stalvey, P.C.
-----------------------------------
Valdosta, Georgia
October 15, 1999

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                     ASSETS
                                     ------

                                                                                           SEPTEMBER 30,
                                                                                   ----------------------------
                                                                                       1999            1998
                                                                                   ------------    ------------
Cash and Cash Equivalents, Notes 1 and 2:
   Cash and amounts due from depository
      institutions                                                                 $  1,706,799         168,404
   Interest-bearing deposits in other banks                                             261,896         203,462
                                                                                   ------------    ------------
         Total Cash and Cash Equivalents                                              1,968,695         371,866
Investment securities:
   Available-for-sale (fair value $6,558,701 in 1999
      and $5,640,709 in 1998), Notes 1 and 3                                          6,558,701       5,640,709
   Held-to-maturity (fair value $0 in 1999 and
      $199,936 in 1998), Notes 1 and 3                                                        0         200,000
Loans receivable, Notes 1 and 4                                                      41,120,768      36,397,067
Office properties and equipment, at cost, net of
   accumulated depreciation, Notes 1 and 5                                            1,601,398         681,453
Real estate acquired in settlement of loans, Note 1                                     139,045               0
Accrued interest receivable, Note 6                                                     514,290         447,854
Investment required by law-stock in Federal
   Home Loan Bank, at cost, Note 13                                                     286,700         239,800
Cash value of life insurance, Note 11                                                   482,354         337,813
Other assets, Notes 1 and 9                                                             170,198          45,182
                                                                                   ------------    ------------

         Total Assets                                                              $ 52,842,149      44,361,744
                                                                                   ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------



Liabilities:
   Deposits, Note 7                                                                $ 41,993,095      34,954,584
   Advances from Federal Home Loan Bank, Note 13                                      2,500,000               0
   Accrued interest payable                                                             303,512         275,028
   Income taxes payable, Note 9                                                           1,312          24,660
   Other liabilities                                                                    369,230         143,719
                                                                                   ------------    ------------

      Total Liabilities                                                              45,167,149      35,397,991
                                                                                   ------------    ------------

Stockholders' Equity:
   Common stock,  $.10 par value,  4,000,000 shares  authorized,  661,250 shares issued and 533,960 shares outstanding at September 30, 1999 (661,250
      September 30, 1998)                                                                66,125          66,125
   Preferred stock, no par value, 1,000,000 shares
      authorized, no shares issued or outstanding                                             0               0
   Additional paid in capital                                                         6,135,412       6,135,412
   Retained Earnings, Note 8                                                          3,491,984       3,256,097
   Accumulated other comprehensive income (loss)                                        (77,699)         35,119
   Treasury stock, at cost (127,290 shares)                                          (1,438,272)              0
   Receivable from ESOP, Note 11                                                       (502,550)       (529,000)
                                                                                   ------------    ------------

      Total Stockholders' Equity                                                      7,675,000       8,963,753
                                                                                   ------------    ------------

         Total Liabilities and Stockholders' Equity                                $ 52,842,149      44,361,744
                                                                                   ============    ============

Note:The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------


                                                 YEAR ENDED SEPTEMBER 30,
                                                 ------------------------
                                                    1999         1998
                                                 ----------   ----------
Interest Income:
   Loans receivable:
      First mortgage loans                       $3,290,099    3,029,927
      Consumer and other loans                      214,504      148,753
   Interest on FHLMC Pool                               171          259
   Investment securities                            364,730      280,948
   Interest-bearing deposits                         30,374       98,115
   Federal funds sold                                   481          524
                                                 ----------   ----------

         Total Interest Income                    3,900,359    3,558,526
                                                 ----------   ----------

Interest Expense:
   Deposits, Note 7                               2,169,361    2,067,707
   Interest on Federal Home Loan
      Bank advances                                  34,882       36,621
                                                 ----------   ----------

         Total Interest Expense                   2,204,243    2,104,328
                                                 ----------   ----------

Net Interest Income                               1,696,116    1,454,198

Provision for loan losses, Notes 1 and 4             19,900       24,000
                                                 ----------   ----------

Net Interest Income After Provision for Losses    1,676,216    1,430,198
                                                 ----------   ----------

Non-Interest Income:
   Gain (loss) on sale of securities                  2,594           18
   Gain on sale of fixed assets                      84,019            0
   Gain (loss) on sale of other real estate           6,402        7,102
   Late charges on loans                             35,349       32,811
   Insurance commissions                              1,192        1,584
   Other income                                      66,501       13,674
                                                 ----------   ----------

         Total Non-Interest Income                  196,057       55,189
                                                 ----------   ----------

Non-Interest Expense:
   Compensation                                     464,815      317,778
   Other personnel expenses, Note 11                218,218      231,509
   Occupancy expenses of premises                    33,111       22,048
   Furniture and equipment expenses                 162,272      121,847
   Advertising, Note 1                               42,379       41,529
   Federal deposit insurance                         21,990       22,419
   Other operating expenses                         390,404      246,905
                                                 ----------   ----------

         Total Non-Interest Expense               1,333,189    1,004,035
                                                 ----------   ----------

Income Before Income Taxes                          539,084      481,352

Provision for Income Taxes, Note 9                  190,785      177,815
                                                 ----------   ----------

Net Income                                       $  348,299      303,537
                                                 ==========   ==========

Earnings Per Share, Note 1:
   Basic                                         $      .65   $      .50
                                                 ==========   ==========
   Diluted                                       $      .65   $      .50

                                                 ==========   ==========
Note:The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                      YEAR ENDED SEPTEMBER 30,
                                                     ---------------------------
                                                        1999         1998
                                                     ---------    ----------

Net Income                                           $ 348,299      303,537
                                                     ---------    ----------

Other comprehensive income (loss), net of tax:
   Unrealized  gains (losses) on securities:
      Unrealized holding gains (losses) arising
         during period                                (111,106)      29,144
      Less:reclassification adjustment for(gains)
         losses included in net income                  (1,712)         (18)
                                                     ---------    ---------
      Other comprehensive income (loss)               (112,818)      29,126
                                                     ---------    ---------
Comprehensive Income                                 $ 235,481      332,663
                                                     =========    =========













Note:The accompanying notes to financial statements are an integral part of this stateme

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------



                                                                                            ACCUMULATIVE
                                                                                               OTHER
                                 COMMON STOCK       ADDITIONAL                RECEIVABLE   COMPREHENSIVE
                            --------------------     PAID IN      RETAINED       FROM          INCOME          TREASURY
                             SHARES      AMOUNT       CAPITAL     EARNINGS       ESOP          (LOSS)            STOCK      TOTAL
                            --------    --------     --------    ---------   -----------     ----------        --------    -------
Balances, September
   30, 1997                       0   $         0           0    2,952,560             0          5,993              0    2,958,553

Net Income                        0             0           0      303,537             0              0              0      303,537

Common stock issued         661,250        66,125   6,135,412            0             0              0              0    6,201,537

Change in loan
 receivable from
 stock ownership
 plan                             0             0           0            0      (529,000)             0              0     (529,000)

Change in other
 comprehensive
 income (loss)                    0             0           0            0             0         29,126              0       29,126
                        -----------   ----------- -----------  -----------   -----------    -----------    -----------   ----------

Balances,
 September 30,
 1998                       661,250        66,125   6,135,412    3,256,097      (529,000)        35,119              0    8,963,753

Acquisition of
 shares of treasury
 stock                     (127,290)            0           0            0             0              0     (1,438,272)  (1,438,272)

Net income                        0             0           0      348,299             0              0              0      348,299

Dividends paid                    0             0           0     (112,412)            0              0              0     (112,412)

Change in loan
 receivable from
 employee stock
 ownership plan                   0             0           0            0        26,450              0              0       26,450

Change in other
 comprehensive
 income (loss)                    0             0           0            0             0       (112,818)             0     (112,818)
                        -----------   ----------- -----------  -----------   -----------    -----------    -----------   ----------

Balances,
 September 30,
 1999                       533,960   $    66,125   6,135,412    3,491,984      (502,550)       (77,699)    (1,438,272)   7,675,000
                        ===========   =========== ===========  ===========   ===========    ===========    ===========   ==========



Note:The accompanying notes to financial statements are an integral part of this stateme

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                        1999                1998
                                                                                    ------------       ------------
Cash Flows From Operating Activities:
-------------------------------------
   Net income                                                                        $  348,299            303,537
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                                                      110,046             79,081
      Provision for loan losses                                                          19,900             24,000
      (Increase) Decrease in deferred income tax benefit                                (18,366)             4,532
      Amortization (Accretion) of securities and loans                                   15,715              7,338
      Gain on sale of other real estate                                                  (6,402)            (7,102)
      Gain on sale of securities                                                         (2,594)               (18)
      Gain on sale of fixed assets                                                      (84,019)                 0
   Change in Assets and Liabilities:
      (Increase) Decrease in accrued interest receivable                                (65,367)           (66,636)
      Increase (Decrease) in accrued interest payable                                    28,484              2,682
      Increase (Decrease) in other liabilities                                            4,442             68,023
      Increase (Decrease) in income taxes payable                                       (23,348)           (32,196)
      (Increase) Decrease in other assets                                               (48,531)            19,640
                                                                                     ----------         ----------
         Net cash provided by operating activities                                      278,259            402,881
                                                                                     ----------         ----------

Cash Flows From Investing Activities:
-------------------------------------
   Capital expenditures                                                              (1,220,972)          (438,007)
   Purchase of available-for-sale securities                                         (3,845,382)        (3,634,680)
   Proceeds from sale of foreclosed property                                            139,380            296,710
   Proceeds from maturity of held-to-maturity securities                                200,000            600,000
   Net (increase) decrease in loans                                                  (5,015,624)        (3,321,041)
   Purchase of stock in Federal Home Loan Bank                                          (46,900)           (12,100)
   Principal collected on mortgage-backed securities                                    163,332             36,666
   Proceeds from sale of available-for-sale securities                                  500,000            498,018
   Proceeds from sale of fixed assets                                                   275,000                  0
   Proceeds from maturity of available-for-sale securities                            2,300,000            550,000
   Increase in cash value of life insurance                                            (144,541)          (119,707)
                                                                                     ----------         ----------
         Net cash provided (used) by investing activities                            (6,695,707)        (5,544,159)
                                                                                     ----------         ----------

Cash Flows From Financing Activities:
-------------------------------------
   Net increase (decrease) in deposits                                                7,038,511            483,781
   Proceeds from Federal Home Loan Bank advances                                      2,500,000                  0
   Payments on Federal Home Loan Bank advances                                                0         (1,300,000)
   Issuance of 661,250 shares of common stock                                                 0          6,201,537
   (Increase) Decrease in loan to employee stock ownership plan                          26,450           (529,000)
   Purchase of treasury stock                                                        (1,438,272)                 0
   Dividends paid                                                                      (112,412)                 0
                                                                                     ----------         ----------
         Net cash provided (used) by financing activities                             8,014,277          4,856,318
                                                                                     ----------         ----------
Net Increase (Decrease) in cash and cash equivalents                                  1,596,829           (284,942)

Cash and Cash Equivalents at Beginning of Period                                        371,866            656,808
                                                                                     ----------         ----------
Cash and Cash Equivalents at End of Period                                           $1,968,695            371,866
                                                                                     ==========         ==========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
   Cash paid during the year for:
      Income taxes                                                                   $  221,974            205,479
                                                                                     ==========         ==========
      Interest                                                                       $2,175,759          2,101,646
                                                                                     ==========         ==========

Schedule of Non-Cash Investing and Financing Activities
-------------------------------------------------------
   Total increase (decrease) in unrealized gains
      on securities available-for-sale                                               $ (170,937)            47,218
                                                                                     ==========         ==========
   Loans transferred to foreclosed real estate                                       $  272,023            225,693
                                                                                     ==========         ==========
   Securities purchased and closed in subsequent year                                $  221,069                  0
                                                                                     ==========         ==========

Note:The accompanying notes to financial statements are an integral part of this stateme

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Nature of Operations: Quitman Bancorp, Inc. (the "Company") is a Georgia - chartered corporation organized at the direction of Quitman Federal Savings Bank (the "Bank") (formerly Quitman Federal Savings & Loan Association) in connection with the Bank's conversion from a mutual to stock form of organization (the "Conversion"). On April 2, 1998, the Bank completed the conversion and became a wholly owned subsidiary of the Company.

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

Office  properties  and equipment  and related  depreciation  and  amortization:
Office properties and equipment, consisting of land, buildings, furniture and fixtures and automobile are carried at cost, less accumulated depreciation. The building, furniture, fixtures and equipment are being depreciated on the straight-line method.

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

-------------------------------------------------------------

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

Income taxes: Income taxes have been computed under Statement of Financial Accounting Standards No. 109. Implementation of Statement No. 109 with regard to income taxes did not have a material effect on the tax provisions of the Company. Deferral of income taxes results primarily from differences in the provision for loan losses, depreciation and unrealized gains and losses on available-for-sale securities for tax purposes and financial reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The financial statements reflect a net deferred asset of $103,391 and $26,906 at September 30, 1999 and 1998, respectively.

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

Advertising costs: The Bank expenses advertising costs as they are incurred. Advertising costs charged to expenses were $42,379 and $41,529 for the years ended September 30, 1999 and 1998, respectively.

---------------------------------------------------------------

Fair values of financial instruments: Statement of Financial Accounting Standards No. 107, Disclosure about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets, and, in many cases, could not be realized in immediate settlement of the instruments.
Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

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

---------------------------------------------------------------

   Earnings per share: The following table sets forth the reconciliation of the numerators and denominator of the basic and diluted earnings per share (EPS) computations:

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                    ---------------------------------
                                                                                        1999                  1998
                                                                                    -----------           -----------

 (a)   Net income available to shareholders                                         $   348,299               303,537
                                                                                    -----------           -----------

         Denominator:
           Weighted-average shares outstanding                                          584,111               661,250
           Less:  ESOP weighted-average shares
             Unallocated                                                                 50,916                52,900
                                                                                    -----------           -----------

   (b)   Basic EPS weighted-average shares outstanding                                  533,195               608,350

         Effect of dilutive securities:
           Stock options                                                                  1,030                     0
                                                                                    -----------           -----------

   (c)   Diluted EPS weighted-average shares outstanding                                534,225               608,350
                                                                                    ===========           ===========

           Basic earnings per share (a/b)                                           $       .65                   .50
                                                                                    ===========           ===========
           Diluted earnings per share (a/c)                                         $       .65                   .50
                                                                                    ===========           ===========

   Segment reporting: The Company is engaged in the activity of providing traditional banking services through its commercial banking subsidiary previously discussed under "nature of operations". The Company does not have reportable segments, foreign operations, assets located in foreign countries or major customers, as defined in Statement of Financial Accounting Standards No.
   131 (Disclosures About Segments of an Enterprise and Related Information).

   New  accounting  standards:  In June  1996,  the FASB  issued  SFAS  No.  125
   (Accounting For Transfers And Servicing Of Financial Assets And Extinguishments Of Liabilities). This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement applies to transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. However, as a result of an amendment to SFAS No. 125 by the FASB in December 1996, certain provisions of SFAS No. 125 are deferred for an additional year. Adoption of the new accounting standard did not have a material impact on the Company's financial statements.

---------------------------------------------------------------

    In February 1997, the FASB issued SFAS No. 128 (Earnings Per Share). This statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15 (Earnings Per Share) and makes them comparable to international earnings per share standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Opinion 15. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the company's financial statements.

    In February 1997, the FASB issued SFAS No. 129 (Disclosure Of Information About Capital Structure). This statement establishes standards for disclosing information about an entity's capital structure. It applies to all entities. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinions No. 10 (Omnibus Opinion - 1996), No. 15 (Earnings Per Share) and FASB No. 47 (Disclosure Of Long-Term Obligations), for entities that were subject to the requirements of those standards. This statement is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

    In June 1997, the FASB issued SFAS No. 130 (Reporting Comprehensive Income). This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

---------------------------------------------------------------

    In June 1997, the FASB issued SFAS No. 131 (Disclosures About Segments Of An Enterprise And Related Information). This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The statement requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the Countries in which the enterprise earns revenues and holds assets and about major customers regardless of whether that information is used in making operating decisions. The statement also requires that a public business enterprise report descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general-purpose financial statements and changes in the measurement of segment amounts from period to period. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

    In February 1998, the FASB issued SFAS No. 132 (Employers' Disclosures About Pensions and Other Postretirement Benefits). This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminate certain disclosures previously required by FASB Statements No. 87, 88 and 106. The statement suggests combined formats for presentation of pension and other postretirement benefit disclosures. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on the Company's financial statements.

---------------------------------------------------------------

    In June 1998, the FASB issued SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as
    (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137 (Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133). This statement deferred the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

    In October 1998, the FASB issued SFAS No. 134 (Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held For Sale by a Mortgage Banking Enterprise). This statement amends Statement No. 65 (Accounting for Certain Mortgage Banking Activities) to require that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sale or hold those investments. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement shall be effective for the first fiscal quarter beginning after December 15, 1998. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

Note 2 - Cash
-------------

As of September 30, 1999, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                                                          FEDERAL
                                                        BOOK             BANK           DEPOSITORY
                                                       BALANCE          BALANCE          INSURANCE
                                                     ----------       ----------        ---------
         Total                                       $1,018,659          625,459          323,755
                                                     ==========       ==========        =========

As of September 30, 1998, the Association had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                                                          FEDERAL
                                                        BOOK             BANK           DEPOSITORY
                                                       BALANCE          BALANCE          INSURANCE
                                                     ----------       ----------        ---------
         Total                                       $  254,580          389,271          214,982
                                                     ==========       ==========        =========

Note 3 - Investment Securities
------------------------------

Investment securities are carried in the accompanying balance sheets as follows:

Securities available-for-sale consist of the following:
-------------------------------------------------------

As of September 30, 1999:
                                                                         GROSS             GROSS
                                                     AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                                       COST             GAINS             LOSSES             VALUE
                                                     ----------       ----------        ----------       ----------
U.S. Treasury Obligations                            $  298,413            1,665                0           300,078
Obligations of other U.S.
   Government agencies                                5,091,933                0          112,126         4,979,807
Mortgage-backed securities                              896,081            7,382           12,680           890,783
State, County and Municipal
   securities                                           390,000                0            1,967           388,033
                                                     ----------       ----------       ----------        ----------
                                                      $6,676,427           9,047           126,773         6,558,701
                                                     ==========       ==========       ==========        ==========

As of September 30, 1998:

                                                                        GROSS             GROSS
                                                     AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                                       COST             GAINS             LOSSES             VALUE
                                                     ---------        ----------        ---------        ----------
U.S. Treasury Obligations                            $  697,263          16,284                 0           713,547
Obligations of other U.S.
   Government agencies                                4,383,021          25,728               145         4,408,604
Mortgage-backed securities                              507,214          11,344                 0           518,558
                                                     ----------       ----------        ---------        ----------
                                                     $5,587,498          53,356               145         5,640,709
                                                     ==========       ==========        =========        ==========

Securities held-to-maturity consist of the following:
-----------------------------------------------------

As of September 30, 1998:

                                                                        GROSS             GROSS
                                                     AMORTIZED        UNREALIZED        UNREALIZED          MARKET
                                                       COST             GAINS             LOSSES             VALUE
Obligations of other U.S.                            ---------        ----------        ---------        ----------
   Government agencies                               $ 200,000                0                64           199,936
                                                     =========        ==========        =========        ==========

------------------------------------------

The amortized cost and estimated market value of debt securities at September 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                               SECURITIES
                                                                                           AVAILABLE-FOR-SALE
                                                                                        ---------------------------
                                                                                        AMORTIZED           MARKET
                                                                                           COST              VALUE
                                                                                        ----------       ----------
Due in one year or less                                                                 $  725,058          715,790
Due after one year through
   five years                                                                            5,184,466        5,088,687
Due after five years through
   ten years                                                                               766,903          754,224
                                                                                        ----------       ----------
                                                                                        $6,676,427        6,558,701
                                                                                        ==========       ==========

Proceeds from sales of available-for-sale securities during the years ended September 30, 1999 and 1998 were $500,000 and $498,000 with gross gains and losses of $2,594 and $18 being realized, respectively. Proceeds from maturities of available-for-sale securities during the years ended September 30, 1999 and 1998 were $2,300,000 and $550,000, respectively. Proceeds from maturities of held-to-maturity securities during the years ended September 30, 1999 and 1998 were $200,000 and $600,000, respectively.

Securities with a carrying value of $586,314 and $382,148 at September 30, 1999 and 1998, respectively, were pledged to secure public monies as required by law.


Note 4 - Loans Receivable
-------------------------

A summary of loans receivable is presented below:

                                                                                              SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                       1999                 1998
                                                                                    -----------          ----------
First mortgage loans                                                                $38,302,559          33,221,746
Construction loans                                                                    2,801,542           3,433,262
FHLMC pool                                                                                1,787               2,850
Share loans                                                                             469,609             556,740
Consumer loans                                                                        1,812,528           1,089,165
                                                                                    -----------         -----------

                                                                                     43,388,025          38,303,763

Loans in process                                                                     (1,825,400)         (1,488,548)
Allowance for loan losses                                                              (389,000)           (370,000)
Deferred loan origination fees                                                          (52,857)            (48,148)
                                                                                    -----------         -----------
                                                                                    $41,120,768          36,397,067
                                                                                    ===========         ===========

An analysis of changes in the allowance for loan losses is as follows:

                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                       1999                 1998
                                                                                    ----------          ----------
   Balance at beginning of period                                                   $  370,000             346,000
   Provision charged to income                                                          19,900              24,000
   Recoveries                                                                                0                   0
   Losses charged to allowance                                                            (900)                  0
                                                                                    ----------          ----------
                                                                                    $  389,000             370,000
                                                                                    ==========          ==========

-------------------------------------

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

The Bank predominately grants mortgage and consumer loans to customers in the immediate Quitman and South Georgia area. The Bank has a diversified loan portfolio consisting predominately of mortgage loans collateralized by residential properties. The following schedule provides an additional summary of the Bank's loans:

                                                    SEPTEMBER 30,
                                          --------------------------------
                                              1999                  1998
                                          -----------           ----------
First Mortgage Loans:
   Secured by 1 to 4 family
      residences                          $31,580,020           27,072,746
   Secured by over 4 family
      residences                              612,668              810,000
   Other real estate                        6,109,871            5,339,000
Construction loans                          2,801,542            3,433,262
FHLMC pools                                     1,787                2,850
Share loans                                   469,609              556,740
Consumer loans                              1,812,528            1,089,165
                                          -----------          -----------

                                           43,388,025           38,303,763

Loans in Process                           (1,825,400)          (1,488,548)
Allowance for loan losses                    (389,000)            (370,000)
Deferred loan origination fees                (52,857)             (48,148)
                                          -----------          -----------

         Total                            $41,120,768           36,397,067
                                          ===========          ===========

Loans on which the accrual of interest has been discontinued amounted to $228,113 and $103,213 at September 30, 1999 and 1998, respectively. If interest on those loans had been accrued, such income would have approximated $19,745 and $7,146 for the years ended September 30, 1999 and 1998, respectively. Interest income on those loans, which is recorded only when received, amounted to $8,392 and $3,372 for the years ended September 30, 1999 and 1998, respectively. No contractual modifications have been made to these loans that would affect the interest ultimately due.

There were no loans at September 30, 1999 or 1998, which the Bank's management considered to be impaired.

Loans receivable includes loans to officers and directors of the Bank totaling approximately $980,056 and $720,735 at September 30, 1999 and 1998, respectively. Since November 1996, loans to officers and directors are made at an interest rate equal to two percent (2.00%) above the Bank's cost of funds rate. All related party loans were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

Note 5 - Office Properties and Equipment
----------------------------------------

Office properties and equipment, at cost, are summarized as follows:

                                                                         SEPTEMBER 30,             ESTIMATED
                                                                ------------------------------
                                                                   1999                1998      USEFUL LIVES
                                                                ----------          ----------   ------------
   Land  $  228,914                                                252,061
   Buildings                                                       831,017             234,087   20-31 years
   Construction in progress                                              0              35,724
   Furniture and fixtures                                          749,315             458,897   5-10 years
   Automobile                                                       31,337              31,337   5 years
                                                                ----------          ----------
                                                                 1,840,583           1,012,106
   Less accumulated depreciation                                   239,185             330,653
                                                                ----------          ----------
                                                                $1,601,398             681,453
                                                                ==========          ==========

Depreciation expense for the years ended September 30, 1999 and 1998 was $110,046 and $79,081, respectively.

Note 6 - Accrued Interest Receivable
------------------------------------

Accrued interest receivable is summarized as follows:

                                                                                              SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                        1999                  1998
                                                                                    ----------           ----------
   Investment securities                                                            $  100,059               97,290
   Loans receivable                                                                    414,231              350,564
                                                                                    ----------           ----------
                                                                                    $  514,290              447,854
                                                                                    ==========           ==========


Note 7 - Deposit Account Analysis
---------------------------------

An analysis of deposit accounts and the weighted average interest rates as of the dates indicated is presented below:

                                                                              SEPTEMBER 30,
                                                     --------------------------------------------------------------
                                                                 1999                               1998
                                                      --------------------------         -----------------------
                                                      BOOK VALUE            %             BOOK VALUE           %
                                                      -----------      ---------         -----------     ---------
Type of Account:
   Checking Accounts                                  $   636,751           1.52            220,800           0.63
   N.O.W. Accounts - 3.48%
      (1998 - 3.42%)                                    2,029,835           4.83          1,523,871           4.36
   Passbook - 3.14%
      (1998 - 3.15%)                                    2,068,427           4.93          1,507,207           4.31
   Certificates - 5.86%
      (1998 - 6.07%)                                   37,258,082          88.72         31,702,706          90.70
                                                      -----------      ---------        -----------      ---------
                                                      $41,993,095         100.00%        34,954,584         100.00%
                                                      ===========      =========        ===========      =========

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $9,694,268 and $6,749,622 at September 30, 1999 and 1998, respectively.

At September 30, 1999, scheduled maturities of certificates of deposit were as follows:

       YEAR ENDING
      SEPTEMBER 30,
      -------------
          2000                                        $27,394,949
          2001                                          7,360,167
          2002                                          1,368,842
          2003                                          1,124,124
          2004                                             10,000
                                                      -----------
                                                      $37,258,082
                                                      ===========

---------------------------------------------

The Bank held deposits of $395,778 and $381,331 for related parties at September 30, 1999 and 1998, respectively.

Interest expense on deposits is summarized as follows:
                                                  YEAR  ENDED SEPTEMBER 30,
                                                 --------------------------
                                                     1999            1998
                                                 ----------       ---------

   Passbook savings                              $   77,195          86,717
   NOW                                               62,406          51,765
   Certificates of deposit                        2,029,760       1,929,225
                                                 ----------      ----------

                                                 $2,169,361       2,067,707
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

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

----------------------------------------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), tangible capital (as defined) to adjusted total assets (as defined) and core capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total tangible, core and risk-based ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution's category.

The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands).

                                                                     TANGIBLE              CORE              RISK-BASED
                                                                      CAPITAL             CAPITAL             CAPITAL
                                                                    ----------          ----------          ----------
At September 30, 1999:
    Total equity                                                    $    6,108               6,108               6,108
    Unrealized (gains) losses on securities                                 67                  67                  67
    General valuation allowance                                              0                   0                 389
                                                                    ----------          ----------          ----------
    Regulatory Capital                                              $    6,175               6,175               6,564
                                                                    ==========          ==========          ==========

At September 30, 1998:
    Total equity                                                    $    5,839               5,839               5,839
    Unrealized gains on securities                                         (29)                (29)                (29)
    General valuation allowance                                              0                   0                 370
                                                                    ----------          ----------          ----------
    Regulatory Capital                                              $    5,810               5,810               6,180
                                                                    ==========          ==========          ==========

The Bank's actual capital amounts and ratios are presented (dollars in thousands) as follows:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL                PROMPT CORRECTIVE
                                              ACTUAL                  ADEQUACY PURPOSES:            ACTION PROVISIONS:
                                     --------------------------      ----------------------     -------------------------
                                      AMOUNT             RATIO       AMOUNT           RATIO       AMOUNT           RATIO
                                     -------            -------      ------          -------     --------         -------
As of September 30, 1999:
   Tangible Capital
      (to adjusted total assets)      $6,175              11.91%       778              1.5%       2,593             5.0%
   Core Capital
      (to adjusted total assets)       6,175              11.91%     2,074              4.0%       2,593             5.0%
   Risk-Based Capital
      (to risk-weighted assets)        6,564              18.49%     2,840              8.0%       3,550            10.0%

As of September 30, 1998:
   Tangible Capital
      (to adjusted total assets)      $5,810              13.4%        650              1.5%       2,168             5.0%
   Core Capital
      (to adjusted total assets)       5,810              13.4%      1,301              3.0%       2,168             5.0%
   Risk-Based Capital
      (to risk-weighted assets)        6,180              21.3%      2,321              8.0%       2,901            10.0%

Note 9 - Provision For Income Taxes
-----------------------------------

The income tax provision is as follows:

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                                       ------------------------------
                                                                                          1999                1998
                                                                                       ----------          ----------

   Taxes payable currently                                                             $  209,151             173,283
   Deferred taxes (benefit)                                                               (18,366)              4,532
                                                                                       ----------          ----------
   Total tax provision                                                                 $  190,785             177,815
                                                                                       ==========          ==========

-----------------------------------------------

The provision for income taxes represents the portion of estimated income taxes relating to the years ended September 30, 1999 and 1998.

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

Retained earnings at September 30, 1999 include accumulated bad debt deductions prior to 1988 amounting to approximately $6,000 for which no provision for income taxes has been made. If, in the future, these amounts are used for any purpose other than to absorb losses on bad debts, federal income taxes will be imposed at the then applicable rates. The amount of unrecognized deferred tax liability is approximately $2,040.

Deferred taxes on income result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets have been recorded. No valuation allowance was required. The amount and sources of these assets were as follows:

                                                                                              SEPTEMBER 30,
                                                                                      -----------------------------
                                                                                         1999                1998
                                                                                      ----------         ----------

Deferred Tax Assets:
   Allowance for loan losses                                                          $  122,060            115,600
   Unrealized losses on available-for-sale securities                                     40,027                  0
                                                                                      ----------         ----------
         Total                                                                           162,087            115,600
                                                                                      ----------         ----------

Deferred Tax Liabilities:
   Bad debt deduction recapture                                                           36,788             42,419
   Unrealized gains on available-for-sale securities                                           0             18,092
   Depreciation                                                                           21,908             28,183
                                                                                      ----------         ----------
      Total                                                                               58,696             88,694
                                                                                      ----------         ----------

   Net Deferred Tax Assets (Liabilities)                                              $  103,391             26,906
                                                                                      ==========         ==========

The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the Federal statutory tax rate of 34% to earnings before taxes on income:

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                                       ------------------------------
                                                                                          1999                 1998
                                                                                       ----------          ----------
   Expected income tax                                                                 $  183,289             163,660
   Increase (decrease) in tax resulting from:
      State and local taxes                                                                18,949              12,459
      Other, net                                                                          (11,453)              1,696
                                                                                       ----------          ----------
   Actual income tax expense                                                           $  190,785             177,815
                                                                                       ==========          ==========

Note 10 - Commitments, Contingencies and Financial Instruments With Off-Balance-
--------------------------------------------------------------------------------
          Sheet Risk
          ----------

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Bank's' commitments and contingent liabilities is as follows:

                                                         NOTIONAL AMOUNT
                                                 -----------------------------
                                                           SEPTEMBER 30,
                                                 -----------------------------
                                                    1999               1998
                                                 -----------         ---------

  Commitments to extend credit                   $ 1,825,400         1,488,548
  Standby letters of credit                          109,790                 0

Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance by the customer. The Bank's credit policies and procedures for credit commitments are the same as those for extensions of credit that are reported in the financial statements. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in the year ended September 30, 1999 or 1998.


Note 11 - Retirement Plans
--------------------------

401(k) Plan - The Bank has a 401(k) plan, covering all full-time employees who meet the plan's eligibility requirements. The plan is a defined contribution plan. The Bank made contributions to the plan in the amount of $-0- and $12,000 for the years ended September 30, 1999 and 1998, respectively.

Deferred Compensation Plan - Effective December 15, 1996, the Bank adopted a deferred compensation plan for the benefit of its officers and directors.
Although the plan is to be funded from the general assets of the Bank, life insurance policies were acquired for the purpose of serving as the primary funding source. As of September 30, 1999 and 1998, the cash values of those policies were $482,354 and $337,813 and the liability accrued for benefits payable under the plan was $-0- and $-0-, respectively.

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

ESOP shares are maintained in a suspense account until released to participants' accounts. The release of shares from the suspense account is based on the debt service paid in the year in proportion to the total of current year and remaining debt service. Allocation of released shares to participants' accounts is done as of December 31 based on the then fair market value of the shares. Fair market value is determined from the last published trade on or prior to the valuation date.

--------------------------------------

As of September 30, 1999 and 1998, the ESOP held 52,900 shares of the Company's common stock as follows:

                                                                                                 SEPTEMBER 30,
                                                                                       -----------------------------
                                                                                            1999             1998
                                                                                       -----------        ----------
Number of Shares:
         Released and allocated                                                         $    2,645                 0
   Suspense                                                                                 50,255            52,900

Fair Value:
   Released and allocated                                                               $   28,090                 0
   Suspense                                                                                533,708           529,000

The expense recorded by the Company is based on contributions to the ESOP accrued during the year in amounts determined by the Board of Directors and represents compensation and interest as follows:

                                                                                                  YEAR ENDED
                                                                                        ----------------------------
                                                                                                 SEPTEMBER 30,
                                                                                        ----------------------------
                                                                                           1999              1998
                                                                                        ----------        ----------

Compensation                                                                            $   27,851            37,698
Interest                                                                                    43,459            22,302
                                                                                        ----------        ----------

                                                                                        $   71,310            60,000
                                                                                        ==========        ==========

Note 12 - Reconciliation of Regulatory Reports
----------------------------------------------

Net income and net worth of the Bank reported in these audited financial statements differs from amounts in reports filed with the Office of Thrift Supervision (OTS) as follows (In Thousands):

Net Income:
-----------

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                   ---------------------------------
                                                                                       1999                  1998
                                                                                   ---------------------------------

Net Income reported to OTS                                                         $       338                   334

Reconciling Items                                                                            0                   (48)
                                                                                    ----------            ----------
Net Income for the twelve months ended
   September 30 per audited financial statement                                    $       338                   286
                                                                                    ==========            ==========


Net Worth:
----------
                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                    ---------------------------------
                                                                                       1999                  1998
                                                                                    -----------           -----------

Net Worth reported to OTS                                                           $     6,108                 5,839

Reconciling Items                                                                             0                     0
                                                                                    -----------           -----------
Total Net Worth on September 30, per audited
   financial statement                                                              $     6,108                 5,839
                                                                                    ===========           ===========

Note 13 - Advances From Federal Home Loan Bank
----------------------------------------------

Advances consist of the following:

                                                                                             SEPTEMBER 30,
                                                                                      ----------------------------
                                                                                         1999               1998
                                                                                      ----------         ---------
Advances payable - Federal Home Loan Bank of Atlanta, bearing interest at 5.75%, due October 4, 1999, collateralized by all stock in the Federal Home Loan Bank
  and qualifying first mortgage loans.                                                $2,500,000                  0
                                                                                      ==========         ==========

Note 14 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                                       SEPTEMBER 30, 1999                    SEPTEMBER 30, 1998
                                                --------------------------------      -------------------------------
                                                   CARRYING              FAIR            CARRYING             FAIR
                                                    AMOUNT               VALUE            AMOUNT             VALUE
                                                -------------        -----------      -------------       -----------
Financial assets:
   Cash and cash equivalents                      $ 1,968,695          1,968,695            371,866           371,866
   Investment securities                            6,558,701          6,558,701          5,840,709         5,840,645
   Loans, net of allowance
      for loan losses                              41,120,768         41,308,000         36,397,067        36,447,000
   Accrued interest receivable                        514,290            514,290            447,854           447,854
   Investment in Federal Home
      Loan Bank stock                                 286,700            286,700            239,800           239,800

Financial liabilities:
   Deposits                                        41,993,095         42,058,000         34,954,584        35,084,000
   Advances from Federal Home
      Loan Bank                                     2,500,000          2,500,000                  0                 0
   Accrued interest payable                           303,512            303,512            275,028           275,028

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

                                                       SEPTEMBER 30, 1999                    SEPTEMBER 30, 1998
                                                --------------------------------      -------------------------------
                                                   CARRYING             FAIR            CARRYING              FAIR
                                                    AMOUNT              VALUE            AMOUNT             VALUE
                                                -------------        -----------      -------------       -----------
Other:
   Loan commitments                               $ 1,825,400          1,825,400          1,488,548         1,488,548
   Standby letters of credit                          109,790            109,790                  0                 0

Note 15 - Related Party Transactions
------------------------------------
Related parties to the Company are identified as its officers and directors. During the years ended September 30, 1999 and 1998, the Company had the following related party transactions:

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                        1999                1998
                                                                                    ------------         ----------
Loans to officers and directors (balance at
   September 30), Note 4                                                            $   980,056             720,735
Deposits held for officers and directors (balance
   at September 30), Note 7                                                             395,778             381,331
Insurance premiums paid - director                                                       47,664              17,353
Legal fees paid - director                                                                5,616               8,148
Supplies purchased - officers and directors                                               3,369                 321
Furnishings purchased                                                                    78,158                   0

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

The Bank is utilizing external resources to identify, correct or reprogram and test the systems for the year 2000 compliance. It is believed that all reprogramming efforts have been completed and tested. Management estimates the cost of the year 2000 compliance will be $10,000.

Note 17 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
----------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                        --------------------------------

                                     Assets
                                     ------

                                                            SEPTEMBER 30,
                                                    ---------------------------
                                                        1999             1998
                                                    -----------       ---------

Cash on deposit                                      $   22,425       1,553,906
Investment in Quitman Federal Savings Bank            6,108,324       5,839,420
Investment securities available-for-sale                986,400       1,010,200
Loans receivable - subsidiary ESOP                      502,550         529,000
Accrued interest receivable                              50,975          43,702
Other assets                                              5,638               0
                                                     ----------      ----------

         Total Assets                                $7,676,312       8,976,228
                                                     ==========      ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
   Income taxes payable                              $    1,312           9,417
   Deferred income taxes payable                              0           3,058
                                                     ----------      -----------
                                                          1,312          12,475
                                                     ----------      ----------

Stockholders' Equity:
   Capital stock                                         66,125          66,125
   Additional paid in capital                         6,135,412       6,135,412
   Retained earnings                                  3,491,984       3,256,097
   Accumulated other comprehensive income (loss)        (77,699)         35,119
   ESOP loan guaranty of subsidiary                    (502,550)       (529,000)
   Treasury stock                                    (1,438,272)              0
                                                     ----------      -----------
                                                      7,675,000       8,963,753
                                                     ----------      ----------

         Total Liabilities and Stockholders' Equity  $7,676,312       8,976,228
                                                     ==========      ==========

--------------------------------------------------------------------------------

                               STATEMENT OF INCOME
                               -------------------

                                                  YEAR ENDED SEPTEMBER 30,
                                              ------------------------------
                                                 1999                  1998
                                              ----------          ----------
Income:
   Equity in income of subsidiary             $  338,392             238,388
   Interest income                                99,695              43,424
                                              ----------          ----------
                                                 438,087             281,812


Expenses                                         83,416               16,378
                                              ----------          ----------

Income before taxes                              354,671             265,434

Income taxes                                       6,372               9,417
                                              ----------          ----------

Net Income                                    $  348,299             256,017
                                              ==========          ==========

--------------------------------------------------------------------------------

                             STATEMENT OF CASH FLOWS
                             -----------------------


                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                     ------------------------------
                                                                                        1999                 1998
                                                                                     ----------          ----------
Cash Flows From Operating Activities:
   Net income                                                                        $  348,299             256,017
   Adjustments:
      Equity in income of subsidiary                                                   (338,392)           (238,388)
      Amortization of premium on securities                                               3,890                 278
      (Increase) decrease in accrued interest receivable                                 (7,273)            (43,702)
      Increase (decrease) in income taxes payable                                        (8,105)              9,417
                                                                                     ----------          ----------

Net Cash Provided (Used) By Operating Activities                                         (1,581)            (16,378)
                                                                                     ----------          ----------

Cash Flows From Investing Activities:
   Purchase of available-for-sale securities                                           (505,665)         (1,001,484)
   Maturity of available-for-sale securities                                            500,000                   0
   Loan to subsidiary ESOP                                                               26,450            (529,000)
   Investment in subsidiary                                                                   0          (3,100,769)
                                                                                     -----------         ----------

Net Cash Provided (Used) By Investing Activities                                         20,785          (4,631,253)
                                                                                     ----------          ----------

Cash Flows From Financing Activities:
   Issuance of 661,250 shares of common stock                                                 0           6,201,537
   Dividends paid                                                                      (112,413)                  0
   Purchase of treasury stock                                                        (1,438,272)                  0
                                                                                     ----------          ----------

Net Cash Provided By Financing Activities                                            (1,550,685)          6,201,537
                                                                                     ----------          ----------

Net Increase In Cash                                                                 (1,531,481)          1,553,906

Cash And Cash Equivalents At Beginning Of Period                                      1,553,906                   0
                                                                                     ----------          ----------

Cash And Cash Equivalents At End Of Period                                           $   22,425           1,553,906
                                                                                     ==========          ==========

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
   Cash Paid During The Period For:
      Interest                                                                       $        0                   0
                                                                                     ==========          ==========
      Income taxes                                                                   $   14,477                   0
                                                                                     ==========          ==========

Schedule Of Non-Cash Investing And Financing Activities:
--------------------------------------------------------
   Total increase (decrease) in unrealized gains on
      Securities available-for-sale                                                  $  (25,576)              8,994
                                                                                     ==========          ==========

Note 18 - 1999 Stock Option Plan
--------------------------------

The Company adopted a Stock Option Plan (the Plan), which was approved by the stockholders on April 13, 1999. The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, key employees and other persons to promote the success of the business of the Company and the Bank. The Plan authorizes the granting of stock options for up to 66,125 shares of common stock. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the grant date, and an option's maximum term is ten years. Options are granted as administered by the Board of Directors.

The fair value of each option grant is estimated on the grant date using an option-pricing model with the following weighted-average assumptions used for grants in the year ended September 30, 1999: dividend yield 1.87%, risk free interest rate of 4.81%, expected lives of 5 years for the options and a volatility rate of 23.06%.

A summary of the statement of the Company's Stock Option Plan as of September 30, 1999 and the changes during the year then ended is presented below:

                                                   YEAR ENDED SEPTEMBER 30, 1999
                                                   -----------------------------
                                                                      WEIGHTED-
                                                                       AVERAGE
                                                                      EXERCISE
                                                       SHARES           PRICE
                                                   ------------       ----------

   Outstanding at beginning of year                           0                0
   Granted                                               65,788       $    10.50
   Exercised                                                  0                0
   Forfeited                                                  0                0
                                                     ----------

   Outstanding at end of year                            65,788       $    10.50
                                                     ==========

   Exercisable at September 30, 1999                     42,978            10.50
                                                     ==========

   Weighted-average fair value of options
      Granted during the year                        $     2.97
                                                     ==========

The following table summarizes information about fixed stock options outstanding at September 30, 1999:

                                WEIGHTED-
     RANGE OF                    AVERAGE    WEIGHTED-                 WEIGHTED-
     OR ACTUAL     NUMBER       REMAINING    AVERAGE      NUMBER       AVERAGE
     EXERCISE    OUTSTANDING   CONTRACTUAL  EXERCISE    ESERCISABLE   EXERCISE
      PRICES     AT 9-30-99       LIFE        PRICE     AT 9-30-99      PRICE
      ------     ----------       ----        -----     ----------      -----

      $10.50       65,788       9 YEARS      $10.50      42,978        $10.50
                   ======                                ======

If the Company had used the fair value based method of accounting for its Stock Option Plan, as prescribed by Statement of Financial Accounting Standards No. 123, directors and officers compensation cost in net income would have increased by $127,645, resulting in net income $271,712, net of tax. Basic earnings per share would have declined from $.65 to $.51 and diluted earnings per share would have declined from $.65 to $.51.


Note 19 - Restricted Stock Plan
-------------------------------

The Company adopted a Restricted Stock Plan (RSP), which was approved by the stockholders on April 13, 1999. The RSP was adopted as a method of providing directors, officers and key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain in the employment or service of the Bank.

-------------------------------------------

The Bank will contribute sufficient funds to the RSP to purchase common stock representing up to 4% of the aggregate number of shares issued in the conversion (i.e., 26,450 shares of common stock) in the open market. Alternatively, the RSP may purchase authorized but unissued shares of common stock or treasury shares from the Company. All of the common stock to be purchased by the RSP will be purchased at the fair market value of such stock on the date of purchase.

The RSP is administered by a Committee appointed by the Bank's Board of Directors. Plan share awards under the RSP will be determined by the RSP Committee. All 26,449 shares of common stock were awarded to officers and directors by the RSP during the year ended September 30, 1999. All plan share awards shall be vested at the rate of 20% as of September 1, 1999 and 20% annually thereafter.

Contributions made by the Bank to the RSP for the year ended September 30, 1999 were as follows:

    Number of awards granted                                26,449
    Number of awards earned - 20%                            5,290
    Fair market value of Company's stock,
       per share, on September 1, 1999                     $ 11.00
                                                           -------
    Contributions                                          $58,190
                                                           =======

Stock issued under this plan was purchased on the open market at a cost of $58,190, which was expensed as compensation.



                              QUITMAN BANCORP, INC.
                             602 East Screven Street
                             Quitman, Georgia 31643
                                 (912) 263-7538

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

    Daniel M. Mitchell, Jr.
    Attorney at Law

                   ---------------------------------------------

Corporate Counsel                                  Independent Auditors
Daniel M. Mitchell, Jr. Esquire                    Stewart, Fowler & Stalvey, P.C.
110 S. Washington Street                           3208 Wildwood Plantation Drive
Quitman, Georgia  31643                            Valdosta, Georgia  31605

Special Counsel                                    Transfer Agent and Registrar
Malizia Spidi & Fisch, PC                          Registrar & Transfer Company
One Franklin Square                                10 Commerce Drive
1301 K Street, N.W., Suite 700 East                Cranford, New Jersey  07016
Washington, D.C. 20005                             (908) 497-2300

                    -------------------------------------------

Our Annual Report for the year ended September 30, 1999 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write Mr. Melvin E. Plair, President and Chief Executive Officer. The Annual Meeting of Stockholders will be held on January 18, 2000 at 4:30 p.m. at 602 East Screven Street, Quitman, Georgia.