Form 10KSB/A, Exhibit 13
period 2000-09-30
QUITMAN BANCORP INC
filed 2001-01-03
CIK 1051850

Quitman Bancorp, Inc.

                               Annual Report
                             For the Year Ended
                             September 30, 2000

                           Quitman Bancorp, Inc.
                               Annual Report

                             TABLE OF CONTENTS



Letter to Stockholders                                                  1


Company Information                                                     2


Common Stock Information                                                3


Management's Discussion and Analysis of Financial Condition
and Results of Operations                                               4


Independent Auditors' Report                                           13


Consolidated Financial Statements                                      14


Notes to Consolidated Financial Statements                             19


Office Locations and Other Corporate Information                       40

December 11, 2000

Dear Fellow Stockholders:

This is the third annual stockholders' report for Quitman Bancorp, Inc. the holding company for Quitman Federal Savings Bank. The bank completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in April 1998. The conversion generated $6.2 million of new capital, although the bank's current financial safety and soundness is the result of many years of conservative management. Our successful management of capital remains a key challenge.

As we wrote last year, we believe the company is well positioned to meet tomorrow's challenges and demands as a community savings bank, and we look forward to the future with enthusiasm and optimism. Here are some of the reasons why.

We operate from our new office that opened in April 1999. This new office is substantially larger than our old office and allows us to focus on our customers instead of trying to find space for our employees to work. Through time, our goal is to more than offset the dramatically increased expenses of our new office with additional income. We correctly presumed that we would not accomplish this goal before the end of our fiscal year. However, while our net income in the aggregate and on a per share basis is less than last year, our income from operations is greater than last year, due to the non-recurring gain on the sale of our old office building and equipment reported in last year.

We still have a loyal customer base, a dedicated board of directors and an excellent staff who recognize the importance of quality service. We will continue to focus on what we do best. These have been the key ingredients to our profitability and growth for more than 60 years and will continue to share our future.

The market for savings bank stocks has not significantly improved from the decline that occurred in 1998. This market has definitely affected the price of your company stock. While we, as fellow stockholders, can't control the market, we can continue to run the bank and trust that our stock price will eventually increase because of the actions we are taking now. However, we are not sitting still. During the fiscal years ended September 30, 2000 and 1999, we repurchased common stock at a total cost of $1.7 million. We hope that the future proves this to be an investment from which we all benefit.

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

Sincerely,


/s/ MELVIN E. PLAIR                               /s/ CLAUDE R. BUTLER
-------------------------                         --------------------------
Melvin E. Plair                                   Claude R. Butler
President and CEO                                 Chairman of the Board

                           QUITMAN BANCORP, INC.

Company Information
-------------------
Quitman Bancorp, Inc. (the "Company") is a Georgia-chartered corporation organized at the direction of Quitman Federal Savings Bank (the "Bank") in connection with the Bank's conversion from a mutual to stock form of organization (the "Conversion"). On April 2, 1998, the Bank completed the Conversion and became a wholly owned subsidiary of the Company. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided the Bank retains a specified amount of its assets in housing-related investments.

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

We are located in Quitman, which is in the center of the southern part of Georgia, approximately 15 miles west of Valdosta and Interstate 75 and 10 miles north of the Florida border. Our market area is Brooks county (in which Quitman is located) as well as parts of Lowndes county, both of which are in Georgia. Our market area is based primarily on agricultural goods such as cotton, peanuts, corn, tobacco and dairy products.

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

Common Stock Information
------------------------
Since its issuance in April 1998, our common stock ("Common Stock") has been traded in the over-the-counter market with quotations available through the OTC Bulletin Board (symbol: QTMB). The following table reflects high and low bid quotations as published by Charles Schwab & Co. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

        Date                                         High     Low
        ------------------------------------        ------   ------
        October 1, 1998 to December 31, 1998        11.125    9.250
        January 1, 1999 to March 31, 1999           11.750   10.000
        April 1, 1999 to June 30, 1999              11.500   10.000
        July 1, 1999 to September 30, 1999          11.500   10.625
        October 1, 1999 to December 31, 1999        10.625    9.250
        January 1, 2000 to March 31, 2000           10.110    9.500
        April 1, 2000 to June 30, 2000              10.500    8.000
        July 1, 2000 to September 30, 2000          9.0625    8.750

The number of shareholders of record of Common Stock as of September 30, 2000, was approximately 196. At September 30, 2000, there were 507,262 shares issued and outstanding. Our ability to pay dividends to stockholders is primarily dependent upon the dividends we receive from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if that dividend would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS. We paid dividends on the Common Stock in the amount of $101,452 on May 31, 2000. These dividends were declared on April 4, 2000 in the amount of $0.20 per share. We paid dividends on the Common Stock in the amount of $112,413 on May 24, 1999. These dividends were declared on April 20, 1999 in the amount of $0.20 per share.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
-------
      We may from time to time make written or oral "forward-looking statements", including statements contained in our filings with the Securities and Exchange Commission, in our reports to stockholders and in our other communications, which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

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

Market Risk Analysis
--------------------
      Asset/Liability Management. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value. We also use this information to analyze the risk that changes in market interest rates will have on our operations. Part of this analysis of market risk is made by estimating how our operations would be affected by instantaneous changes in market interest rates. We discuss these estimates under "Net Portfolio Value."

      An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As described in the following paragraph, our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining liquid assets in excess of regulatory minimums for material and prolonged changes in interest rates. At September 30, 2000, our liquid asset ratio was 13.01%.

      We originate fixed rate real estate loans which approximated 92.0% of our loan portfolio at September 30, 2000. To manage the interest rate risk of this type of loan portfolio, generally we limit maturities of fixed rate loans to no more than 5 years and maintain a portfolio of liquid assets. Our liquid assets include cash and cash equivalents and investment securities available-for-sale. At September 30, 2000, these liquid assets totaled $8.2 million, which was 15.5% of our total liabilities of $52.8 million. We maintain these liquid assets to protect us in the event market interest rates rise and we experience losses because we are paying more for our liabilities than we are earning on our assets. If this happens, we may need liquid assets to continue paying our liabilities and to continue operating with required capital levels. However, maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. In the past several years we have increased the size of our construction lending portfolio through, in part, the use of short-term borrowings from the FHLB. Construction loans have a shorter duration than most of our other loans and this type of lending and borrowing has somewhat reduced our interest rate risk. At September 30, 2000, the average weighted *term to maturity of our mortgage loan portfolio was slightly more than 3 years and the average weighted term of our deposits was slightly less than 15 months. In the future, we may begin funding parts of loans originated by other financial institutions as a way of increasing our interest rate spread. However, these loan participations and the method we use to fund them may result in additional interest rate risk as well as, possibly, credit risk.

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

                         Board Limit of a
                       Percentage Change In           Change in NPV
                    --------------------------  --------------------------
   Changes
  in Market
Interest rates(1)       NII           NPV         Dollars      Percentages
-----------------   ------------  ------------  ------------  ------------
 (basis points)                                (in thousands)
      +400             -60%          -65%         -$1,570        -24.33%
      +300             -60%          -60%         -$1,116        -17.30%
      +200             -40%          -40%           -$737        -11.42%
      +100             -20%          -25%           -$382         -5.92%
      -100             -25%          -25%            $503          7.80%
      -200             -40%          -40%          $1,037         16.07%
      -300             -50%          -50%          $1,606         24.89%
      -400             -60%          -60%          $2,266         35.12%

  (1)  100 basis points equals 1%.

    Management now requires a minimum NPV ratio of 6%.

      Because most of our loans have a longer term than most of our deposits, the computation of the impact on our net income indicated we would earn more income if interest rates were to fall and we would earn less income if interest rates were to rise. If interest rates were to rise materially, we could report losses. Specifically, the computation of an instantaneous and permanent 200 basis point decrease in market interest rates indicated an approximately 29% increase in estimated pre-tax income. The computation of an instantaneous and permanent 200 basis point increase in market interest rates indicated an approximately 33% decrease in estimated pre-tax income. Both of these computations (1) were based on financial information at September 30, 2000, (2) assumed net income over the 12 months following September 30, 1999 and (3) resulted in financial results within the guidelines shown in the table above. These computations assumed that certain types of our loans, securities, and deposit accounts would have certain interest rates during the 12 month period. For example, our savings and NOW accounts were assumed to yield no more than 3.95% and our consumer loans and fixed rate mortgage loans were assumed to yield 9.50% and 8.75%, respectively. The use of different assumptions would also result in different results.

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

Financial Condition
-------------------
      Total consolidated assets increased $7.6 million, or 14.4% to $60.5 million at September 30, 2000, from $52.8 million at September 30, 1999. The increase in total assets reflects a $7.9 million increase in loans receivable. Our increase in loans receivable is mainly due to increased demand for loans in our market area.

     Deposits increased $5.3 million or 12.6% to $47.3 million at September 30, 2000 from $42.0 million at September 30, 1999. The increase in fiscal 2000 was a result of competitive pricing to fund loan demand. Advances from the Federal Home Loan Bank ("FHLB") of Atlanta increased $2.5 million to $5.0 million. Other liabilities decreased by $165,000 primarily due to the purchase of investment securities in September 1999, which did not close until October 1999 of $221,000. As a result of the acquisition of treasury stock, our equity decreased $.3 million.

Average Balance Sheet

      The  following  table  sets  forth certain  information  relating  to  the
Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                              Year Ended September 30,
                                ------------------------------------------------------
                                          2000                         1999
                                --------------------------  --------------------------
                                Average            Average  Average            Average
                                Balance Interest    Yield/  Balance Interest    Yield/
                                                     Cost                        Cost
                                -------  -------  --------  -------  -------   -------
                                                (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1)           $45,086   $4,113     9.12%  $38,759   $3,505     9.04%
  Mortgage-backed securities        958       60     6.26       701       40     5.71
  Investment securities           5,898      336     5.70     5,499      325     5.91
  Other interest-earning assets     580       36     6.21       488       31     6.35
                                -------   ------            -------   ------
  Total interest-earning assets  52,522    4,545     8.65    45,447    3,901     8.58

Non-interest-earning assets       4,134        -              3,155        -
                                -------   ------            -------   ------
  Total assets                  $56,656   $4,545            $48,602   $3,901
                                =======   ======            =======   ======

Interest-bearing liabilities:
  NOW Accounts                  $ 2,202   $   67     3.04   $ 1,795   $   62     3.45
  Savings accounts                2,157       86     3.99     1,847       77     4.17
  Money market accounts               -        -        -         -        -        -
  Certificates of deposit        38,700    2,330      6.02   34,671    2,030     5.86
  Other liabilities               4,230      270      6.38      634       35     5.52
                                -------   ------            -------   ------
  Total interest-bearing
    liabilities                  47,289    2,753      5.82   38,947    2,204     5.66

Non-interest bearing liabilities  1,717        -              1,336        -
                                -------   ------            -------   ------
  Total liabilities              49,006   $2,753             40,283   $2,204
                                          ======                      ======
Equity                            7,650                       8,319
                                -------                     -------
  Total liabilities and
    retained earnings           $56,656                     $48,602
                                =======                     =======
Net interest income                       $1,792                      $1,697
Interest rate spread(2)                               2.83%                      2.92%
Net yield on interest-earning assets(3)               3.41%                      3.73%
Ratio of average interest-earning assets
  earning assets to average interest-
  bearing liabilities                               111.07%                    116.69%
_________________________________
(1)  Average balances include non-accrual loans.
(2)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets   and  the  average  cost   of   interest-bearing
     liabilities.
(3)  Net  yield on interest-earning assets represents net interest income  as  a percentage of average interest-earning assets.


      The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                      Year Ended September 30,
                                  --------------------------------------------------------------
                                      2000     vs.     1999           1999     vs.     1998
                                  ------------------------------  ------------------------------
                                       Increase (Decrease)             Increase (Decrease)
                                             Due to                          Due to
                                  ------------------------------  ------------------------------
                                                   Rate/                           Rate/
                                  Volume   Rate   Volume   Net    Volume   Rate   Volume   Net
                                  ------  ------  ------  ------  ------  ------  ------  ------
                                                       (Dollars in thousands)
Interest income:
  Loans receivable                $  572      31       5     608     382     (30)     (3)    349
  Investment securities               39      (7)     (1)     31     142     (24)    (13)    105
  Other interest-earning assets        6      (1)      -       5     (68)      3      (3)    (68)
                                  ------  ------  ------  ------  ------  ------  ------  ------
                                     617      23       4     644     456     (51)    (19)    386
                                  ------  ------  ------  ------  ------  ------  ------  ------
Interest expense:
  NOW accounts                        14      (7)     (2)      5      12      (1)     (1)     10
  Savings accounts                    13      (3)     (1)      9     (15)      6      (1)    (10)
  Money market accounts                -       -       -       -       -       -       -       -
  Certificate of deposit             236      57       7     300     175     (68)     (6)    101
  Other liabilities                  199       5      31     235       1      (2)      -      (1)
                                  ------  ------  ------  ------  ------  ------  ------  ------
    Total interest-bearing
      liabilities                    462      52      35     549     173     (65)     (8)    100
                                  ------  ------  ------  ------  ------  ------  ------  ------
Net change in interest income     $  155     (29)    (31)     95     283      14     (11)    286
                                  ======  ======  ======  ======  ======  ======  ======  ======

Results of Operations for the Years Ended September 30, 2000 and 1999
---------------------------------------------------------------------
      Net Income. Net income decreased $75,924 or 21.8% from $348,299 for fiscal 1999 to $272,305 for fiscal 2000. The decrease was primarily the result of an increase in noninterest expense of $185,000 that more than offsets an increase in net interest after provision for loan losses of $55,000. As discussed below, an increase in interest on loans receivable due to an increase in the average balance of $6.3 million and an increase in other interest income on other interest earning assets due to an increase in the average balance of $.7 million partially offset by an increase in interest expense due to an increase in the average balance of interest-bearing liabilities of $8.3 million. In addition, the net income for fiscal 1999 included a non-recurring gain of $84,000 on the sale of our old office facilities and equipment.

     Net Interest Income. Our net interest income increased $95,551 or 5.6% to $1,791,667 in fiscal 2000 compared to $1,696,116 in fiscal 1999. The increase was due primarily to the growth of average interest-earning assets from $45.4 million in fiscal 1999 to $52.5 million in fiscal 2000.

      The increase in our average interest-earning assets of $7.1 million reflects an increase of $6.3 million in average loans. Our increase in average loans receivable is mainly due to increased demand for loans in our market area.

      Our interest rate spread decreased .09% and net interest margin decreased .32% in fiscal 2000 compared to fiscal 1999. This was due to the increase in the yield on interest-earning assets from 8.58% in fiscal 1999 to 8.65% in fiscal 2000 and the increase in the interest cost of average interest-bearing liabilities from 5.66% in fiscal 1999 to 5.82% in fiscal 2000.

      The yield on our average interest-earning assets increased in fiscal 1999 primarily due to an increase in the yield on loans receivable. This increase in yield on our loans receivable primarily reflected an increase in the average interest rates.

      The increase in the cost of our average interest-bearing liabilities was due primarily to an increase in the average balance of our certificates of deposit from $34.7 million in fiscal 1999 to $38.7 million in fiscal 2000 and a nominal increase in the average rates.

      Provision for Loan Losses. Our provision for loan losses increased $40,250 from $19,900 for fiscal 1999 to $60,150 for fiscal 2000. The increase in the provision for fiscal 2000 was the result of management's review of our loan portfolio, the potential losses in our loan portfolio and our history of experiencing only nominal losses on loans in recent years.

      Noninterest Income. Our non-interest income decreased approximately $1,000 in fiscal 2000 as compared to fiscal 1999. This was attributable to a non-recurring gain of $84,000 on the sale of fixed assets in fiscal 1999 partially offset by an increase in service charge income of $64,000 and an increase in gain on sale of other real estate of $14,000 in fiscal 2000.

     Noninterest Expense. Our non-interest expense increased by $184,940 or 13.87% from $1,333,189 for fiscal 1999 to $1,518,129 for fiscal 2000. The increase was primarily attributable to increases in compensation and other personnel expense and depreciation expense on equipment additions.

      We  expected  noninterest expense to increase  as  a  result  of  the staffing and equipping of the new bank building opened in April 1999, and these expenses did increase dramatically. We expected a reduction in net income (and possibly losses) compared to prior periods as a result of these expenses until the new building resulted in higher overall levels of loan and deposit activity to offset the additional expenses. We believe that this expansion should enhance shareholder value and that the expansion costs have stabilized. We do, however, expect that our compensation expense will increase during fiscal year 2001 because of annual pay adjustments that will likely be made near the end of the 2000 calendar year. However, our greater concern for the coming fiscal year would be if market interest rates continue to increase. The negative impact of interest rate increases is discussed earlier in this section under "Market Risk Analysis". Our statement of beliefs concerning our expansion is a forward looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to us in making certain forward looking statements that are accompanied by the factors that could cause actual results to differ materially from the forward looking statement. As with any expansion, if a new office or additional personnel do not ultimately result in increased loan and deposit activity and increased net income, these expenses would continue to have an adverse affect on net income. Our noninterest expense would further increase if we build the new branch discussed below.

      We offered checking accounts and the use of an automated teller machine (an "ATM") to our customers during fiscal 1999. Our preparation costs for these products and the costs of soliciting checking account funds also increased our expenses in fiscal year 2000. Although our checking account funds have increased, we have not yet received sufficient other income from the ATM to offset its additional cost.

     Although no definite plans have been made, we are exploring whether to purchase land and construct a branch. We would likely hire experts or spend money before we commit to purchasing land or constructing a new branch. If we decided not to build a new branch, the money that we had spent up to that time would be a noninterest expense and would negatively affect our income.

      Income Tax Expense. Our income tax expense decreased $54,538 from $190,785 in fiscal 1999 to $136,247 in fiscal 2000 due to the decrease in income before taxes.

     Return on Equity and Assets:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   --------------------------
                                                      2000            1999
                                                   ----------      ----------
  Return on Assets (Net income divided
    by average assets)                                   .48%            .72%
  Return on Equity (Net income divided by
    average equity)                                     3.56%           4.19%
  Dividend Payout Ratio (Dividends paid
    divided by net income)                             37.26%          32.27%
  Equity to Assets Ratio (Equity divided by total
    assets)                                            12.61%          14.52%


Liquidity and Capital Resources
-------------------------------
     We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio is 4.0% and our liquidity ratio average was 13% and 15% at September 30, 2000 and 1999, respectively.

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

      Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended September 30, 2000 was $432,766 as compared to $278,259 for the year ended September 30, 1999.

      Net  cash  used  in  our investing activities (i.e.,  cash  receipts, primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended September 30, 2000 totaled $8.3 million, an increase of $1.6 million from September 30, 1999. The increase was primarily attributable to our use of $.8 million in cash to fund the purchase of available-for-sale investment securities and the use of $8.0 million in cash to fund the net increase in loan originations, partially offset by the proceeds from the maturity and sale of investment securities and sale of foreclosed property.

      Net cash provided by our financing activities (i.e., cash receipts primarily from net increases in deposits and net FHLB advances) for fiscal 2000 totaled $7.5 million compared to $8.0 million for fiscal 1999. This is a result of a net increase in deposits of $5.3 million in fiscal 2000 as compared to an increase of $7.0 million in fiscal 1999 and proceeds of $2.5 million in FHLB advances.

     During the fiscal year ending September 30, 2001, approximately $36.0 million of certificates of deposit (approximately 76% of our total deposits) will mature. We expect that most of these certificates of deposit will be renewed. Even if many of these certificates of deposit are not renewed, we believe that we have sufficient liquidity and other sources of funds to successfully manage the outflow of funds.

     A new bank building was constructed during the year ended September 30, 1999, the cost of the new facility and land was $1,059,931. We are exploring whether to purchase land and construct a branch. Although no definite plans have been made, if a new branch is built, the land and construction costs could total approximately $600,000. We have sufficient liquid assets to pay for these costs.

     Pursuant to FASB No. 130 the Company is required to record changes in the value of its investment portfolio as regards unrealized gains or losses that may result from movements in interest rates. As of September 30, 2000, the Company shows unrealized losses, net of tax effect, totaling $72,000 due to the recent upward surge in interest rates as the national money markets reacted to actions by the Federal Open Market Committee. Management does not anticipate the realization of the above loss. The unrealized loss does however negatively impact the Company's capital. The unrealized losses combined with net operating income of $272,000 yields a net increase in the Company's capital of $200,000, net of applicable taxes, and a corresponding increase in the book value of common stock from $14.37 on September 30, 1999 to $15.03 as of September 30, 2000. The Bank's capital continues to exceed regulatory requirements and continues to be adequate to support future asset growth.

                       INDEPENDENT AUDITOR'S REPORT
                       ----------------------------






To the Board of Directors and Stockholders
Quitman Bancorp, Inc. and Subsidiary
Quitman, Georgia

We have audited the accompanying consolidated statements of financial condition of Quitman Bancorp, Inc. and Subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In  our  opinion, the consolidated financial statements referred  to  above present fairly, in all material respects, the consolidated financial position of Quitman Bancorp, Inc. and Subsidiary as of September 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ STEWART, FOWLER & STALVEY, P.C.
-----------------------------------

Valdosta, Georgia
October 16, 2000

                   QUITMAN BANCORP, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
              ----------------------------------------------

                                  ASSETS
                                  ------

                                                      SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
Cash and Cash Equivalents, Notes 1 and 2:
 Cash and amounts due from depository
   institutions                                 $   598,471    1,706,799
 Interest-bearing deposits in other banks         1,064,984      261,896
                                                -----------  -----------
     Total Cash and Cash Equivalents              1,663,455    1,968,695
Investment securities:
 Available-for-sale (fair value
   $6,546,404 in 2000 and $6,558,701
   in 1999), Notes 1 and 3                        6,546,404    6,558,701
Loans receivable, Notes 1 and 4                  49,052,004   41,120,768
Office properties and equipment,
 at cost, net of accumulated
 depreciation, Notes 1 and 5                      1,483,607    1,601,398
Real estate acquired in settlement
 of loans, Note 1                                         0      139,045
Accrued interest receivable, Note 6                 583,330      514,290
Investment required by law-stock in Federal
 Home Loan Bank, at cost, Note 13                   320,300      286,700
Cash value of life insurance, Note 11               626,638      482,354
Other assets, Notes 1 and 9                         193,195      170,198
                                                -----------  -----------
     Total Assets                               $60,468,933   52,842,149
                                                ===========  ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ------------------------------------

Liabilities:
 Deposits, Note 7                               $47,336,018   41,993,095
 Advances from Federal Home Loan Bank,
   Note 13                                        5,000,000    2,500,000
 Accrued interest payable                           337,586      303,512
 Income taxes payable, Note 9                        14,770        1,312
 Other liabilities                                  156,446      369,230
                                                -----------  -----------
   Total Liabilities                             52,844,820   45,167,149
                                                -----------  -----------
Stockholders' Equity:
 Common stock, $.10 par value, 4,000,000
   shares authorized, 661,250 shares
   issued and 507,262 shares outstanding
   at September 30, 2000 (533,960-
   September 30, 1999)                               66,125       66,125
 Preferred stock, no par value, 1,000,000
   shares authorized, no shares issued or
   outstanding                                            0            0
 Additional paid in capital                       6,135,412    6,135,412
 Retained Earnings, Note 8                        3,662,836    3,491,984
 Accumulated other comprehensive income (loss)      (72,086)     (77,699)
 Treasury stock, at cost, 153,988 shares,
   (127,290 shares at September 30, 1999)        (1,718,524)  (1,438,272)
 Receivable from ESOP, Note 11                     (449,650)    (502,550)
                                                -----------  -----------
   Total Stockholders' Equity                     7,624,113    7,675,000
                                                -----------  -----------
   Total Liabilities and Stockholders' Equity   $60,468,933   52,842,149
                                                ===========  ===========

               QUITMAN BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF INCOME
                ---------------------------------

                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
Interest Income:
 Loans receivable:
   First mortgage loans                         $ 3,835,384    3,290,099
   Consumer and other loans                         277,221      214,504
 Interest on FHLMC Pool                                 104          171
 Investment securities                              396,245      364,730
 Interest-bearing deposits                           33,865       30,374
 Federal funds sold                                   2,119          481
                                                -----------  -----------
     Total Interest Income                        4,544,938    3,900,359
                                                -----------  -----------
Interest Expense:
 Deposits, Note 7                                 2,483,483    2,169,361
 Interest on Federal Home Loan
   Bank advances                                    269,788       34,882
                                                -----------  -----------
     Total Interest Expense                       2,753,271    2,204,243
                                                -----------  -----------

Net Interest Income                               1,791,667    1,696,116

Provision for loan losses, Notes 1 and 4             60,154       19,900
                                                -----------  -----------
Net Interest Income After Provision for Losses    1,731,513    1,676,216
                                                -----------  -----------
Non-Interest Income:
 Gain (loss) on sale of securities                   (7,387)       2,594
 Gain on sale of fixed assets                             0       84,019
 Gain (loss) on sale of other real estate            20,610        6,402
 Late charges on loans                               38,904       35,349
 Insurance commissions                               10,517        1,192
 Service charge income                              105,556       41,576
 Other income                                        26,968       24,925
                                                -----------  -----------
     Total Non-Interest Income                      195,168      196,057
                                                -----------  -----------
Non-Interest Expense:
 Compensation                                       540,266      464,815
 Other personnel expenses, Note 11                  255,153      218,218
 Occupancy expenses of premises                      49,873       33,111
 Furniture and equipment expenses                   211,765      162,272
 Business Occupation and other taxes                 59,630       55,552
 Other operating expenses                           401,442      399,221
                                                -----------  -----------
     Total Non-Interest Expense                   1,518,129    1,333,189
                                                -----------  -----------

Income Before Income Taxes                          408,552      539,084

Provision for Income Taxes, Note 9                  136,247      190,785
                                                -----------  -----------
Net Income                                      $   272,305      348,299
                                                ===========  ===========

Earnings Per Share, Note 1:
 Basic                                          $       .59  $       .65
                                                ===========  ===========
 Diluted                                        $       .59  $       .65
                                                ===========  ===========

                   QUITMAN BANCORP, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              -----------------------------------------------

                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
Net Income                                      $   272,305      348,299
                                                -----------  -----------
Other comprehensive income (loss), net of tax:
 Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising
     during period                                      738     (111,106)
   Less:  reclassification adjustment for
     (gains)losses included in net income             4,875       (1,712)
                                                -----------  -----------
   Other comprehensive income (loss)                  5,613     (112,818)
                                                -----------  -----------
Comprehensive Income                            $   277,918      235,481
                                                ===========  ===========

                   QUITMAN BANCORP, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              -----------------------------------------------

                                                                                ACCUMULATED
                                                                                   OTHER
                          COMMON STOCK       ADDITIONAL              RECEIVABLE COMPREHENSIVE
                     ----------------------    PAID IN    RETAINED      FROM       INCOME    TREASURY
                       SHARES      AMOUNT      CAPITAL    EARNINGS      ESOP       (LOSS)      STOCK       TOTAL
                     ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances,
 September 30,
 1998                   661,250      66,125   6,135,412   3,256,097    (529,000)     35,119           0   8,963,753

Acquisition of
 shares of treasury
 stock                 (127,290)          0           0           0           0           0  (1,438,272) (1,438,272)

Net income                    0           0           0     348,299           0           0           0     348,299

Dividends paid                0           0           0    (112,412)          0           0           0    (112,412)

Change in loan
 receivable from
 employee stock
 ownership plan               0           0           0           0      26,450           0           0      26,450

Change in other
 comprehensive
 income (loss)                0           0           0           0           0    (112,818)          0    (112,818)
                     ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances,
 September 30,
 1999                   533,960      66,125   6,135,412   3,491,984    (502,550)    (77,699) (1,438,272)  7,675,000

Acquisition of
 shares of treasury
 stock                  (26,698)          0           0           0           0           0    (280,252)   (280,252)

Net income                    0           0           0     272,305           0           0           0     272,305

Dividends paid                0           0           0    (101,453)          0           0           0    (101,453)

Change in loan
 receivable from
 employee stock
 ownership plan               0           0           0           0      52,900           0           0      52,900

Change in other
 comprehensive
 income (loss)                0           0           0           0           0       5,613           0       5,613
                     ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances,
 September 30,
   2000                 507,262  $   66,125   6,135,412   3,662,836    (449,650)    (72,086) (1,718,524)  7,624,113
                     ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========


                   QUITMAN BANCORP, INC. AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                   -------------------------------------

                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
Cash Flows From Operating Activities:
   Net income                                   $   272,305      348,299
 Adjustments to reconcile net income
   to net cash provided by operating
    activities:
   Depreciation                                     142,339      110,046
   Provision for loan losses                         60,154       19,900
   Deferred income taxes                             12,013      (18,366)
   Amortization (Accretion) of securities            11,371       15,715
   (Gain) Loss on sale of other real estate         (20,610)      (6,402)
   (Gain) Loss on sale of securities                  7,387       (2,594)
   (Gain) Loss on sale of fixed assets                    0      (84,019)
 Change in Assets and Liabilities:
   (Increase) Decrease in accrued interest
    receivable                                      (70,109)     (65,367)
   Increase (Decrease) in accrued interest
    payable                                          34,074       28,484
   Increase (Decrease) in other liabilities           8,285        4,442
   Increase (Decrease) in income taxes payable       13,458      (23,348)
   (Increase) Decrease in other assets              (37,901)     (48,531)
                                                -----------  -----------
    Net cash provided by operating activities       432,766      278,259
                                                -----------  -----------
Cash Flows From Investing Activities:
 Capital expenditures                               (24,548)  (1,220,972)
 Purchase of available-for-sale securities         (873,319)  (3,845,382)
 Proceeds from sale of foreclosed property          228,057      139,380
 Proceeds from maturity of held-to-maturity
   securities                                             0      200,000
 Net (increase) decrease in loans                (8,059,792)  (5,015,624)
 Purchase of stock in Federal Home Loan Bank        (33,600)     (46,900)
 Principal collected on mortgage-backed
   securities                                       113,885      163,332
 Proceeds from sale of available-for-sale
   securities                                       541,477      500,000
 Proceeds from sale of fixed assets                       0      275,000
 Proceeds from maturity of available-for-sale
   securities                                             0    2,300,000
 Increase in cash value of life insurance          (144,284)    (144,541)
                                                -----------  -----------
    Net cash provided (used) by
      investing activities                       (8,252,124)  (6,695,707)
                                                -----------  -----------
Cash Flows From Financing Activities:
 Net increase (decrease) in deposits              5,342,923    7,038,511
 Proceeds from Federal Home Loan Bank advances    2,500,000    2,500,000
 (Increase) Decrease in loan to employee stock
   ownership plan                                    52,900       26,450
 Purchase of treasury stock                        (280,252)  (1,438,272)
 Dividends paid                                    (101,453)    (112,412)
                                                -----------  -----------
    Net cash provided (used) by
      financing activities                        7,514,118    8,014,277
                                                -----------  -----------
Net Increase (Decrease) in cash
  and cash equivalents                             (305,240)   1,596,829

Cash and Cash Equivalents at Beginning of Period  1,968,695      371,866
                                                -----------  -----------
Cash and Cash Equivalents at End of Period      $ 1,663,455    1,968,695
                                                ===========  ===========

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------
 Cash paid during the year for:
   Income taxes                                 $   130,744      221,974
                                                ===========  ===========
   Interest                                     $ 2,719,197    2,175,759
                                                ===========  ===========

Schedule of Non-Cash Investing and Financing Activities
-------------------------------------------------------
 Total increase (decrease) in unrealized gains
   on securities available-for-sale             $     8,504     (170,937)
                                                ===========  ===========
 Loans transferred to foreclosed real estate    $    68,402      272,023
                                                ===========  ===========
 Securities purchased and closed in
   subsequent year                              $         0      221,069
                                                ===========  ===========

                   QUITMAN BANCORP, INC. AND SUBSIDIARY

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

---------------------------------------------------------------
Allowance for losses: An allowance for loan losses is charged to operations based upon management's evaluation of the potential losses in its loan portfolio. This evaluation includes a review of all loans on which full collectibility may not be reasonably assured, considers the estimated value of the underlying collateral and such other factors as, in management's judgement, deserve recognition under existing economic conditions.

Income taxes: Income taxes have been computed under Statement of Financial Accounting Standards No. 109. Implementation of Statement No. 109 with regard to income taxes did not have a material effect on the tax provisions of the Company. Deferral of income taxes results primarily from differences in the provision for loan losses, depreciation and unrealized gains and losses on available-for-sale securities for tax purposes and financial reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The financial statements reflect a net deferred asset of $112,512 and $103,391 at September 30, 2000 and 1999, respectively.

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

Advertising  costs:   The  Bank  expenses advertising  costs  as  they  are
incurred.   Advertising costs charged to expenses were $33,678 and  $42,379 for the years ended September 30, 2000 and 1999, respectively.

Stock-based compensation: In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company has elected to disclose the proforma effect on net income as if the fair value based method of accounting for stock options had been used.

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

---------------------------------------------------------------
 Earnings per share: The following table sets forth the reconciliation of the numerators and denominator of the basic and diluted earnings per share (EPS) computations:


                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
 (a) Net income available to shareholders       $   272,305      348,299
                                                -----------  -----------
     Denominator:
       Weighted-average shares outstanding          512,085      584,111
       Less:  ESOP weighted-average shares
         Unallocated                                 46,741       50,916
                                                -----------  -----------
 (b) Basic EPS weighted-average shares
       outstanding                                  465,344      533,195

     Effect of dilutive securities:
       Stock options                                      0        1,030
                                                -----------  -----------
 (c) Diluted EPS weighted-average shares
       outstanding                                  465,344      534,225
                                                ===========  ===========

     Basic earnings per share (a/b)             $       .59          .65
                                                ===========  ===========
     Diluted earnings per share (a/c)           $       .59          .65
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

 New accounting standards: In June 1998, the FASB issued SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137 (Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133). This statement deferred the effective date to all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of this statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this statement. The adoption of this statement had no material impact on the Company's financial statements.

---------------------------------------------------------------
 In October 1998, the FASB issued SFAS No. 134 (Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held For Sale by a Mortgage Banking Enterprise). This statement amends Statement No. 65 (Accounting for Certain Mortgage Banking Activities) to require that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sale or hold those investments. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement shall be effective for the first fiscal quarter beginning after December 15, 1998. The adoption of this statement had no material impact on the Company's financial statements.

 In February 1999, the FASB issued SFAS No. 135 (Rescission of SFAS No. 75 and Technical Corrections). This statement rescinds SFAS No. 75, Deferral of the Effective Date of Certain Accounting Requirements for Pension Plans of State and Local Governmental Units. This statement also amends SFAS No. 35, Accounting and Reporting by Defined Benefit Pension
 Plans, to exclude from its scope plans that are sponsored by and provide benefits for the employees of one or more state or local government units. This statement also amends other existing authoritative literature to make various technical corrections, clarify meaning, or describe applicability under changed conditions. This statement is effective for financial statements issued for fiscal years ending after February 15, 1999. The adoption of this statement had no material impact on the Company's financial statement.

 In June 1999, the FASB issued SFAS No. 136 (Transfers of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others). This statement establishes standards for transactions in which an entity, the donor, makes a contribution by transferring assets to a not-for-profit organization or charitable trust, the recipient organization, that accepts the assets from the donor and agrees to use those assets on behalf of or transfer those assets, the return  on  investment  of those assets, or both to  another  entity,  the beneficiary, that is specified by the donor. It also establishes standards for transactions that take place in a similar manner but are not contributions because the transfers are revocable, repayable or reciprocal. This statement is effective for financial statements issued for fiscal periods beginning after December 15, 1999. The adoption of this statement is not expected to have a material impact on the Company's financial statements.

 In June 2000, the FASB issued SFAS No. 138 (Accounting for Certain Derivative Instruments and Certain Hedging Activities). This statement amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. Adoption of this statement had no material impact on the Company's financial statements.

 In June 2000, the FASB issued SFAS No. 139 (Recission of SFAS No. 53 and amendments to SFAS No. 63, 89 and 121). This statement rescinds SFAS No. 53 and amends SFAS No. 63, 89 and 121, which established standards for financial reporting by producers and distributors of motion picture films. This statement will have no impact on the Company's financial statements.

---------------------------------------------------------------
 In September 2000, the FASB issued SFAS No. 140 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities). This statement replaces SFAS No. 125. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishements of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Adoption of this statement had no material impact on the Company's financial statements.


Note 2 - Cash
-------------
As of September 30, 2000, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                           FEDERAL
                                   BOOK         BANK      DEPOSITORY
                                 BALANCE      BALANCE     INSURANCE
                                ----------   ----------   ----------
     Total                      $1,249,905      350,906      331,446
                                ==========   ==========   ==========

As of September 30, 1999, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                           FEDERAL
                                   BOOK         BANK      DEPOSITORY
                                 BALANCE      BALANCE     INSURANCE
                                ----------   ----------   ----------
     Total                      $1,018,659      625,459      323,755
                                ==========   ==========   ==========


Note 3 - Investment Securities
------------------------------
Investment securities are carried in the accompanying balance sheets as follows:

Securities available-for-sale consist of the following:
-------------------------------------------------------
As of September 30, 2000:

                                           GROSS      GROSS
                             AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                                COST       GAINS      LOSSES     VALUE
                            ----------  ----------  ---------  ---------
Obligations of other U.S.
 Government agencies        $4,928,756           0     97,773  4,830,983
Mortgage-backed securities   1,033,594       3,543     12,192  1,024,945
State, County and Municipal
 securities                    693,277         821      3,622    690,476
                            ----------  ----------  ---------  ---------
                            $6,655,627       4,364    113,587  6,546,404
                            ==========  ==========  =========  =========

------------------------------------------
As of September 30, 1999:

                                           GROSS      GROSS
                             AMORTIZED  UNREALIZED  UNREALIZED   MARKET
                                COST       GAINS      LOSSES     VALUE
                            ----------  ----------  ---------  ---------
U.S. Treasury Obligations   $  298,413       1,665          0    300,078
Obligations of other U.S.
 Government agencies         5,091,933           0    112,126  4,979,807
Mortgage-backed securities     896,081       7,382     12,680    890,783
State, County and Municipal
 securities                    390,000           0      1,967    388,033
                            ----------  ----------  ---------  ---------
                            $6,676,427       9,047    126,773  6,558,701
                            ==========  ==========  =========  =========

The amortized cost and estimated market value of debt securities at September 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       SECURITIES
                                                   AVAILABLE-FOR-SALE
                                                 -----------------------
                                                  AMORTIZED      MARKET
                                                     COST        VALUE
                                                 ----------   ----------
Due in one year or less                          $  452,219      442,270
Due after one year through
 five years                                       4,915,415    4,829,388
Due after five years through
 ten years                                          203,277      201,500
Due after ten years through
 fifteen years                                      837,791      827,556
Due after fifteen years through
 twenty years                                       246,925     245,690
                                                 ----------   ----------
                                                 $6,655,627    6,546,404
                                                 ==========   ==========

Proceeds from sales of available-for-sale securities during the years ended September 30, 2000 and 1999 were $541,477 and $500,000 with gross gains (losses) of $(7,387) and $2,594 being realized, respectively. Proceeds from maturities of available-for-sale securities during the years ended September 30, 2000 and 1999 were $0 and $2,300,000, respectively. Proceeds from maturities of held-to-maturity securities during the years ended September 30, 2000 and 1999 were $0 and $200,000, respectively.

Securities with a carrying value of $780,188 and $586,314 at September 30, 2000 and 1999, respectively, were pledged to secure public monies as required by law.

Note 4 - Loans Receivable
-------------------------
A summary of loans receivable is presented below:

                                                      SEPTEMBER 30,
                                                ------------------------
                                                   2000        1999
                                                -----------  -----------
First mortgage loans                            $43,030,387   38,302,559
Construction loans                                4,155,435    2,801,542
FHLMC pool                                            1,044        1,787
Share loans                                         551,954      469,609
Consumer loans                                    3,248,972    1,812,528
                                                -----------  -----------
                                                 50,987,792   43,388,025

Loans in process                                 (1,425,127)  (1,825,400)
Allowance for loan losses                          (438,456)    (389,000)
Deferred loan origination fees                      (72,205)     (52,857)
                                                -----------  -----------
                                                $49,052,004   41,120,768
                                                ===========  ===========

An analysis of changes in the allowance for loan losses is as follows:

                                                YEAR ENDED SEPTEMBER 30,
                                                ------------------------
                                                    2000        1999
                                                -----------  -----------
 Balance at beginning of period                 $   389,000      370,000
 Provision charged to income                         60,154       19,900
 Recoveries                                               0            0
 Losses charged to allowance                        (10,698)        (900)
                                                -----------  -----------
                                                $   438,456      389,000
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

The Bank predominately grants mortgage and consumer loans to customers in the immediate Quitman and South Georgia area. The Bank has a diversified loan portfolio consisting predominately of mortgage loans collateralized by residential properties. The following schedule provides an additional summary of the Bank's loans:

                                                      SEPTEMBER 30,
                                                ------------------------
                                                   2000        1999
                                                -----------  -----------
First Mortgage Loans:
 Secured by 1 to 4 family
   residences                                   $36,014,298   31,580,020
 Secured by over 4 family
   residences                                       856,130      612,668
 Other real estate                                6,159,959    6,109,871
Construction loans                                4,155,435    2,801,542
FHLMC pools                                           1,044        1,787
Share loans                                         551,954      469,609
Consumer loans                                    3,248,972    1,812,528
                                                -----------  -----------
                                                 50,987,792   43,388,025

Loans in Process                                 (1,425,127)  (1,825,400)
Allowance for loan losses                          (438,456)    (389,000)
Deferred loan origination fees                      (72,205)     (52,857)
                                                -----------  -----------
    Total                                       $49,052,004   41,120,768
                                                ===========  ===========

-------------------------------------
Loans on which the accrual of interest has been discontinued amounted to $193,819 and $228,113 at September 30, 2000 and 1999, respectively. If interest on those loans had been accrued, such income would have approximated $14,200 and $19,745 for the years ended September 30, 2000 and 1999, respectively. Interest income on those loans, which is recorded only when received, amounted to $10,086 and $8,392 for the years ended September 30, 2000 and 1999, respectively. No contractual modifications have been made to these loans that would affect the interest ultimately due.

There were no loans at September 30, 2000 or 1999, which the Bank's management considered to be impaired.

Loans receivable includes loans to officers and directors of the Bank totaling approximately $1,167,543 and $980,056 at September 30, 2000 and 1999, respectively. Since November 1996, loans to officers and directors are made at an interest rate equal to two percent (2.00%) above the Bank's cost of funds rate. All related party loans were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.


Note 5 - Office Properties and Equipment
----------------------------------------
Office properties and equipment, at cost, are summarized as follows:

                                        SEPTEMBER 30,         ESTIMATED
                                      2000         1999      USEFUL LIVES
                                   ----------   ----------   ------------
 Land                              $  228,914      228,914
 Buildings                            831,017      831,017   20-31 years
 Furniture and fixtures               773,862      749,315   5-10 years
 Automobile                            31,337       31,337   5 years
                                   ----------   ----------
                                    1,865,130    1,840,583
 Less accumulated depreciation        381,523      239,185
                                   ----------   ----------
                                   $1,483,607    1,601,398
                                   ==========   ==========

Depreciation expense for the years ended September 30, 2000 and 1999 was $142,339 and $110,046, respectively.


Note 6 - Accrued Interest Receivable
------------------------------------
Accrued interest receivable is summarized as follows:

                                                      SEPTEMBER 30,
                                                ------------------------
                                                   2000        1999
                                                -----------  -----------
 Investment securities                          $   103,059      100,059
 Loans receivable                                   480,271      414,231
                                                -----------  -----------
                                                $   583,330      514,290
                                                ===========  ===========

Note 7 - Deposit Account Analysis
---------------------------------
An analysis of deposit accounts and the weighted average interest rates as of the dates indicated is presented below:

                                             SEPTEMBER 30,
                              -------------------------------------------
                                      2000                   1999
                              --------------------   --------------------
                               BOOK VALUE     %       BOOK VALUE     %
                              -----------  -------   -----------  -------
Type of Account:
 Checking Accounts            $ 1,002,609    2.12        636,751    1.52
 N.O.W. Accounts - 3.04%
   (1999 - 3.48%)               2,062,054    4.35      2,029,835    4.83
 Passbook - 4.02%
    (1999 - 3.14%)              1,949,812    4.12      2,068,427    4.93
 Certificates - 6.01%
   (1999 - 5.86%)              42,321,543   89.41     37,258,082   88.72
                              -----------  -------   -----------  -------
                              $47,336,018  100.00%    41,993,095  100.00%
                              ===========  =======   ===========  =======

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $9,369,333 and $9,694,268 at September 30, 2000 and
1999, respectively.

At September 30, 2000, scheduled maturities of certificates of deposit were as follows:

             YEAR ENDING
            SEPTEMBER 30,
            -------------
               2001                         $35,994,381
               2002                           4,548,978
               2003                           1,524,362
               2004                             229,396
               2005                              24,426
                                            -----------
                                            $42,321,543
                                            ===========

The Bank held deposits of $596,776 and $395,778 for related parties at September 30, 2000 and 1999, respectively.

Interest expense on deposits is summarized as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                                     2000        1999
                                                 ----------   ----------
 Passbook savings                                $   86,747       77,195
 NOW                                                 66,839       62,406
 Certificates of deposit                          2,329,897    2,029,760
                                                 ----------   ----------
                                                 $2,483,483    2,169,361
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
                                             ==========

----------------------------------------------------------------
The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), tangible capital (as defined) to adjusted total assets (as defined) and core capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

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

The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands).

                                     TANGIBLE       CORE      RISK-BASED
                                     CAPITAL       CAPITAL      CAPITAL
                                    ----------   ----------   ----------
At September 30, 2000:
  Total equity                      $    6,317        6,317        6,317
  Unrealized (gains) losses
    on securities                           66           66           66
  General valuation allowance                0            0          438
                                    ----------   ----------   ----------
  Regulatory Capital                $    6,383        6,383        6,821
                                    ==========   ==========   ==========

At September 30, 1999:
  Total equity                      $    6,108        6,108        6,108
  Unrealized (gains) losses
    on securities                           67           67           67
  General valuation allowance                0            0          389
                                    ----------   ----------   ----------
  Regulatory Capital                $    6,175        6,175        6,564
                                    ==========   ==========   ==========

----------------------------------------------------------------
The Bank's actual capital amounts and ratios are presented (dollars in thousands) as follows:

                                                                 TO BE WELL
                                                                CAPITALIZED
                                                                UNDER PROMPT
                                                 FOR CAPITAL     CORRECTIVE
                                                  ADEQUACY         ACTION
                                   ACTUAL         PURPOSES       PROVISIONS
                               --------------  --------------  --------------
                               AMOUNT   RATIO  AMOUNT   RATIO  AMOUNT   RATIO
                               ------  ------  ------  ------  ------  ------
As of September 30, 2000:
 Tangible Capital
   (to adjusted total assets)  $6,383  10.69%     896    1.5%   2,986    5.0%
 Core Capital
   (to adjusted total assets)   6,383  10.69%   2,388    4.0%   2,986    5.0%
 Risk-Based Capital
   (to risk-weighted assets)    6,821  16.53%   3,301    8.0%   4,126   10.0%

As of September 30, 1999:
 Tangible Capital
   (to adjusted total assets)  $6,175  11.91%     778    1.5%   2,593    5.0%
 Core Capital
   (to adjusted total assets)   6,175  11.91%   2,074    4.0%   2,593    5.0%
 Risk-Based Capital
   (to risk-weighted assets)    6,564  18.49%   2,840    8.0%   3,550   10.0%


Note 9 - Provision For Income Taxes
-----------------------------------
The income tax provision is as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                     2000        1999
                                                 ----------   ----------
 Taxes payable currently                         $  124,234      209,151
 Deferred taxes (benefit)                            12,013     (18,366)
 Total tax provision                             $  136,247      190,785

The provision for income taxes represents the portion of estimated income taxes relating to the years ended September 30, 2000 and 1999.

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

Retained earnings at September 30, 2000 include accumulated bad debt deductions prior to 1988 amounting to approximately $6,000 for which no provision for income taxes has been made. If, in the future, these amounts are used for any purpose other than to absorb losses on bad debts, federal income taxes will be imposed at the then applicable rates. The amount of unrecognized deferred tax liability is approximately $2,040.

-----------------------------------------------
Deferred taxes on income result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets have been recorded. No valuation allowance was required. The amount and sources of these assets were as follows:

                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Deferred Tax Assets:
 Allowance for loan losses                       $  138,875      122,060
 Unrealized losses on available-for-sale
   securities                                        37,135       40,027
 Deferred compensation payable                        1,331            0
                                                 ----------   ----------
    Total                                           177,341      162,087
                                                 ----------   ----------
Deferred Tax Liabilities:
 Bad debt deduction recapture                        26,259       36,788
 Depreciation                                        38,570       21,908
                                                 ----------   ----------
   Total                                             64,829       58,696
                                                 ----------   ----------
 Net Deferred Tax Assets (Liabilities)           $  112,512      103,391
                                                 ==========   ==========

The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the Federal statutory tax rate of 34% to earnings before taxes on income:

                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
 Expected income tax                             $  138,908      183,289
 Increase (decrease) in tax resulting from:
   State and local taxes                             14,088       18,949
   Other, net                                       (16,749)     (11,453)
                                                 ----------   ----------
 Actual income tax expense                       $  136,247      190,785
                                                 ==========   ==========

Note 10 - Commitments, Contingencies and Financial Instruments With Off-Balance-Sheet Risk
------------------------------------------------------------------------
The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit. A summary of the Bank's' commitments and contingent liabilities is as follows:

                                                     NOTIONAL AMOUNT
                                                 -----------------------
                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
  Commitments to extend credit                   $1,425,127    1,825,400
  Standby letters of credit                          61,300      109,790

Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance by the customer. The Bank's credit policies and procedures for credit commitments are the same as those for extensions of credit that are reported in the financial statements. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in the year ended September 30, 2000 or 1999.

Note 11 - Retirement Plans
--------------------------
401(k) Plan - The Bank has a 401(k) plan, covering all full-time employees who meet the plan's eligibility requirements. The plan is a defined contribution plan. The Bank made contributions to the plan in the amount of $0 and $0 for the years ended September 30, 2000 and 1999, respectively.

Deferred Compensation Plan - Effective December 15, 1996, the Bank adopted a deferred compensation plan for the benefit of its officers and directors. Although the plan is to be funded from the general assets of the Bank, life insurance policies were acquired for the purpose of serving as the primary funding source. As of September 30, 2000 and 1999, the cash values of those policies were $626,638 and $482,354 and the liability accrued for benefits payable under the plan was $3,914 and $0, respectively.

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

As of September 30, 2000 and 1999, the ESOP held 52,900 shares of the Company's common stock as follows:

                                                       SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Number of Shares:
    Released and allocated                            7,935        2,645
    Suspense                                         44,965       50,255

Fair Value:
    Released and allocated                       $   71,911       28,090
    Suspense                                        407,495      533,708


The expense recorded by the Company is based on contributions to the ESOP accrued during the year in amounts determined by the Board of Directors and represents compensation and interest as follows:

                                                       YEAR ENDED
                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Compensation                                     $   33,605       27,851
Interest                                             39,344       43,459
                                                 ----------   ----------
                                                 $   72,949       71,310
                                                 ==========   ==========

Note 12 - Reconciliation of Regulatory Reports
----------------------------------------------
Net income and net worth of the Bank reported in these audited financial statements is the same as amounts in reports filed with the Office of Thrift Supervision (OTS) as follows (In Thousands):

Net Income:

                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Net Income reported to OTS                       $      256          338

Reconciling Items                                         0            0
                                                 ----------   ----------
Net Income for the twelve months ended
 September 30 per audited financial statement    $      256          338
                                                 ==========   ==========

Net Worth:

                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Net Worth reported to OTS                        $    6,317        6,108

Reconciling Items                                         0            0
                                                 ----------   ----------
Total Net Worth on September 30, per audited
 financial statement                             $    6,317        6,108
                                                 ==========   ==========


Note 13 - Advances From Federal Home Loan Bank
----------------------------------------------
Advances consist of the following:

                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Advances payable - Federal Home Loan Bank of
  Atlanta, bearing interest at 6.94%,
  due October 4, 2000, collateralized by all
  stock in the Federal Home Loan Bank and
  qualifying first mortgage loans.               $5,000,000    2,500,000
                                                 ==========   ==========


Note 14 - Fair Values of Financial Instruments
----------------------------------------------
The estimated fair values of the Company's financial instruments are as follows:

                               SEPTEMBER 30, 2000      SEPTEMBER 30, 1999
                             ----------------------- -----------------------
                               CARRYING      FAIR      CARRYING      FAIR
                                AMOUNT      VALUE       AMOUNT      VALUE
                             ----------- ----------- ----------- -----------
Financial assets:
 Cash and cash equivalents   $ 1,663,455   1,663,455   1,968,695   1,968,695
 Investment securities         6,546,404   6,546,404   6,558,701   6,558,701
 Loans, net of allowance
   for loan losses            49,052,004  49,021,000  41,120,768  41,308,000
 Accrued interest receivable     583,330     583,330     514,290     514,290
 Investment in Federal Home
   Loan Bank stock               320,300     320,300     286,700     286,700

Financial liabilities:
 Deposits                     47,336,018  47,260,000  41,993,095  42,058,000
 Advances from Federal Home
   Loan Bank                   5,000,000   5,000,000   2,500,000   2,500,000
 Accrued interest payable        337,586     337,586     303,512     303,512


-----------------------------------------------------------
The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

                               SEPTEMBER 30, 2000      SEPTEMBER 30, 1999
                             ----------------------- -----------------------
                               CARRYING      FAIR      CARRYING      FAIR
                                AMOUNT      VALUE       AMOUNT      VALUE
                             ----------- ----------- ----------- -----------
Other:
 Loan commitments            $ 1,425,127   1,425,127   1,825,400   1,825,400
 Standby letters of credit        61,300      61,300     109,790     109,790



Note 15 - Related Party Transactions
------------------------------------
Related parties to the Company are identified as its officers and directors. During the years ended September 30, 2000 and 1999, the Company had the following related party transactions:

                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Loans to officers and directors (balance at
 September 30), Note 4                           $1,167,543      980,056
Deposits held for officers and directors (balance
 at September 30), Note 7                           596,776      395,778
Insurance premiums paid - director                   15,845       47,664
Legal fees paid - director                            3,090        5,616
Supplies purchased - officers and directors           8,295        3,369
Furnishings purchased                                 1,011       78,158


Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
----------------------------------------------------------------------

                     STATEMENT OF FINANCIAL CONDITION
                     --------------------------------

                                  ASSETS
                                  ------
                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Cash on deposit                                  $   79,016       22,425
Investment in Quitman Federal Savings Bank        6,316,975    6,108,324
Investment securities available-for-sale            739,062      986,400
Loans receivable - subsidiary ESOP                  449,650      502,550
Accrued interest receivable                          42,206       50,975
Other assets                                          3,243        5,638
                                                 ----------   ----------
     Total Assets                                $7,630,152    7,676,312
                                                 ==========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
                   ------------------------------------
Liabilities:
 Income taxes payable                            $    6,039        1,312
                                                 ----------   ----------
Stockholders' Equity:
 Capital stock                                       66,125       66,125
 Additional paid in capital                       6,135,412    6,135,412
 Retained earnings                                3,662,836    3,491,984
 Accumulated other comprehensive income (loss)      (72,086)     (77,699)
 ESOP loan guaranty of subsidiary                  (449,650)    (502,550)
 Treasury stock                                  (1,718,524)  (1,438,272)
                                                 ----------   ----------
                                                  7,624,113    7,675,000
                                                 ----------   ----------
     Total Liabilities and Stockholders' Equity  $7,630,152    7,676,312
                                                 ==========   ==========

Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
(Continued)
----------------------------------------------------------------------

                            STATEMENT OF INCOME
                            -------------------
                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Income:
 Equity in income of subsidiary                  $  256,239      338,392
 Interest income                                     82,863       99,695
     Gain (Loss) on sale of securities               (7,319)           0
     Miscellaneous                                      673            0
                                                 ----------   ----------
                                                    332,456      438,087

Expenses                                             50,413       83,416
                                                 ----------   ----------
Income before taxes                                 282,043      354,671

Income taxes                                          9,738        6,372
                                                 ----------   ----------
Net Income                                       $  272,305      348,299
                                                 ==========   ==========

Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
(Continued)
----------------------------------------------------------------------

                          STATEMENT OF CASH FLOWS
                          -----------------------
                                                 YEAR ENDED SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
Cash Flows From Operating Activities:
 Net income                                      $  272,305      348,299
 Adjustments:
   Equity in income of subsidiary                  (256,239)    (338,392)
   Amortization of premium on securities              4,210        3,890
   (Gain) Loss on sale of securities                  7,319            0
   Dividends received from subsidiary               101,452            0
   (Increase) decrease in accrued
     interest receivable                              8,769       (7,273)
   Increase (decrease) in income
     taxes payable                                    4,727       (8,105)
                                                 ----------   ----------
Net Cash Provided (Used) By Operating Activities    142,543       (1,581)
                                                 ----------   ----------
Cash Flows From Investing Activities:
 Purchase of available-for-sale securities                0     (505,665)
 Maturity of available-for-sale securities                0      500,000
 Payments received on loan to subsidiary ESOP        52,900       26,450
 Proceeds from sale of available-for-sale
   Securities                                       242,851            0
                                                 ----------   ----------
Net Cash Provided (Used) By Investing Activities    295,751       20,785
                                                 ----------   ----------
Cash Flows From Financing Activities:
 Dividends paid                                    (101,452)    (112,413)
 Purchase of treasury stock                        (280,251)  (1,438,272)
                                                 ----------   ----------
Net Cash Provided By Financing Activities          (381,703)  (1,550,685)
                                                 ----------   ----------
Net Increase In Cash                                 56,591   (1,531,481)

Cash And Cash Equivalents At Beginning Of Period     22,425    1,553,906
                                                 ----------   ----------
Cash And Cash Equivalents At End Of Period       $   79,016       22,425
                                                 ==========   ==========

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
 Cash Paid During The Period For:
  Interest                                       $        0            0
                                                 ==========   ==========
  Income taxes                                   $    5,011       14,477
                                                 ==========   ==========

Schedule Of Non-Cash Investing And Financing Activities:
--------------------------------------------------------
 Total increase (decrease) in unrealized gains on
   Securities available-for-sale                 $    7,042      (25,576)
                                                 ==========   ==========

Note 17 - 1999 Stock Option Plan
--------------------------------
The Company adopted a Stock Option Plan (the Plan), which was approved by the stockholders on April 13, 1999. The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, key employees and other persons to promote the success of the business of the Company and the Bank. The Plan authorizes the granting of stock options for up to 66,125 shares of common stock. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the grant date, and an option's maximum term is ten years. Options are granted as administered by the Board of Directors.

The fair value of each option grant is estimated on the grant date using an options pricing model with the following weighted-average assumptions used for grants in the year ended September 30, 1999: dividend yield 1.87%, risk-free interest rate of 4.81%, expected lives of 5 years for the options and a volatility rate of 23.06%.

Weighted-average assumptions used for grants in the year ended September 30, 2000 are as follows: dividend yield 2.10%, risk free interest rate of 6.00%, expected lives of 4.5 years for the options and a volatility rate of 3.05%.

A summary of the statement of the Company's Stock Option Plan as of September 30, 2000 and 1999 and the changes during the years then ended is presented below:

                                    YEAR ENDED             YEAR ENDED
                                SEPTEMBER 30, 2000     SEPTEMBER 30, 1999
                                ------------------     ------------------
                                         WEIGHTED-              WEIGHTED-
                                         AVERAGE                AVERAGE
                                         EXERCISE               EXERCISE
                                SHARES    PRICE        SHARES    PRICE
                                ------  ----------     ------  ----------
 Outstanding at
   beginning of
   year                         66,121  $     9.75          0  $      .00
 Granted                             0         .00     66,121        9.75
 Exercised                           0         .00          0         .00
 Forfeited                           0         .00          0         .00
                                ------                 ------
 Outstanding at end of year     66,121  $     9.75     66,121        9.75
                                ======                 ======
 Exercisable at
   September 30                 66,121                 44,961
                                ======                 ======
 Weighted-average fair
   value of options
   granted during
   the year                             $     1.20             $     2.97
                                        ==========             ==========

The following table summarizes information about fixed stock options outstanding at September 30, 2000:

                           WEIGHTED-
  RANGE OF                  AVERAGE     WEIGHTED-                 WEIGHTED-
  OR ACTUAL    NUMBER      REMAINING    AVERAGE       NUMBER      AVERAGE
  EXERCISE   OUTSTANDING  CONTRACTUAL   EXERCISE    EXERCISABLE   EXERCISE
   PRICES    AT 9-30-00      LIFE        PRICE      AT 9-30-00     PRICE
-----------  -----------  -----------  -----------  -----------  -----------
  $  9.75       66,121      8 YEARS      $  9.75       66,121      $  9.75

If the Company had used the fair value based method of accounting for its Stock Option Plan, as prescribed by Statement of Financial Accounting Standards No. 123, directors and officers compensation cost in net income for the year ended September 30, 2000 would have increased by $25,392, resulting in net income of $257,070, net of tax. Basic earnings per share would have declined from $.59 to $.55 and diluted earnings per share would have declined from $.59 to $.55.

---------------------------------------
If the Company had used the fair value based method of accounting for its Stock Option Plan, as prescribed by Statement of Financial Accounting Standards No. 123, directors and officers compensation cost in net income for the year ended September 30, 1999 would have increased by $133,534, resulting in net income of $268,179, net of tax. Basic earnings per share would have declined from $.65 to $.50 and diluted earnings per share would have declined from $.65 to $.50.


Note 18 - Restricted Stock Plan
-------------------------------
The Company adopted a Restricted Stock Plan (RSP), which was approved by the stockholders on April 13, 1999. The RSP was adopted as a method of providing directors, officers and key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain in the employment or service of the Bank.

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

Contributions made by the Bank to the RSP for the year ended September 30, 2000 and 1999 were as follows:

                                                      SEPTEMBER 30,
                                                 -----------------------
                                                    2000         1999
                                                 ----------   ----------
 Number of awards outstanding at
   beginning of year                                 21,159            0
 Number of awards granted                                 0       26,449
 Number of awards earned - 20%                        5,290        5,290
                                                 ----------   ----------
 Number of awards outstanding at end of year         15,869       21,159
                                                 ==========   ==========
 Fair market value of Company's stock,
   per share, on September 1, 2000 and 1999      $    10.00        11.00
                                                 ==========   ==========
 Contributions                                   $   52,900       58,190
                                                 ==========   ==========

Stock issued under this plan was purchased on the open market at a cost of $52,900 and $58,190, which was expensed as compensation for the year ended September 30, 2000 and 1999, respectively.

                        QUITMAN BANCORP, INC.
                       602 East Screven Street
                       Quitman, Georgia  31643
                            (912) 263-7538

  Board of Directors and Executive Officers of Quitman Bancorp, Inc.
  ------------------------------------------------------------------

   Claude R. Butler                    John W. Romine
   Chairman of the Board               President and owner
   Pork Producer                       Romine Furniture Co., Inc.

   Robert L. Cunningham, III           Melvin E. Plair
   Vice Chairman of the Board          President and Chief Executive Officer
   Secretary & Treasurer of            Quitman Bancorp, Inc. and Quitman
   R.L. Cunningham & Sons, Inc.        Federal Savings Bank
   Peanut warehouse and peanut
     seed business
                                       Peggy L. Forgione
   Walter B. Holwell                   Vice President and Controller
   Vice President and co-owner         Quitman Bancorp, Inc. and Quitman
   Holwell-Fletcher Insurance          Federal Savings Bank
     Agency, Inc. Insurance agents

   Daniel M. Mitchell, Jr.
   Attorney at Law



      Corporate Counsel                   Independent Auditors
      --------------------------------    -------------------------------
      Daniel M. Mitchell, Jr., Esquire    Stewart, Fowler & Stalvey, P.C.
      110 S. Washington Street            3208 Wildwood Plantation Drive
      Quitman, Georgia  31643             Valdosta, Georgia  31605

      Special Counsel                     Transfer Agent and Registrar
      --------------------------------    ----------------------------
      Manatt, Phelps & Phillips, LLP      Registrar & Transfer Company
      1001 Page Mill Road,Bldg. 2         10 Commerce Drive
      Palo Alto, CA  94304                Cranford, New Jersey  07016
                                          (908) 497-2300


Our Annual Report for the year ended September 30, 2000 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write Mr. Melvin E. Plair, President and Chief Executive Officer. The Annual Meeting of Stockholders will be held on January 23, 2001 at 4:30 p.m. at 602 East Screven Street, Quitman, Georgia.