Form 10KSB40, Exhibit 13
period 2001-09-30
QUITMAN BANCORP INC
filed 2001-12-26
CIK 1051850

                                                                      Exhibit 13


                                                      QUITMAN BANCORP, INC.

                                                      ANNUAL REPORT
                                                      For the Year Ended
                                                      September 30, 2001

                              Quitman Bancorp, Inc.
                                  Annual Report



                                TABLE OF CONTENTS

Letter to Stockholders.......................................................................       1

Company Information..........................................................................       2

Common Stock Information.....................................................................       3

Management's Discussion and Analysis of Financial Condition
and Results of Operations....................................................................       4

Independent Auditors' Report.................................................................      13

Consolidated Financial Statements............................................................      14

Notes to Consolidated Financial Statements...................................................      19

Office Locations and Other Corporate Information.............................................      44

Date

Dear Fellow Stockholders:

This is the fourth annual stockholders' report for Quitman Bancorp, Inc. the holding company for Quitman Federal Savings Bank. The bank completed its conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank in April 1998.

Since the date of our last report, we signed a merger agreement with Colony Bankcorp, Inc. This agreement is dated October 22, 2001 and it and other information about the proposed merger is contained in other documents that all of our stockholders will receive.

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

As discussed in Note 19 to our consolidated financial statements that are included in this report, we have signed a merger agreement with Colony Bankcorp, Inc. If this merger occurs, the Bank will become a subsidiary of Colony Bankcorp, Inc. and our stockholders will become stockholders of Colony Bankcorp, Inc.

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

           Date                                              High          Low
           ----                                              ----          ---
           October 1, 1999 to December 31, 1999             10.625        9.250

           January 1, 2000 to March 31, 2000                10.110        9.500

           April 1, 2000 to June 30, 2000                   10.500        8.000

           July 1, 2000 to September 30, 2000               9.0625        8.750

           October 1, 2000 to December 31, 2000             10.000        8.875

           January 1, 2001 to March 31, 2001                9.9375        7.750

           April 1, 2001 to June 30, 2001                    9.000        8.000

           July 1, 2001 to September 30, 2001               8.5000       13.000

The number of shareholders of record of Common Stock as of September 30, 2001, was approximately 189. At September 30, 2001, there were 507,262 shares issued and outstanding. Our ability to pay dividends to stockholders is primarily dependent upon the dividends we receive from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if that dividend would cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Conversion, or (2) the regulatory capital requirements imposed by the OTS. We paid dividends on the Common Stock in the amount of $1,481,204 on January 11, 2001. These dividends were declared on December 19, 2000 in the amount of $2.92 per share. We paid dividends on the Common Stock in the amount of $101,452 on May 31, 2000. These dividends were declared on April 4, 2000 in the amount of $0.20 per share.

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

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. As described in the following paragraph, our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining liquid assets in excess of regulatory minimums for material and prolonged changes in interest rates. At September 30, 2001, our liquid asset ratio was 12.83%.

     We originate fixed rate real estate loans which approximated 91% of our loan portfolio at September 30, 2001. To manage the interest rate risk of this type of loan portfolio, generally we limit maturities of fixed rate loans to no more than 5 years and maintain a portfolio of liquid assets. Our liquid assets include cash and cash equivalents and investment securities available-for-sale. At September 30, 2001, these liquid assets totaled $8.7 million, which was 15% of our total liabilities of $58.2 million. We maintain these liquid assets to protect us in the event market interest rates rise and we experience losses because we are paying more for our liabilities than we are earning on our assets. If this happens, we may need liquid assets to continue paying our liabilities and to continue operating with required capital levels. However, maintaining liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. In the past several years we have increased the size of our construction lending and consumer lending portfolio through, in part, the use of short-term borrowings from the FHLB. Construction loans and consumer loans have a shorter duration than most of our other loans and this type of lending and borrowing has somewhat reduced our interest rate risk. At September 30, 2001, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 3 years and the average weighted term of our deposits was slightly less than 15 months. In the future, we may begin funding parts of loans originated by other financial institutions as a way of increasing our interest rate spread. However, these loan participations and the method we use to fund them may result in additional interest rate risk as well as, possibly, credit risk.

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

                                   Board Limit of a
                                 Percentage Change In                 Change in NPV
                          --------------------------------   ---------------------------------
        Changes                                                   Dollars
       in Market                 NII              NPV          (in thousands)      Percentages
                          ---------------  ---------------   -----------------  --------------
   Interest Rates(1)
   -----------------
    (basis points)
                  +400           -60%             -65%             -$3,380            -53.42%
                  +300           -60%             -60%              -2,450            -38.72%
                  +200           -40%             -40%              -1,398            -22.10%
                  +100           -20%             -25%                -565             -8.93%
                  -100           -25%             -25%                 320              5.06%
                  -200           -40%             -40%                 429              6.78%
                  -300           -50%             -50%                 593              9.38%
                  -400           -60%             -60%                 984             15.55%

________________
(1)  100 basis points equals 1%.

     Management now requires a minimum NPV ratio of 6%.

     Because most of our loans have a longer term than most of our deposits, the computation of the impact on our net income indicated we would earn more income if interest rates were to fall and we would earn less income if interest rates were to rise. If interest rates were to rise materially, we could report losses. Specifically, the computation of an instantaneous and permanent 200 basis point decrease in market interest rates indicated an approximately 6.6% increase in estimated pre-tax income. The computation of an instantaneous and permanent 200 basis point increase in market interest rates indicated an approximately 21.7% decrease in estimated pre-tax income. Both of these computations (1) were based on financial information at September 30, 2001, (2) assumed net income over the 12 months following September 30, 2000 and (3) resulted in financial results within the guidelines shown in the table above. These computations assumed that certain types of our loans, securities, and deposit accounts would have certain interest rates during the 12 month period. For example, our savings and NOW accounts were assumed to yield no more than 3.56% and our consumer loans and fixed rate mortgage loans were assumed to yield 9.00% and 7.50%, respectively. The use of different assumptions would also result in different results.

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

Financial Condition

     Total consolidated assets increased $4.3 million, or 7.11% to $64.8 million at September 30, 2001, from $60.5 million at September 30, 2000. The increase in total assets reflects a $3.4 million increase in loans receivable. Our increase in loans receivable is mainly due to increased demand for loans in our market area.

     Deposits increased $8.2 million or 17.3% to $55.5 million at September 30, 2001 from $47.3 million at September 30, 2000. The increase in fiscal 2001 was a result of competitive pricing to fund loan demand. Advances from the Federal Home Loan Bank ("FHLB") of Atlanta decreased $3.0 million to $2.0 million. Other liabilities increased by $79,000 primarily due to an increase in accrued expenses at September 2001. Our equity decreased by $1.0 million primarily due to the payment of a special dividend of $2.92 per share in January 2001 which was partially offset by current year net income and a reduction of the receivable from the Bank's employee stock ownership plan.

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

                                                                                  Year Ended September 30,
                                                      ----------------------------------------------------------------------------
                                                                        2001                                    2000
                                                      --------------------------------------       -------------------------------
                                                          Average                  Average         Average               Average
                                                          Balance     Interest    Yield/Cost       Balance   Interest   Yield/Cost
                                                          -------     --------    ----------       -------   --------   ----------
                                                                                   (Dollars in thousands)
Interest-earning assets:
  Loans receivable(1) ..............................     $   50,794       4,752      9.36%       $   45,086     4,113      9.12%
                                                         ----------
  Mortgage-backed securities .......................          1,413          62      4.39               958        60      6.26
  Investment securities ............................          5,547         328      5.92             5,898       336      5.70
  Other interest-earning assets ....................          1,555          71      6.15               580        36      6.21
                                                         ----------   ---------                  ----------  --------
   Total interest-earning assets ...................         58,909       5,213      8.85            52,522     4,545      8.65
Non-interest-earning assets ........................          3,739          --                       4,134        --
                                                         ----------   ---------                  ----------  --------
    Total assets ...................................     $   62,648       5,213                  $   56,656     4,545
                                                         ==========   =========                  ==========  ========

Interest-bearing liabilities:
  NOW Accounts .....................................     $    2,134          63      2.96        $    2,202        67      3.04
  Savings accounts .................................          2,361          95      4.03             2,157        86      3.99
  Money market accounts ............................             --          --        --                --        --        --
  Certificates of deposit ..........................         46,457       3,012      6.49            38,700     2,330      6.02
  Other liabilities ................................                                 5.25                                  6.38
                                                              4,425         232                       4,230       270
                                                         ----------   ---------                  ----------  --------
    Total interest-bearing liabilities .............         55,377       3,402      6.15            47,289     2,753      5.82
Non-interest bearing liabilities ...................            604          --                       1,717        --
                                                         ----------   ---------                  ----------  --------
    Total liabilities ..............................         55,981       3,402                      49,006     2,753
                                                                      ---------                              --------
Equity .............................................          6,667                                   7,650
                                                         ----------                              ----------
    Total liabilities and retained earnings ........     $   62,648                              $   56,656
                                                         ==========                              ==========
Net interest income ................................                  $   1,811                              $  1,792
                                                                      =========                              ========
Interest rate spread(2) ............................                                 2.70%                                 2.83%
Net yield on interest-earning assets(3) ............                                 3.08%                                 3.41%
Ratio of average interest-earning assets
 to average interest-bearing liabilities ...........                               106.38%                               111.07%

_____________________________________

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

                                                                           Year Ended September 30,
                                     ----------------------------------------------------------------------------------------------
                                                    2001 vs. 2000                                    2000 vs. 1999
                                     ---------------------------------------------     --------------------------------------------
                                                  Increase (Decrease)                             Increase (Decrease)
                                                        Due to                                          Due to
                                     ---------------------------------------------     --------------------------------------------
                                                              Rate/                                             Rate/
                                       Volume      Rate       Volume        Net         Volume     Rate         Volume        Net
                                     ---------- ----------  ----------   ---------     --------  ---------    ----------    -------
                                                                        (Dollars in thousands)
Interest income:
  Loans receivable ................. $     521  $       104  $      14   $     639     $    572  $       31   $        5    $   608
  Investment securities ............         6          (12)        --          (6)          39          (7)          (1)        31
  Other interest-earning assets ....        36           --         (1)         35            6          (1)          --          5
                                     ---------  -----------  ---------   ---------     --------  ----------   ----------    -------

                                     $     563  $        92  $      13   $     668     $    617  $       23   $        4    $   644
                                     ---------  -----------  ---------   ---------     --------  ----------   ----------

Interest expense:
  NOW accounts ..................... $      (2) $        (2) $      --   $      (4)          14  $       (7)  $       (2)   $     5
  Savings accounts .................         8            1         --           9           13          (3)          (1)         9
  Money market accounts ............        --           --         --          --           --          --           --         --
  Certificate of deposit ...........       466          181         35         682          236          57            7        300
  Other liabilities ................        12          (48)        (2)        (38)         199           5           31        235
                                     ---------  -----------  ---------   ---------     --------  ----------   ----------    -------
    Total interest-bearing
      Liabilities .................. $     484  $       132  $      33   $     649     $    462  $       52   $       35    $   549
                                     ---------  -----------  ---------   ---------     --------  ----------   ----------    -------

Net change in interest income ...... $      79  $       (40)       (20)  $      19     $    155  $      (29)  $      (31)   $    95
                                     =========  ===========  =========   =========     ========  ==========   ==========    =======

Results of Operations for the Years Ended September 30, 2001 and 2000

         Net Income. Net income increased $6,528 or 2.4% from $272,305 for fiscal 2000 to $278,833 for fiscal 2001. The increase was primarily the result of a decrease in income tax expense of $6,130.

         Net Interest Income. Our net interest income increased $18,714 or 1.1% to $1,810,381 in fiscal 2001 compared to $1,791,667 in fiscal 2000. The increase was due primarily to the growth of average interest-earning assets from $52.5 million in fiscal 2000 to $58.9 million in fiscal 2001.

         The increase in our average interest-earning assets of $6.4 million reflects an increase of $5.7 million in average loans. Our increase in average loans receivable is mainly due to increased demand for loans in our market area.

         Our interest rate spread decreased .13% and net interest margin decreased .33% in fiscal 2001 compared to fiscal 2000. This was due to the increase in the yield on interest-earning assets from 8.65% in fiscal 2000 to 8.85% in fiscal 2001 and the increase in the interest cost of average interest-bearing liabilities from 5.82% in fiscal 2000 to 6.15% in fiscal 2001.

         The yield on our average interest-earning assets increased in fiscal 2001 primarily due to an increase in the yield on loans receivable. This increase in yield on our loans receivable primarily reflected an increase in the average interest rates.

         The increase in the cost of our average interest-bearing liabilities was due primarily to an increase in the average balance of our certificates of deposit from $38.7 million in fiscal 2000 to $46.5 million in fiscal 2001 and a nominal increase in the average rates.

         Provision for Loan Losses. Our provision for loan losses decreased $150 from $60,150 for fiscal 2000 to $60,000 for fiscal 2001. The decrease in the provision for fiscal 2001 was the result of management's review of our loan portfolio, the potential losses in our loan portfolio and our history of experiencing only nominal losses on loans in recent years.

         Noninterest Income. Our non-interest income increased approximately $84,000 in fiscal 2001 as compared to fiscal 2000. This was attributable to a gain on sale of other assets of $3,500, an increase in late charges of $11,000, service charge income of $45,000 and other income of $37,000 primarily consisting of cash surrender values of life insurance and refunds of prior year Georgia income taxes, which was partially offset by a decrease in gain on sale of other real estate of $10,000 in fiscal 2001.

         Noninterest Expense. Our non-interest expense increased by $102,273 or 6.74% from $1,518,129 for fiscal 2000 to $1,620,402 for fiscal 2001. The increase was primarily attributable to increases in compensation and other personnel expense and other operating expenses.

         Non-interest expense has increased as a result of staffing and equipping the bank building opened in April 1999. These expenses have stabilized and our operations in the building have now produced a higher overall level of loan and deposit activity. Our ability to fully offset these increased non-interest expenses will depend in part on our ability to continue to increase the size of the loan portfolio without increasing the provision for loan losses and increase the amount of deposits we hold without substantially increasing interest expense. Our non-interest expense would further increase if we built the new branch discussed below.

         We offered checking accounts and the use of an automated teller machine (an "ATM") to our customers during fiscal 1999. Our preparation costs for these products and the costs of soliciting checking account funds also increased our expenses in fiscal year 2000 and 2001. Although our checking account funds have increased, we have not yet received sufficient other income from the ATM to offset its additional cost.

         Although no definite plans have been made, we are exploring whether to purchase land and construct a branch. We would likely hire experts or spend money before we commit to purchasing land or constructing a new branch. If we decided not to build a new branch, the money that we had spent up to that time would be a noninterest expense and would negatively affect our income.

         As discussed in Note 19 to our consolidated financial statements, we have signed a merger agreement with Colony Bankcorp, Inc. Although we and Colony will remain separate prior to the consummation of the merger, we may begin to change the way we categorize and account for certain items that are reflected in our financial statements to reduce the number of changes that are to be made following the merger. It is not expected that any of these changes will be material to our operations. Although there could be a one time charge to cover expenses incurred in preparing for the merger, this charge, if one is taken, also is not expected to be material.

         Income Tax Expense. Our income tax expense decreased $6,130 from $136,247 in fiscal 2000 to $130,117 in fiscal 2001 due to the increase in deferred income tax assets resulting from timing differences in the recognition of revenue and expense for tax and financial statement purposes.

         Return on Equity and Assets:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                                 -----------------------
                                                                   2001            2000
                                                                   ----            ----
  Return on Assets (Net income divided
    by average assets)                                             .45%             .48%
  Return on Equity (Net income divided by
    average equity)                                               3.91%            3.56%
  Dividend Payout Ratio (Dividends paid
    divided by net income)                                      531.22%           37.26%
  Equity to Assets Ratio (Equity divided by total
    assets)                                                      10.28%           12.61%

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio is 4.0% and our liquidity ratio average was 12.8% and 13% at September 30, 2001 and 2000, respectively.

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

         Net cash provided by our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) for the year ended September 30, 2001 was $682,047 as compared to $432,766 for the year ended September 30, 2000.

         Net cash used in our investing activities (i.e., cash receipts,
                                                    ---
primarily from our investment securities and mortgage-backed securities portfolios and our loan portfolio) for the year ended September 30, 2001 totaled $4 million, a decrease of $4.3 million from September 30, 2000. The decrease was primarily attributable to a reduction of $4.4 million in cash to fund the net increase in loan originations, partially offset by the proceeds from the maturity and call of investment securities and sale of foreclosed property.

         Net cash provided by our financing activities (i.e., cash receipts
                                                        ---
primarily from net increases in deposits and net FHLB advances) for fiscal 2001 totaled $3.7 million compared to $7.5 million for fiscal 2000. This is a result of a net increase in deposits of $8.1 million in fiscal 2001, as compared to an increase of $5.3 million in fiscal 2000, offset by payments of $3.0 million on FHLB advances and $1.5 million in dividends.

         During the fiscal year ending September 30, 2001, approximately $36.0 million of certificates of deposit (approximately 65% of our total deposits) will mature. We expect that most of these certificates of deposit will be renewed. Even if many of these certificates of deposit are not renewed, we believe that we have sufficient liquidity and other sources of funds to successfully manage the outflow of funds.

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

         Pursuant to FASB No. 130 the Company is required to record changes in the value of its investment portfolio as regards unrealized gains or losses that may result from movements in interest rates. As of September 30, 2001, the Company shows unrealized gains, net of tax effect, totaling $113,610 due to the recent downward surge in interest rates as the national money markets reacted to actions by the Federal Open Market Committee. The unrealized gains combined with net operating income of $278,833 yields a net increase in the Company's capital of $392,443, net of applicable taxes. On January 11, 2001 the Company paid a special dividend of $1,481,204. This dividend less the net operating income and unrealized gains caused a decrease in the book value of common stock from $15.03 on September 30, 2000 to $13.13 as of September 30, 2001. The Bank's capital continues to exceed regulatory requirements and continues to be adequate to support future asset growth.

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------


To the Board of Directors and Stockholders
Quitman Bancorp, Inc. and Subsidiary
Quitman, Georgia

We have audited the accompanying consolidated statements of financial condition of Quitman Bancorp, Inc. and Subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quitman Bancorp, Inc. and Subsidiary as of September 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Stewart, Fowler & Stalvey, P.C.


Valdosta, Georgia
October 17, 2001, except for Note 19, as to which the date is October 22, 2001

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 ----------------------------------------------

                                     ASSETS
                                     ------

                                                                                           SEPTEMBER 30,
                                                                                ---------------------------------
                                                                                     2001               2000
                                                                                -------------       -------------
Cash and Cash Equivalents, Notes 1 and 2:

   Cash and amounts due from depository institutions                            $     792,577             598,471
   Interest-bearing deposits in other banks                                         1,144,567           1,064,984
   Federal funds sold                                                                 100,000                   0
                                                                                -------------       -------------
         Total Cash and Cash Equivalents                                            2,037,144           1,663,455
Investment securities:
   Available-for-sale (fair value $6,682,461 in 2001 and $6,546,404
      in 2000), Notes 1 and 3                                                       6,682,461           6,546,404
Loans receivable, Notes 1 and 4                                                    52,536,279          49,052,004
Office properties and equipment, at cost, net of accumulated
   depreciation, Notes 1 and 5                                                      1,400,845           1,483,607
Real estate acquired in settlement of loans, Note 1                                   137,248                   0
Accrued interest receivable, Note 6                                                   579,296             583,330
Investment required by law-stock in Federal
   Home Loan Bank, at cost, Note 13                                                   372,100             320,300
Cash value of life insurance, Note 11                                                 785,950             626,638
Other assets, Notes 1 and 9                                                           295,164             193,195
                                                                                -------------       -------------

         Total Assets                                                           $  64,826,487          60,468,933
                                                                                =============       =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Liabilities:
   Deposits, Note 7                                                             $  55,458,001          47,336,018
   Advances from Federal Home Loan Bank, Note 13                                    2,000,000           5,000,000
   Accrued interest payable                                                           427,435             337,586
   Income taxes payable, Note 9                                                        45,121              14,770
   Other liabilities                                                                  235,592             156,446
                                                                                -------------       -------------
      Total Liabilities                                                            58,166,149          52,844,820
                                                                                -------------       -------------

Stockholders' Equity:
   Common stock, $.10 par value, 4,000,000 shares authorized, 661,250
      shares issued and 507,262 shares outstanding                                     66,125              66,125
   Preferred stock, no par value, 1,000,000 shares authorized, no shares
      issued or outstanding                                                                 0                   0
   Additional paid in capital                                                       5,410,028           6,135,412
   Retained Earnings, Note 8                                                        3,185,849           3,662,836
   Accumulated other comprehensive income (loss)                                      113,610             (72,086)
   Treasury stock, at cost, 153,988 shares                                         (1,718,524)         (1,718,524)
   Receivable from ESOP, Note 11                                                     (396,750)           (449,650)
                                                                                -------------       -------------
      Total Stockholders' Equity                                                    6,660,338           7,624,113
                                                                                -------------       -------------

         Total Liabilities and Stockholders' Equity                             $  64,826,487          60,468,933
                                                                                =============       =============

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------


                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                    2001                      2000
                                                                                -------------             -------------
Interest Income:
   Loans receivable:
      First mortgage loans                                                      $   4,361,091                 3,835,384
      Consumer and other loans                                                        390,380                   277,221
   Interest on FHLMC Pool                                                                  55                       104
   Investment securities                                                              390,155                   396,245
   Interest-bearing deposits                                                           59,969                    33,865
   Federal funds sold                                                                  10,850                     2,119
                                                                                -------------             -------------
         Total Interest Income                                                      5,212,500                 4,544,938
                                                                                -------------             -------------

Interest Expense:
   Deposits, Note 7                                                                 3,169,462                 2,483,483
   Interest on Federal Home Loan Bank advances                                        232,657                   269,788
                                                                                -------------             -------------
         Total Interest Expense                                                     3,402,119                 2,753,271
                                                                                -------------             -------------

Net Interest Income                                                                 1,810,381                 1,791,667
Provision for loan losses, Notes 1 and 4                                               60,000                    60,154
                                                                                -------------             -------------
Net Interest Income After Provision for Losses                                      1,750,381                 1,731,513
                                                                                -------------             -------------

Non-Interest Income:
   Gain (loss) on sale of securities                                                   (7,357)                   (7,387)
   Gain on sale of fixed assets                                                         3,465                         0
   Gain (loss) on sale of other real estate                                            10,444                    20,610
   Late charges on loans                                                               49,703                    38,904
   Insurance commissions                                                                8,595                    10,517
   Service charge income                                                              150,355                   105,556
   Other income                                                                        63,766                    26,968
                                                                                -------------             -------------
         Total Non-Interest Income                                                    278,971                   195,168
                                                                                -------------             -------------

Non-Interest Expense:
   Compensation                                                                       572,427                   540,266
   Other personnel expenses, Note 11                                                  271,863                   255,153
   Occupancy expenses of premises                                                      52,257                    49,873
   Furniture and equipment expenses                                                   194,295                   211,765
   Business occupation and other taxes                                                 69,960                    59,630
   Other operating expenses                                                           459,600                   401,442
                                                                                -------------             -------------
         Total Non-Interest Expense                                                 1,620,402                 1,518,129
                                                                                -------------             -------------

Income Before Income Taxes                                                            408,950                   408,552
Provision for Income Taxes, Note 9                                                    130,117                   136,247
                                                                                -------------             -------------
Net Income                                                                       $    278,833                   272,305
                                                                                =============             =============

Earnings Per Share, Note 1:
   Basic                                                                         $        .60                       .59
         ===                                                                    =============              ============
   Diluted                                                                       $        .58                       .59
                                                                                =============              ============

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 -----------------------------------------------

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                    2001                      2000
                                                                                -------------             -------------

Net Income                                                                      $     278,833                   272,305
                                                                                -------------             -------------

Other comprehensive income, net of tax:
   Unrealized gains on securities:
     Unrealized holding gains arising during period, net of
       tax of $93,160 (2000 - $81)                                                    180,840                       738
     Less:  reclassification adjustment for
       losses included in net income, net of tax benefit
       of $2,502 (2000 - $2,811)                                                        4,856                     4,875
                                                                                -------------             -------------
     Other comprehensive income                                                       185,696                     5,613
                                                                                -------------             -------------

Comprehensive Income                                                            $     464,529                   277,918
                                                                                =============             =============

Note: The accompanying notes to financial statements are an integral part of statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

                                                                                         ACCUMULATED
                                                                                            OTHER
                        COMMON STOCK        ADDITIONAL                    RECEIVABLE    COMPREHENSIVE
                    ------------------        PAID IN       RETAINED         FROM           INCOME       TREASURY
                        SHARES     AMOUNT    CAPITAL       EARNINGS         ESOP            (LOSS)        STOCK       TOTAL
                    ----------     ------    --------      ---------      ----------    -------------   ---------      -----
Balances,
 September 30,
 1999                  533,960    $  66,125   6,135,412      3,491,984       (502,550)       (77,699)   (1,438,272)   7,675,000

Acquisition of
 shares of treasury
 stock                 (26,698)           0           0              0              0              0      (280,252)    (280,252)

Net income                   0            0           0        272,305              0              0             0      272,305

Dividends paid               0            0           0       (101,453)             0              0             0     (101,453)

Change in loan
 receivable from
 employee stock
 ownership plan              0            0           0              0         52,900              0             0       52,900

Change in other
 comprehensive
 income (loss)               0            0           0              0              0          5,613             0        5,613
                    ----------    ---------   ---------    -----------    -----------   ------------     ---------    ---------

Balances,
 September 30,
 2000                  507,262       66,125   6,135,412      3,662,836       (449,650)       (72,086)   (1,718,524)   7,624,113

Net income                   0            0           0        278,833              0              0             0      278,833

Dividends paid               0            0    (725,384)      (755,820)             0              0             0   (1,481,204)

Change in loan
 receivable from
 employee stock
 ownership plan              0            0           0              0         52,900              0             0       52,900

Change in other
 comprehensive

 income (loss)               0            0           0              0              0        185,696             0      185,696
                    ----------    ---------   ---------    -----------    -----------   ------------     ---------    ---------

Balances,
 September 30,
 2001                  507,262    $  66,125   5,410,028      3,185,849       (396,750)       113,610    (1,718,524)   6,660,338
                    ==========    =========   =========    ===========    ===========   ============     =========    =========

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                    2001                      2000
                                                                                -------------             -------------
Cash Flows From Operating Activities:
------------------------------------
   Net income                                                                   $     278,833                   272,305
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                                                    129,608                   142,339
      Provision for loan losses                                                        60,000                    60,154
      Deferred income taxes (benefit)                                                 (12,745)                   12,013
      Amortization (Accretion) of securities                                           14,411                    11,371
      (Gain) Loss on sale of other real estate                                        (10,444)                  (20,610)
      (Gain) Loss on sale of securities                                                 7,357                     7,387
      (Gain) Loss on sale of fixed assets                                              (3,465)                        0
   Change in Assets and Liabilities:
      (Increase) Decrease in accrued interest receivable                                4,034                   (70,109)
      Increase (Decrease) in accrued interest payable                                  89,849                    34,074
      Increase (Decrease) in other liabilities                                         79,146                     8,285
      Increase (Decrease) in income taxes payable                                      30,351                    13,458
      (Increase) Decrease in other assets                                              15,112                   (37,901)
                                                                                -------------             -------------
         Net cash provided by operating activities                                    682,047                   432,766
                                                                                -------------             -------------

Cash Flows From Investing Activities:
------------------------------------
   Capital expenditures                                                               (59,381)                  (24,548)
   Purchase of available-for-sale securities                                       (4,611,490)                 (873,319)
   Proceeds from sale of foreclosed property                                          121,470                   228,057
   Proceeds from call of available-for-sale securities                              3,374,776                         0
   Net (increase) decrease in loans                                                (3,792,549)               (8,059,792)
   Purchase of stock in Federal Home Loan Bank                                        (51,800)                  (33,600)
   Principal collected on mortgage-backed securities                                  420,093                   113,885
   Proceeds from sale of available-for-sale securities                                740,156                   541,477
   Increase in cash value of life insurance                                          (159,312)                 (144,284)
   Proceeds from sale of fixed assets                                                  16,000                         0
                                                                                -------------             -------------
         Net cash provided (used) by investing activities                          (4,002,037)               (8,252,124)
                                                                                -------------             -------------

Cash Flows From Financing Activities:
------------------------------------
   Net increase (decrease) in deposits                                              8,121,983                 5,342,923
   Proceeds from Federal Home Loan Bank advances                                            0                 2,500,000
   Payments on Federal Home Loan Bank advances                                     (3,000,000)                        0
   (Increase) Decrease in loan to employee stock ownership plan                        52,900                    52,900
   Purchase of treasury stock                                                               0                  (280,252)
   Dividends paid                                                                  (1,481,204)                 (101,453)
                                                                                -------------             -------------
         Net cash provided (used) by financing activities                           3,693,679                 7,514,118
                                                                                -------------             -------------

Note: The accompanying notes to financial statements are an integral part of this statement.

                      QUITMAN BANCORP, INC. AND SUBSIDIARY

                ------------------------------------------------

                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                    2001                      2000
                                                                                -------------             -------------
Net Increase (Decrease) in cash and cash equivalents                                  373,689                  (305,240)

Cash and Cash Equivalents at Beginning of Period                                    1,663,455                 1,968,695
                                                                                -------------             -------------

Cash and Cash Equivalents at End of Period                                      $   2,037,144                 1,663,455
                                                                                =============             =============

Supplemental Disclosures of Cash Flow Information
-------------------------------------------------

   Cash paid during the year for:
      Income taxes                                                              $     103,420                   130,744
                                                                                =============             =============
      Interest                                                                  $   3,312,270                 2,719,197
                                                                                =============             =============

Schedule of Non-Cash Investing and Financing Activities
-------------------------------------------------------

   Total increase (decrease) in unrealized gains
      on securities available-for-sale                                          $     281,360                     8,504
                                                                                =============             =============
   Loans transferred to foreclosed real estate and other property               $     248,274                    68,402
                                                                                =============             =============

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

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan-origination fees and discounts. Uncollectible interest on loans that are contractually past due is charged off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

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

Allowance for losses: An allowance for loan losses is charged to operations based upon management's evaluation of the potential losses in its loan portfolio. This evaluation includes a review of all loans on which full collectibility may not be reasonably assured, considers the estimated value of the underlying collateral and such other factors as, in management's judgment, deserve recognition under existing economic conditions.

Income taxes: Income taxes have been computed under Statement of Financial Accounting Standards No. 109. Implementation of Statement No. 109 with regard to income taxes did not have a material effect on the tax provisions of the Company. Deferral of income taxes results primarily from differences in the provision for loan losses, deferred compensation, depreciation and unrealized gains and losses on available-for-sale securities for tax purposes and financial reporting purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The financial statements reflect a net deferred asset of $29,595 and $112,512 at September 30, 2001 and 2000, respectively.

Cash and cash equivalents: For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents and includes cash on hand, amounts due from banks (excluding certificates of deposit) and federal funds sold.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. It is at least reasonably possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

---------------------------------------------------------------

Advertising costs: The Bank expenses advertising costs as they are incurred. Advertising costs charged to expenses were $40,032 and $33,678 for the years ended September 30, 2001 and 2000, respectively.

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

   Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate, mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

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

---------------------------------------------------------------

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

    Earnings per share: The following table sets forth the reconciliation of the numerators and denominator of the basic and diluted earnings per share (EPS) computations:

                                                                                       YEAR ENDED SEPTEMBER 30,
                                                                                ---------------------------------------
                                                                                    2001                      2000
                                                                                -------------             -------------
    (a)  Net income available to shareholders                                   $     278,833                   272,305
                                                                                =============             =============

         Denominator:
           Weighted-average shares outstanding                                        507,262                   512,085
           Less:  ESOP weighted-average shares
             Unallocated                                                               40,998                    46,741
                                                                                -------------             -------------

    (b)  Basic EPS weighted-average shares outstanding                                466,264                   465,344

         Effect of dilutive securities:
           Stock options                                                               17,351                         0
                                                                                -------------             -------------

    (c)  Diluted EPS weighted-average shares outstanding                              483,615                   465,344
                                                                                =============             =============

           Basic earnings per share (a/b)                                       $         .60                       .59
                                                                                =============             =============
           Diluted earnings per share (a/c)                                     $         .58                       .59
                                                                                =============             =============

    Segment reporting: The Company is engaged in the activity of providing traditional banking services through its savings banking subsidiary previously discussed under "nature of operations". The Company does not have reportable segments, foreign operations, assets located in foreign countries or major customers, as defined in Statement of Financial Accounting Standards No. 131 (Disclosures About Segments of an Enterprise and Related Information).

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

---------------------------------------------------------------

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

    In June 2000, the FASB issued SFAS No. 139 (Rescission of SFAS No. 53 and amendments to SFAS No. 63, 89 and 121). This statement rescinds SFAS No. 53 and amends SFAS No. 63, 89 and 121, which established standards for financial reporting by producers and distributors of motion picture films. This statement will have no impact on the Company's financial statements.

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

---------------------------------------------------------------

    In June 2001, the FASB issued SFAS No. 141 (Business Combinations). This statement addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this statement are to be accounted for using one method--the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001. Adoption of this statement had no material impact on the Company's financial statements.

    In June 2001, the FASB issued SFAS No. 142 (Goodwill and Other Intangible Assets). This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. This statement is effective in fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

    In June 2001, the FASB issued SFAS No. 143 (Accounting for Asset Retirement Obligations). This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operations of a long-lived asset, except for certain obligations of lessees. As used in this statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. This statement amends FASB Statement No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. This statement is effective for fiscal years beginning after June 15, 2002. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

    In August 2001, the FASB issued SFAS No. 144 (Accounting for the Impairment or Disposal of Long-Lived Assets). This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of) and the accounting and reporting provisions of APB Opinion No. 30. (Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions) for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends ARB No. 51 (Consolidated Financial Statements) to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. Adoption of this statement is not expected to have a material impact on the Company's financial statements.

Note 2 - Cash
-------------

As of September 30, 2001, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:

                                                                  FEDERAL
                          BOOK                 BANK             DEPOSITORY
                         BALANCE              BALANCE            INSURANCE
                       ------------         ------------       --------------

        Total          $  1,479,189              387,359              311,434
                       ============         ============       ==============

As of September 30, 2000, the Bank had cash on deposit with certain commercial banks in excess of federal depository insurance as follows:


                                                                  FEDERAL
                          BOOK                 BANK             DEPOSITORY
                         BALANCE              BALANCE            INSURANCE
                       ------------         ------------       -------------

        Total          $  1,249,905              350,906             331,446
                       ============         ============       =============

Note 3 - Investment Securities
------------------------------

Investment securities are carried in the accompanying balance sheets as follows:

Securities available-for-sale consist of the following:
------------------------------------------------------

As of September 30, 2001:

                                                                         GROSS            GROSS
                                                    AMORTIZED          UNREALIZED        UNREALIZED        MARKET
                                                      COST               GAINS            LOSSES            VALUE
                                                  --------------     -------------    --------------    -------------
Obligations of other U.S.
   Government agencies                            $    4,035,186           116,908                 0        4,152,094
Mortgage-backed securities                             1,782,102            20,471                 0        1,802,573
State, County and Municipal securities                   693,036            34,758                 0          727,794
                                                  --------------     -------------    --------------    -------------

                                                  $    6,510,324           172,137                 0        6,682,461
                                                  ==============     =============    ==============    =============

As of September 30, 2000:

                                                                         GROSS            GROSS
                                                    AMORTIZED         UNREALIZED        UNREALIZED         MARKET
                                                      COST               GAINS            LOSSES            VALUE
                                                 ---------------  ----------------    --------------    -------------
Obligations of other U.S.
   Government agencies                            $    4,928,756                 0            97,773        4,830,983
Mortgage-backed securities                             1,033,594             3,543            12,192        1,024,945
State, County and Municipal securities                   693,277               821             3,622          690,476
                                                  --------------     -------------    --------------    -------------

                                                  $    6,655,627             4,364           113,587        6,546,404
                                                  ==============     =============    ==============    =============

------------------------------------------

The amortized cost and estimated market value of debt securities at September 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            SECURITIES
                                                                         AVAILABLE-FOR-SALE
                                                               ------------------------------------
                                                                  AMORTIZED              MARKET
                                                                    COST                  VALUE
                                                               --------------         -------------
Due in one year or less                                        $       99,999               102,844
Due after one year through five years                               2,691,159             2,778,516
Due after five years through ten years                              1,911,041             1,946,669
Due after ten years through fifteen years                             320,000               341,870
Due after fifteen years through twenty years                          203,035               210,958
Due after twenty years                                              1,285,090             1,301,604
                                                               --------------         -------------

                                                               $    6,510,324             6,682,461
                                                               ==============         =============

Proceeds from sales of available-for-sale securities during the years ended September 30, 2001 and 2000 were $740,156 and $541,477 with gross gains (losses) of $(7,357) and $(7,387) being realized, respectively. Proceeds from maturities of available-for-sale securities during the years ended September 30, 2001 and 2000 were $0 and $0, respectively. Proceeds from calls of available-for-sale securities during the years ended September 30, 2001 and 2000 were $3,374,776 and $0, respectively.

Securities with an amortized cost of $598,161 and $780,188 at September 30, 2001 and 2000, respectively, were pledged to secure public monies as required by law.

Note 4 - Loans Receivable
-------------------------

A summary of loans receivable is presented below:

                                                      SEPTEMBER 30,
                                           --------------------------------
                                                2001              2000
                                           --------------    --------------
First mortgage loans                       $   47,462,946        43,030,387
Construction loans                              2,765,465         4,155,435
FHLMC pool                                            441             1,044
Share loans                                       672,302           551,954
Consumer loans                                  4,060,859         3,248,972
                                           --------------    --------------

                                               54,962,013        50,987,792

Loans in process                               (1,917,228)       (1,425,127)
Allowance for loan losses                        (450,386)         (438,456)
Deferred loan origination fees                    (58,120)          (72,205)
                                           ---------------   --------------

                                           $   52,536,279        49,052,004
                                           ==============    ==============

-------------------------------------

An analysis of changes in the allowance for loan losses is as follows:

                                                YEAR ENDED SEPTEMBER 30,
                                            --------------------------------
                                                2001                2000
                                            ------------      --------------
   Balance at beginning of period           $    438,456             389,000
   Provision charged to income                    60,000              60,154
   Recoveries                                          0                   0
   Losses charged to allowance                   (48,070)            (10,698)
                                            ------------      --------------

                                            $    450,386             438,456
                                            ============      ==============

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

The Bank predominately grants mortgage and consumer loans to customers in the immediate Quitman and South Georgia area. The Bank has a diversified loan portfolio consisting predominately of mortgage loans collateralized by residential properties. The following schedule provides an additional summary of the Bank's loans:


                                                        SEPTEMBER 30,
                                              --------------------------------
                                                   2001             2000
                                              --------------    --------------
First Mortgage Loans:
   Secured by 1 to 4 family residences        $   39,520,626        36,014,298
   Secured by over 4 family residences             1,277,072           856,130
   Other real estate                               6,665,248         6,159,959
Construction loans                                 2,765,465         4,155,435
FHLMC pools                                              441             1,044
Share loans                                          672,302           551,954
Consumer loans                                     4,060,859         3,248,972
                                              --------------    --------------

                                                  54,962,013        50,987,792

Loans in Process                                  (1,917,228)       (1,425,127)
Allowance for loan losses                           (450,386)         (438,456)
Deferred loan origination fees                       (58,120)          (72,205)
                                              --------------    --------------

         Total                                $   52,536,279        49,052,004
                                              ==============    ==============

Loans on which the accrual of interest has been discontinued amounted to $223,000 and $193,819 at September 30, 2001 and 2000, respectively. If interest on those loans had been accrued, such income would have approximated $15,615 and $14,200 for the years ended September 30, 2001 and 2000, respectively. Interest income on those loans, which is recorded only when received, amounted to $11,652 and $10,086 for the years ended September 30, 2001 and 2000, respectively. No contractual modifications have been made to these loans that would affect the interest ultimately due.

There were no loans at September 30, 2001 or 2000, which the Bank's management considered to be impaired.

-------------------------------------

Loans receivable includes loans to officers and directors of the Bank totaling approximately $907,422 and $1,167,543 at September 30, 2001 and 2000, respectively. Since November 1996, loans to officers and directors are made at an interest rate equal to two percent (2.00%) above the Bank's cost of funds rate. All related party loans were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

Note 5 - Office Properties and Equipment
----------------------------------------

Office properties and equipment, at cost, are summarized as follows:

                                                           SEPTEMBER 30,               ESTIMATED
                                                 -----------------------------
                                                     2001             2000           USEFUL LIVES
                                                 ------------      ------------      ------------
   Land                                          $    228,914           228,914
   Buildings                                          831,017           831,017      20-31 years
   Furniture and fixtures                             797,118           773,862       5-10 years
   Automobile                                          36,126            31,337       5 years
                                                 ------------      ------------
                                                    1,893,175         1,865,130
   Less accumulated depreciation                      492,330           381,523
                                                 ------------      ------------

                                                 $  1,400,845         1,483,607
                                                 ============      ============

Depreciation expense for the years ended September 30, 2001 and 2000 was $129,608 and $142,339, respectively.

Note 6 - Accrued Interest Receivable
------------------------------------

Accrued interest receivable is summarized as follows:

                                                        SEPTEMBER 30,
                                              --------------------------------
                                                   2001             2000
                                              --------------    --------------
   Investment securities                      $       80,929           103,059
   Loans receivable                                  498,367           480,271
                                              --------------    --------------

                                              $      579,296           583,330
                                              ==============    ==============

Note 7 - Deposit Account Analysis
---------------------------------

An analysis of deposit accounts and the weighted average interest rates as of the dates indicated is presented below:

                                                                            SEPTEMBER 30,
                                                 ----------------------------------------------------------------
                                                              2001                               2000
                                                 --------------------------------   -----------------------------
                                                     BOOK VALUE             %           BOOK VALUE           %
                                                 -----------------      ---------   -----------------     -------
Type of Account:
   Checking Accounts                                 $   1,030,105          1.86            1,002,609        2.12
   N.O.W. Accounts - 2.96%
      (2000 - 3.04%)                                     2,127,054          3.83            2,062,054        4.35
   Passbook - 3.98%
      (2000 - 4.02%)                                     2,627,571          4.74            1,949,812        4.12
   Certificates - 6.49%
      (2000 - 6.01%)                                    49,673,271         89.57           42,321,543       89.41
                                                     -------------      --------        -------------     -------

                                                     $  55,458,001        100.00%          47,336,018      100.00%
                                                     =============      ========        =============     =======

The aggregate amount of certificates of deposit in denominations of $100,000 or more was $12,701,663 and $9,369,333 at September 30, 2001 and 2000,
respectively.

At September 30, 2001, scheduled maturities of certificates of deposit were as follows:

                      YEAR ENDING
                     SEPTEMBER 30,
                     -------------

                         2002                $  35,563,893
                         2003                   12,172,083
                         2004                    1,208,231
                         2005                      713,531
                         2006                       15,533
                                             -------------
                                             $  49,673,271
                                             =============

The Bank held deposits of $760,740 and $596,776 for related parties at September 30, 2001 and 2000, respectively.

Interest expense on deposits is summarized as follows:

                                                 YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------
                                                 2001                 2000
                                            -------------       -------------
   Passbook savings                         $      93,976              86,747
   NOW                                             63,221              66,839
   Certificates of deposit                      3,012,265           2,329,897
                                            -------------       -------------

                                            $   3,169,462           2,483,483
                                            =============       =============

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

The Plan called for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. The proceeds received under the conversion were as follows:

   661,250 shares of common stock issued @ $10 per share        $   6,612,500
   Cost of conversion                                                 410,963
                                                                -------------
   Net Proceeds                                                 $   6,201,537
                                                                =============

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based capital (as defined in the regulations) to risk-weighted assets (as defined), tangible capital (as defined) to adjusted total assets (as defined) and core capital (as defined) to adjusted total assets (as defined). Management believes, as of September 30, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2000, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total tangible, core and risk-based ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the institution's category.

----------------------------------------------------------------

The following tables reconcile capital under generally accepted accounting principles (GAAP) to regulatory capital (in thousands).

                                                             TANGIBLE               CORE              RISK-BASED
                                                             CAPITAL               CAPITAL              CAPITAL
                                                           ------------          ----------           ----------
At September 30, 2001:
    Total equity                                                $ 6,123               6,123                6,123
    Unrealized (gains) losses on securities                        (114)               (114)                (114)
    General valuation allowance                                       0                   0                  446
                                                                -------             -------              -------

    Regulatory Capital                                          $ 6,009               6,009                6,455
                                                                =======             =======              =======

At September 30, 2000:
    Total equity                                                $ 6,317               6,317                6,317
    Unrealized (gains) losses on securities                          66                  66                   66
    General valuation allowance                                       0                   0                  438
                                                                -------             -------              -------

    Regulatory Capital                                          $ 6,383               6,383                6,821
                                                                =======             =======              =======

The Bank's actual capital amounts and ratios are presented (dollars in thousands) as follows:

                                                                                                       TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                            FOR CAPITAL             PROMPT CORRECTIVE
                                                   ACTUAL                ADEQUACY PURPOSES:          ACTION PROVISIONS:
                                           -----------------------     ----------------------    -------------------------
                                           AMOUNT           RATIO       AMOUNT         RATIO       AMOUNT           RATIO
                                           ------          -------     --------        ------    ----------        -------
As of September 30, 2001:
   Tangible Capital
      (to adjusted total assets)           $6,009             9.30%         969           1.5%        3,229            5.0%
   Core Capital
      (to adjusted total assets)            6,009             9.30%       2,583           4.0%        3,229            5.0%
   Risk-Based Capital
      (to risk-weighted assets)             6,455            14.28%       3,615           8.0%        4,519           10.0%

As of September 30, 2000:
   Tangible Capital
      (to adjusted total assets)           $6,383            10.69%         896           1.5%        2,986            5.0%
   Core Capital
      (to adjusted total assets)            6,383            10.69%       2,388           4.0%        2,986            5.0%
   Risk-Based Capital
      (to risk-weighted assets)             6,821            16.53%       3,301           8.0%        4,126           10.0%

The Company paid dividends on the common stock in the amount of $1,481,204 on January 11, 2001. These dividends were declared on December 19, 2000 in the amount of $2.92 per share. $725,384 of this distribution ($1.43 per share) was treated as a return of capital.

The Company paid dividends on the common stock in the amount of $101,453 on May 31, 2000. These dividends were declared on April 4, 2000 in the amount of $0.20 per share.

Note 9 - Provision For Income Taxes
-----------------------------------

The income tax provision is as follows:

                                                YEAR ENDED SEPTEMBER 30,
                                           ---------------------------------
                                                2001                2000
                                           -------------       -------------

   Taxes payable currently                 $     142,862             124,234
   Deferred taxes (benefit)                      (12,745)             12,013
                                           -------------       -------------
   Total tax provision                     $     130,117             136,247
                                           =============       =============

The provision for income taxes represents the portion of estimated income taxes relating to the years ended September 30, 2001 and 2000.

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

Retained earnings at September 30, 2001 include accumulated bad debt deductions prior to 1988 amounting to approximately $6,000 for which no provision for income taxes has been made. If, in the future, these amounts are used for any purpose other than to absorb losses on bad debts, federal income taxes will be imposed at the then applicable rates. The amount of unrecognized deferred tax liability is approximately $2,040.

Deferred taxes on income result from timing differences in the recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets have been recorded. No valuation allowance was required. The amount and sources of these assets were as follows:

                                                                              SEPTEMBER 30,
                                                                    --------------------------------
                                                                         2001              2000
                                                                    --------------    --------------
Deferred Tax Assets:
   Allowance for loan losses                                        $      145,542           138,875
   Unrealized losses on available-for-sale securities                            0            37,135
   Deferred compensation payable                                             8,816             1,331
                                                                    --------------    --------------
      Total                                                                154,358           177,341
                                                                    --------------    --------------

Deferred Tax Liabilities:
   Bad debt deduction recapture                                             18,179            26,259
   Unrealized gains on available-for-sale securities                        58,527                 0
   Depreciation                                                             48,057            38,570
                                                                    --------------    --------------
      Total                                                                124,763            64,829
                                                                    --------------    --------------

   Net Deferred Tax Assets (Liabilities)                            $       29,595           112,512
                                                                    ==============    ==============

-----------------------------------------------

The following is a summary of the differences between the income tax expense as shown in the accompanying financial statements and the income tax expense which would result from applying the Federal statutory tax rate of 34% to earnings before taxes on income:

                                                               YEAR ENDED SEPTEMBER 30,
                                                          ----------------------------------
                                                               2001                2000
                                                          --------------      --------------
   Expected income tax                                    $      139,043             138,908
   Increase (decrease) in tax resulting from:
      State and local taxes                                       17,496              14,088
      Other, net                                                 (26,422)            (16,749)
                                                          --------------      --------------
   Actual income tax expense                              $      130,117             136,247
                                                          ==============      ==============

Note 10 - Commitments, Contingencies and Financial Instruments With
-------------------------------------------------------------------
Off-Balance-Sheet Risk
----------------------

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

                                                    NOTIONAL AMOUNT
                                         -------------------------------------
                                                     SEPTEMBER 30,
                                         -------------------------------------
                                             2001                    2000
                                         -------------           -------------

  Commitments to extend credit           $   1,917,228               1,425,127
  Standby letters of credit                     66,500                  61,300

Commitments to extend credit and standby letters of credit all include exposure to some credit loss in the event of nonperformance by the customer. The Bank's credit policies and procedures for credit commitments are the same as those for extensions of credit that are reported in the financial statements. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in the year ended September 30, 2000 or 2001.

Note 11 - Retirement Plans
--------------------------

401(k) Plan - The Bank has a 401(k) plan, covering all full-time employees who meet the plan's eligibility requirements. The plan is a defined contribution plan. The Bank made contributions to the plan in the amount of $0 and $0 for the years ended September 30, 2001 and 2000, respectively.

Deferred Compensation Plan - Effective December 15, 1996, the Bank adopted a deferred compensation plan for the benefit of its officers and directors. Although the plan is to be funded from the general assets of the Bank, life insurance policies were acquired for the purpose of serving as the primary funding source. As of September 30, 2001 and 2000, the cash values of those policies were $785,950 and $626,638 and the liability accrued for benefits payable under the plan was $25,930 and $3,914, respectively.

--------------------------------------

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

As of September 30, 2001 and 2000, the ESOP held 52,900 shares of the Company's common stock as follows:

                                                     SEPTEMBER 30,
                                           --------------------------------
                                                2001             2000
                                           --------------    --------------
Number of Shares:
         Released and allocated                    13,225             7,935
   Suspense                                        39,675            44,965

Fair Value:
   Released and allocated                  $      171,925            71,911
   Suspense                                       515,775           407,495

The expense recorded by the Company is based on contributions to the ESOP accrued during the year in amounts determined by the Board of Directors and represents compensation and interest as follows:

                                                   YEAR ENDED SEPTEMBER 30,
                                              ---------------------------------
                                                  2001                2000
                                              -------------       -------------

Compensation                                  $       7,214              33,605
Interest                                             34,822              39,344
                                              -------------       -------------

                                              $      42,036              72,949
                                              =============       =============

Note 12 - Reconciliation of Regulatory Reports
----------------------------------------------

Net income and net worth of the Bank reported in these audited financial statements is the same as amounts in reports filed with the Office of Thrift Supervision (OTS) as follows (In Thousands):

Net Income:
----------

                                                                 YEAR ENDED SEPTEMBER 30,
                                                            ---------------------------------
                                                                 2001                2000
                                                            -------------       -------------
Net Income reported to OTS                                  $         305                 256

Reconciling Items                                                       0                   0
                                                            -------------       -------------

Net Income for the twelve months ended
   September 30 per audited financial statement             $         305                 256
                                                            =============       =============

Net Worth:
---------

                                                                       SEPTEMBER 30,
                                                             --------------------------------
                                                                 2001                2000
                                                             ------------       -------------
Net Worth reported to OTS                                    $      6,123               6,317

Reconciling Items                                                       0                   0
                                                             ------------       -------------

Total Net Worth on September 30, per audited
   financial statement                                       $      6,123               6,317
                                                             ============       =============

Note 13 - Advances From Federal Home Loan Bank
----------------------------------------------

Advances consist of the following:

                                                                       SEPTEMBER 30,
                                                             --------------------------------
                                                                  2001               2000
                                                             ------------       -------------
Advances payable - Federal Home Loan Bank of
   Atlanta, bearing interest at 3.59%,
   due October 4, 2001, collateralized by all
   stock in the Federal Home Loan Bank and
   qualifying first mortgage loans.                          $  2,000,000           5,000,000
                                                             ============       =============

Note 14 - Fair Values of Financial Instruments
----------------------------------------------

The estimated fair values of the Company's financial instruments are as follows:

                                                    SEPTEMBER 30, 2001                      SEPTEMBER 30, 2000
                                            ----------------------------------      ---------------------------------
                                                CARRYING              FAIR             CARRYING              FAIR
                                                AMOUNT               VALUE              AMOUNT              VALUE
                                            ---------------      -------------      --------------       ------------
Financial assets:
   Cash and cash equivalents                $     2,037,144          2,037,144           1,663,455          1,663,455
   Investment securities                          6,682,461          6,682,461           6,546,404          6,546,404
   Loans, net of allowance
      for loan losses                            52,536,279         53,484,000          49,052,004         49,021,000
   Accrued interest receivable                      579,296            579,296             583,330            583,330
   Investment in Federal Home
      Loan Bank stock                               372,100            372,100             320,300            320,300

Financial liabilities:
   Deposits                                      55,458,001         56,217,776          47,336,018         47,260,000
   Advances from Federal Home
      Loan Bank                                   2,000,000          2,000,000           5,000,000          5,000,000
   Accrued interest payable                         427,435            427,435             337,586            337,586

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

                                                    SEPTEMBER 30, 2001                     SEPTEMBER 30, 2000
                                            ----------------------------------      ---------------------------------
                                                CARRYING              FAIR             CARRYING               FAIR
                                                 AMOUNT              VALUE              AMOUNT               VALUE
                                            ---------------      -------------      --------------       ------------
Other:
   Loan commitments                         $     1,917,228          1,917,228           1,425,127          1,425,127
   Standby letters of credit                         66,500             66,500              61,300             61,300

Note 15 - Related Party Transactions
------------------------------------

Related parties to the Company are identified as its officers and directors. During the years ended September 30, 2000 and 1999, the Company had the following related party transactions:

                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                      ---------------------------------
                                                                                           2001                2000
                                                                                      -------------        ------------
Loans to officers and directors (balance at September 30), Note 4                     $     907,422           1,167,543
Deposits held for officers and directors (balance at September 30), Note 7                  760,740             596,776
Insurance premiums paid - director                                                           28,243              15,845
Legal fees paid - director                                                                    4,656               3,090
Supplies purchased - officers and directors                                                   4,936               8,295
Furnishings purchased                                                                         1,491               1,011

Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
----------------------------------------------------------------------

                        STATEMENT OF FINANCIAL CONDITION
                        --------------------------------

                                     Assets
                                     ------

                                                                                 SEPTEMBER 30,
                                                                       --------------------------------
                                                                            2001             2000
                                                                       --------------    --------------
Cash on deposit                                                        $       14,724            79,016
Federal funds sold                                                            100,000                 0
Investment in Quitman Federal Savings Bank                                  6,123,112         6,316,975
Investment securities available-for-sale                                            0           739,062
Loans receivable - subsidiary ESOP                                            396,750           449,650
Accrued interest receivable                                                    25,314            42,206
Other assets                                                                      438             3,243
                                                                       --------------    --------------

         Total Assets                                                  $    6,660,338         7,630,152
                                                                       ==============    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
   Income taxes payable                                                $            0             6,039
                                                                       --------------    --------------

Stockholders' Equity:
   Capital stock                                                               66,125            66,125
   Additional paid in capital                                               5,410,028         6,135,412
   Retained earnings                                                        3,185,849         3,662,836
   Accumulated other comprehensive income (loss)                              113,610           (72,086)
   ESOP loan guaranty of subsidiary                                          (396,750)         (449,650)
   Treasury stock                                                          (1,718,524)       (1,718,524)
                                                                       --------------    --------------
                                                                            6,660,338         7,624,113
                                                                       --------------    --------------

         Total Liabilities and Stockholders' Equity                    $    6,660,338         7,630,152
                                                                       ==============    ==============

Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
---------------------------------------------------------------------
(Continued)
-----------

                               STATEMENT OF INCOME
                               -------------------

                                                     YEAR ENDED SEPTEMBER 30,
                                                     ------------------------
                                                        2001           2000
                                                     ---------     ----------
Income:
   Equity in income of subsidiary                    $ 305,042        256,239
   Interest income                                      49,008         82,863
         Gain (Loss) on sale of securities              (7,582)        (7,319)
         Miscellaneous                                     253            673
                                                     ---------      ---------
                                                       346,721        332,456

Expenses                                                68,176         50,413
                                                     ---------      ---------

Income before taxes                                    278,545        282,043

Income taxes (benefit)                                    (288)         9,738
                                                     ---------      ---------

Net Income                                           $ 278,833        272,305
                                                     =========      =========

Note 16 - Financial Information of Quitman Bancorp, Inc. (Parent Only)
----------------------------------------------------------------------
(Continued)
-----------

                             STATEMENT OF CASH FLOWS
                             ------------------------

                                                                                           YEAR ENDED SEPTEMBER 30,
                                                                                      ---------------------------------
                                                                                        2001                2000
                                                                                      -------------       -------------
Cash Flows From Operating Activities:
   Net income                                                                         $     278,833             272,305
   Adjustments:
      Equity in income of subsidiary                                                       (305,042)           (256,239)
      Amortization of premium on securities                                                     863               4,210
      (Gain) Loss on sale of securities                                                       7,582               7,319
      Dividends received from subsidiary                                                    731,205             101,452
      (Increase) decrease in accrued interest receivable                                     16,892               8,769
      (Increase) decrease in other assets                                                      (438)                  0
      Increase (decrease) in income taxes payable                                            (6,039)              4,727
                                                                                      -------------       -------------

Net Cash Provided (Used) By Operating Activities                                            723,856             142,543
                                                                                      -------------       -------------

Cash Flows From Investing Activities:
   Payments received on loan to subsidiary ESOP                                              52,900              52,900
   Proceeds from sale of available-for-sale securities                                      740,156             242,851
                                                                                      -------------       -------------

Net Cash Provided (Used) By Investing Activities                                            793,056             295,751
                                                                                      -------------       -------------

Cash Flows From Financing Activities:
   Dividends paid                                                                        (1,481,204)           (101,452)
   Purchase of treasury stock                                                                     0            (280,251)
                                                                                      -------------       -------------

Net Cash Provided By Financing Activities                                                (1,481,204)           (381,703)
                                                                                      -------------       -------------

Net Increase In Cash                                                                         35,708              56,591

Cash And Cash Equivalents At Beginning Of Period                                             79,016              22,425
                                                                                      -------------       -------------

Cash And Cash Equivalents At End Of Period                                            $     114,724              79,016
                                                                                      =============       =============

Supplemental Disclosure of Cash Flow Information:
-------------------------------------------------
   Cash Paid During The Period For:
      Interest                                                                        $           0                   0
                                                                                      =============       =============
      Income taxes                                                                    $       6,189               5,011
                                                                                      =============       =============

Schedule Of Non-Cash Investing And Financing Activities:
--------------------------------------------------------
   Total increase (decrease) in unrealized gains on
      Securities available-for-sale                                                   $       9,539               7,042
                                                                                      =============       =============

Note 17 - 1999 Stock Option Plan
--------------------------------

The Company adopted a Stock Option Plan (the Plan), which was approved by the stockholders on April 13, 1999. The purpose of the plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, key employees and other persons to promote the success of the business of the Company and the Bank. The Plan authorizes the granting of stock options for up to 66,125 shares of common stock. Under the Plan, the exercise price of each option equals the market price of the Company's stock on the grant date, and an option's maximum term is ten years. Options are granted as administered by the Board of Directors. During the year ended September 30, 2001, the exercise price was reduced from $9.75 per share to $6.83 per share.

The fair value of each option grant is estimated on the grant date using an options pricing model with the following weighted-average assumptions used for grants in the year ended September 30, 2000: dividend yield 2.10%, risk-free interest rate of 6.00%, expected lives of 4 1/2 years for the options and a volatility rate of 3.05%.

Weighted-average assumptions used for grants in the year ended September 30, 2001 are as follows: dividend yield 16.09%, risk free interest rate of 5.00%, expected lives of 3 1/2 years for the options and a volatility rate of 46.31%.

A summary of the statement of the Company's Stock Option Plan as of September 30, 2001 and 2000 and the changes during the years then ended is presented below:

                                            YEAR ENDED SEPTEMBER 30, 2001      YEAR ENDED SEPTEMBER 30, 2000
                                          --------------------------------    ------------------------------
                                                               WEIGHTED-                          WEIGHTED-
                                                                AVERAGE                            AVERAGE
                                                                EXERCISE                           EXERCISE
                                            SHARES               PRICE         SHARES               PRICE
                                          ----------          ------------    --------            -----------
   Outstanding at beginning of year           66,121          $     9.75        66,121                  9.75
   Granted                                         0                 .00             0                   .00
   Exercised                                       0                 .00             0                   .00
   Forfeited                                       0                 .00             0                   .00
                                          ----------                          --------

   Outstanding at end of year                 66,121          $     6.83        66,121                  9.75
                                          ==========                          ========

   Exercisable at September 30                66,121                            66,121
                                          ==========                          ========

   Weighted-average fair value of
      options granted during the year                         $     3.12                          $     1.20
                                                              ==========                          ==========

--------------------------------------------

The following table summarizes information about fixed stock options outstanding at September 30, 2001:

                                                 WEIGHTED-
         RANGE OF                                 AVERAGE             WEIGHTED-                            WEIGHTED-
         OR ACTUAL           NUMBER              REMAINING             AVERAGE           NUMBER             AVERAGE
         EXERCISE         OUTSTANDING          CONTRACTUAL           EXERCISE         EXERCISABLE          EXERCISE
          PRICES           AT 9-30-01              LIFE                 PRICE          AT 9-30-01            PRICE
        -----------       ------------         -------------       -------------     ------------        ------------
       $     6.83              66,121            7 YEARS           $       6.83            66,121        $       6.83
                          ===========                                                ============

If the Company had used the fair value based method of accounting for its Stock Option Plan, as prescribed by Statement of Financial Accounting Standards No. 123, directors and officers compensation cost in net income for the year ended September 30, 2001 would not have been affected.

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

-------------------------------------------

Contributions made by the Bank to the RSP for the year ended September 30, 2001 and 2000 were as follows:

                                                                                SEPTEMBER 30,
                                                                      --------------------------------
                                                                           2001             2000
                                                                      --------------    --------------
    Number of awards outstanding at beginning of year                         15,869            21,159
    Number of awards granted                                                       0                 0
    Number of awards earned - 20%                                                  0             5,290
                                                                      --------------    --------------
    Number of awards outstanding at end of year                               15,869            15,869
                                                                      ==============    ==============
    Fair market value of Company's stock, per share,
       on September 1, 2001 and 2000                                  $        13.00             10.00
                                                                      --------------    ---------------
    Contributions                                                     $       54,804            52,900
                                                                      ==============    ==============

Stock issued under this plan was purchased on the open market at a cost of $0 and $52,900, which was expensed as compensation for the year ended September 30, 2001 and 2000, respectively.

Note 19 - Subsequent Event

On October 22, 2001, Quitman Bancorp, Inc. and Colony Bankcorp, Inc. entered into an agreement and Plan of Merger and reorganization whereby Colony Bankcorp, Inc. is to acquire 100% of the outstanding shares of Quitman Bancorp, Inc.'s common stock. Each share of Quitman Bancorp, Inc. common stock will receive .683 shares of Colony Bankcorp, Inc. common stock and $4.41 in cash. This agreement is subject to a number of conditions, including receipt of appropriate regulatory approvals.

                              QUITMAN BANCORP, INC.
                             602 East Screven Street
                             Quitman, Georgia 31643
                                 (912) 263-7538

       Board of Directors and Executive Officers of Quitman Bancorp, Inc.

    Claude R. Butler                                   John W. Romine
    Chairman of the Board                              President and owner
    Pork Producer                                      Romine Furniture Co., Inc.

    Robert L. Cunningham, III                          Melvin E. Plair
    Vice Chairman of the Board                         President and Chief Executive Officer
    Secretary & Treasurer of                           Quitman Bancorp, Inc. and Quitman
    R.L. Cunningham & Sons, Inc.                       Federal Savings Bank
    Peanut warehouse and peanut seed business
                                                       Peggy L. Forgione
    Walter B. Holwell                                  Vice President and Controller
    Vice President and co-owner                        Quitman Bancorp, Inc. and Quitman
    Holwell-Fletcher Insurance Agency Inc.             Federal Savings Bank
    Insurance agents

    Daniel M. Mitchell, Jr.
    Attorney at Law

                        ________________________________

         Corporate Counsel                      Independent Auditors
         Daniel M. Mitchell, Jr. Esquire        Stewart, Fowler & Stalvey, P.C.
         110 S. Washington Street               3208 Wildwood Plantation Drive
         Quitman, Georgia  31643                Valdosta, Georgia  31605


         Special Counsel                        Transfer Agent and Registrar
         Manatt, Phelps & Phillips, LLP         Registrar & Transfer Company
         1001 Page Mill Road, Bldg. 2           10 Commerce Drive
         Palo Alto, CA  94304                   Cranford, New Jersey  07016
                                                (908) 497-2300
                        ________________________________

Our Annual Report for the year ended September 30, 2001 on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write Mr. Melvin E. Plair, President and Chief Executive Officer.